Exhibit 10.1

Execution Version

AMENDMENT NO. 3

This AMENDMENT NO. 3, dated as of June 30, 2026 (this “Amendment”), amends the Credit Agreement, dated as of January 18, 2024 (as amended by Amendment No. 1, dated as of November 25, 2024, as further amended by Amendment No. 2, dated as of June 9, 2026, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among PEABODY ENERGY CORPORATION (the “Borrower”), the Consenting Lenders (as defined below), the New Lenders (as defined below) and PNC Bank, National Association, as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”).

WITNESSETH

WHEREAS, the Borrower has requested an amendment to the Credit Agreement on the terms set forth herein;

WHEREAS, each Lender party hereto that was party to the Credit Agreement immediately prior to the Amendment No. 3 Effective Date referred to below (each, a “Consenting Lender”) agrees to the amendments to the Credit Agreement set forth in the Amended Credit Agreement attached as Exhibit A hereto, and each Lender that was party to the Credit Agreement immediately prior to the Amendment No. 3 Effective Date that does not constitute a Consenting Lender shall constitute a “Departing Lender”;

WHEREAS, each Consenting Lender that was, immediately prior to the occurrence of the Amendment No. 3 Effective Date, an Issuing Lender (in such capacity, each a “Consenting Issuing Lender”) and/or the Swingline Loan Lender (in such capacity, the “Consenting Swingline Loan Lender”) hereby consents to (i) the New Lenders becoming Lenders under the Revolving Credit Facility immediately after giving effect to this Amendment on the Amendment No. 3 Effective Date and (ii) the increase in Revolving Credit Commitments of the Increased Lenders (as defined below) occurring on the Amendment No. 3 Effective Date;

WHEREAS, each Person that was not a Lender immediately prior to the Amendment No. 3 Effective Date that executes this Amendment in the capacity as a Lender (each, a “New Lender”) shall be deemed to have a Revolving Credit Commitment from and after the Amendment No. 3 Effective Date, as set forth on Schedule A hereto;

WHEREAS, PNC Capital Markets LLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and TCBI Securities, Inc. are acting as joint lead arrangers for this Amendment.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

1. Reallocation and Assignment.

(a) The Borrower, the New Lenders, the Administrative Agent and the Consenting Lenders hereby agree that, upon (and subject to the satisfaction of the conditions to the occurrence of) the Amendment No. 3 Effective Date, all New Lenders and Increased Lenders (as defined below) shall make such payments to the Administrative Agent in immediately available funds in Dollars, as instructed by the Administrative Agent in funding notices delivered prior to the occurrence of the Amendment No. 3 Effective Date, on the Amendment No 3 Effective Date, which the Administrative Agent shall disburse on the Amendment No. 3 Effective Date to the Decreased Lenders (as defined below) and the Departing

Lenders, such that (i) all Revolving Credit Loans are held by the Consenting Lenders and the New Lenders in accordance with their respective Ratable Shares as of the Amendment No. 3 Effective Date and (ii) the Decreased Lenders and Departing Lenders are paid the difference between their respective Ratable Shares of the outstanding principal amount of the Revolving Credit Loans immediately prior to giving effect to this Amendment on the Amendment No. 3 Effective Date and their respective Ratable Shares of the outstanding principal amount of the Revolving Credit Loans immediately after giving effect to this Amendment on the Amendment No. 3 Effective Date, and the Administrative Agent shall mark the Register to reflect the same. Furthermore, all participations in Letters of Credit shall be reallocated among the New Lenders and the Consenting Lenders as of the Amendment No. 3 Effective Date to reflect their respective Ratable Shares after giving effect to this Amendment as of the Amendment No. 3 Effective Date. Any Consenting Lender that has a Revolving Credit Commitment set forth on Schedule A hereto that is higher than such Consenting Lender’s Revolving Credit Commitment immediately prior to the effectiveness of this Amendment shall constitute an “Increased Lender”. Any Consenting Lender that has a Revolving Credit Commitment set forth on Schedule A hereto that is lower than such Consenting Lender’s Revolving Credit Commitment immediately prior to the effectiveness of this Amendment shall constitute a “Decreased Lender”. The Borrower hereby instructs each New Lender and each Increased Lender to make such payments to the Administrative Agent on the Borrower’s behalf and each of the Loan Parties, the New Lenders and the Consenting Lenders agrees that the Consenting Lenders and New Lenders shall hold and be deemed to have made and extended Revolving Credit Loans and participations in Letters of Credit after giving effect to the payments and reallocation referred to in the first two sentences of this paragraph after giving effect to this Amendment on the Amendment No. 3 Effective Date and will not claim otherwise. The Borrower hereby further instructs the Administrative Agent on the Borrower’s behalf to make such payments to the Decreased Lenders and Departing Lenders as set forth in the first sentence of this paragraph for the purpose of prepayment of the Revolving Credit Loans held by the Decreased Lenders and Departing Lenders. Each New Lender and Consenting Lender waives, solely with respect to any payments made pursuant to the immediately preceding sentence and no other payments, borrowings or other transactions pursuant to the Amended Credit Agreement: (w) the payment of any indemnity amounts pursuant to Section 4.10 [Indemnity] of the Amended Credit Agreement, (x) delivery of any Loan Requests and prepayment notices, solely in connection with the adjustments pursuant to this paragraph, (y) minimum borrowing and prepayment amounts and payment procedures set forth in the Loan Documents, solely in connection with the adjustments pursuant to this paragraph and (z) any provisions of Section 4.4 [Pro Rata Treatment of Lenders] of the Amended Credit Agreement that would otherwise be applicable.

(b) Each New Lender shall be deemed to be a “Lender” for all purposes of the Loan Documents immediately from and after the Amendment No. 3 Effective Date. Each Departing Lender shall cease to be a Lender immediately from and after the Amendment No. 3 Effective Date but shall retain all the rights and obligations of a Lender under the Loan Documents that shall have assigned all of its Revolving Credit Commitments.

(c) Both Consenting Lenders and New Lenders shall execute this Amendment as a “Lender”, “Issuing Lender” and/or “Swingline Loan Lender.”

2. Amendments to the Credit Agreement.

(a) The Credit Agreement is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b) Effective as of the Amendment No. 3 Effective Date, (i) Schedule 1.1(A) and Schedule 1.1(B) to the Credit Agreement are hereby amended and restated in their entirety as set forth on Schedule A hereto and (ii) Schedules 1.1(C), 5.12(A), 5.12(B), 8.1, 8.3 and 8.7 to the Credit Agreement are hereby amended and restated in their entirety as set forth on Schedule B hereto.

3. Conditions Precedent. This Amendment shall be effective upon satisfaction or waiver of each of the following conditions (the date of such effectiveness, the “Amendment No. 3 Effective Date”):

(a) Execution and Delivery of Amendment. The Administrative Agent shall have received an executed counterpart of this Amendment executed on behalf of (i) the Borrower, (ii) the Administrative Agent, (iii) the Consenting Lenders and (iv) the New Lenders.

(b) Closing Certificate. The Borrower shall have delivered to the Administrative Agent for the benefit of each Lender a certificate of the Borrower, dated as of the Amendment No. 3 Effective Date and signed by a Responsible Officer or Authorized Officer of the Borrower, certifying that (i) the representations and warranties of each of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects as of the date hereof (unless qualified by materiality or reference to the absence of a Material Adverse Effect, in which event such representations and warranties shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (unless qualified by materiality or reference to the absence of a Material Adverse Effect, in which event such representations and warranties shall be true and correct as of such earlier date), and except that for purposes of this clause (b), the representations and warranties contained in Section 5.6 [Financial Statements] of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.12 [Reporting Requirements] of the Credit Agreement; (ii) no Event of Default or Potential Default shall have occurred and be continuing; and (iii) since December 31, 2025, no event, circumstance or condition has occurred or exists that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(c) Secretary’s Certificate. The Administrative Agent shall have received a certificate dated as of the Amendment No. 3 Effective Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Amendment and the other Loan Documents and attaching copies of such resolutions or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign this Amendment and the other Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Amendment No. 3 Effective Date, to the extent applicable, certified as of a sufficiently recent date prior to the Amendment No. 3 Effective Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification.

(d) Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate dated as of the Amendment No. 3 Effective Date in the form of Exhibit G-1 to the Credit Agreement duly executed by each Loan Party.

(e) Reaffirmation Agreement. The Administrative Agent shall have received a reaffirmation agreement dated as of the Amendment No. 3 Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each Loan Party.

(f) Opinions. The Administrative Agent shall have received written opinions of (i) Jones Day, as New York and Illinois counsel for the Loan Parties and (ii) Dentons Bingham Greenebaum LLP, as Indiana local counsel for the Loan Parties, each dated as of the Amendment No. 3 Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.

(g) Insurance. The Administrative Agent shall have received evidence that adequate insurance required to be maintained under the Amended Credit Agreement is in full force and effect, with additional insured special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured.

(h) Lien Searches. The Administrative Agent shall have received the Lien searches in acceptable scope and with acceptable results.

(i) Solvency Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower as to the Solvency of the Borrower and its Subsidiaries taken as a whole after giving effect to the transactions contemplated by this Amendment.

(j) PATRIOT Act, Etc. The Administrative Agent and each of the Consenting Lenders and New Lenders shall have received, in form and substance acceptable to the Administrative Agent and such Lender, an executed Certificate of Beneficial Ownership and such other documentation and other information requested (solely to the extent requested at least ten (10) Business Days (or such shorter period as the Borrower may agree) prior to the Amendment No. 3 Effective Date) in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k) Payment of Fees and Expenses.

(i) All fees and expenses payable on or before the Amendment No. 3 Effective Date by the Borrower to the Administrative Agent (or its Affiliates) in connection with this Amendment (including any fees owing to the Administrative Agent or any of its Affiliates in connection with this Amendment as separately agreed with the Administrative Agent) shall have been paid in accordance with Section 11.3 [Expenses; Indemnity; Damage Waiver] of the Amended Credit Agreement or such separate agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in each case, to the extent invoiced at least one Business Day prior to the Amendment No. 3 Effective Date.

(ii) All accrued and unpaid interest and fees relating to the Revolving Credit Facility under Section 2.3 [Commitment Fees], Section 2.8(b) [Letter of Credit Fees] and Section 4.1 [Payments] of the Credit Agreement, up to but excluding the Amendment No. 3 Effective Date, shall have been paid.

(l) Flood Determinations. The Administrative Agent shall have received a “Life-of-Loan” flood hazard determination for each real property encumbered by a Mortgage and, for any Mortgaged Property on which improvements are located in a special flood hazard area (and not excluded from the applicable Mortgage), (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of insurance required by Section 7.3 of the Amended Credit Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 10.3 [Exculpatory Provisions] of the Amended Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Amendment No. 3 Effective Date specifying its objection thereto.

4. Post-Closing Covenants.

(a) Within thirty (30) days after the Amendment No. 3 Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver a lender’s loss payable insurance endorsement attached to the property insurance required to be maintained under the Amended Credit Agreement in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as a lenders loss payee.

(b) Within one hundred and twenty (120) days after the Amendment No. 3 Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall, or shall cause the applicable Loan Party to, deliver to the Administrative Agent a Control Agreement with respect to each Deposit Account set forth on Schedule C hereto.

5. Full Force and Effect. All of the terms, conditions, representations, warranties and covenants contained in the Loan Documents shall continue in full force and effect except, in each case, as expressly modified by this Amendment. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement. All references to the Credit Agreement in any Loan Document, unless expressly provided otherwise, shall mean and be a reference to the Credit Agreement as amended by this Amendment. The amendment of the Credit Agreement pursuant to this Amendment and all other Loan Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Credit Agreement and the other Loan Documents as in effect prior to the Amendment No. 3 Effective Date.

6. Representations and Warranties.

(a) The Borrower represents and warrants to the Administrative Agent and each Lender that it has requisite power and authority to enter into, execute, deliver and carry out this Amendment and the Amended Credit Agreement.

(b) The Borrower represents and warrants to the Administrative Agent and each Lender that neither the execution and delivery of this Amendment or the Amended Credit Agreement by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by it will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation or bylaws of the Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject or by which it is affected, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of the Borrower or any of its Subsidiaries (other than Liens granted under the Loan Documents), except, in the case of this clause (ii), where such conflict, default or breach, or the creation or enforcement of any Lien, would not reasonably be expected to constitute a Material Adverse Effect.

(c) The Borrower represents and warrants to the Administrative Agent and each Lender that each of this Amendment and the Amended Credit Agreement (i) has been duly authorized, validly executed and delivered by the Borrower, and (ii) constitutes, or will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7. Representations, Warranties and Agreements of each New Lender. Each New Lender (A) hereby represents and warrants that, as of the Amendment No. 3 Effective Date, (i) it meets the requirements of an Eligible Assignee under the Amended Credit Agreement (subject to such consents, if any, as may be required under Section 11.8(b)(iii) [Required Consents] of the Amended Credit Agreement, which consents shall be deemed given upon the Amendment No. 3 Effective Date), (ii) from and after the Amendment No. 3 Effective Date, it shall be bound by the provisions of the Amended Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Loans and Commitments and either it, or the Person exercising discretion in making its decision to acquire such Loans and Commitments, is experienced in acquiring assets of such type, (iv) it has received a copy of this Amendment No. 3 and the Amended Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.12 [Reporting Requirements] of the Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and to purchase such Loans and Commitments, (v) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to acquire such Loans and Commitments, and (vi) any documentation required to be delivered by such New Lender pursuant to the terms of the Amended Credit Agreement has been delivered to the Administrative Agent, duly completed and executed by such New Lender and (B) acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

8. Counterparts. This Amendment may be executed by different parties hereto in any number of separate counterparts, each of which, when so executed and delivered, shall be an original and all such counterparts shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

9. Severability. If any term of this Amendment or any application thereof shall be held to be invalid, illegal or unenforceable, the validity of other terms of this Amendment or any other application of such term shall in no way be affected thereby.

10. Entire Agreement. This Amendment sets forth the entire agreement and understanding of the parties with respect to the amendments to the Loan Documents contemplated hereby and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to such amendments. No representation, promise, inducement or statement of intention has been made by any party that is not embodied in this Amendment, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth herein.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The provisions of Section 11.11 [Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial] of the Credit Agreement shall apply to this Amendment mutatis mutandis.

12. Mortgage Amendments. Within one hundred twenty (120) days after the Amendment No. 3 Effective Date, unless waived or extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received either the items listed in paragraph (a) or the items listed in paragraph (b) as follows:

(a) an opinion or email confirmation from local counsel in each jurisdiction where a Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that:

(i) the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Obligations, including the Obligations evidenced by the Credit Agreement as amended by this Amendment and the other documents executed in connection therewith, for the benefit of the Secured Parties; and

(ii) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the lien created by such Mortgage as security for the Obligations, including the Obligations evidenced by the Credit Agreement as amended by this Amendment and the other documents executed in connection therewith, for the benefit of the Secured Parties; or

(b) with respect to the existing Mortgages, the following, in each case in form and substance reasonably acceptable to the Administrative Agent:

(i) with respect to each Mortgage encumbering a Mortgaged Property, an amendment thereof (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(ii) with respect to each Mortgage Amendment, a date down endorsement (each, a “Title Endorsement,” collectively, the “Title Endorsements”) to the existing mortgage title insurance policies relating to the Mortgage encumbering the Mortgaged Property subject to such Mortgage assuring the Administrative Agent that such Mortgage, as amended by such Mortgage Amendment, is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties free and clear of all defects, encumbrances and liens except for Permitted Liens, and such Title Endorsement shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(iii) with respect to each Mortgage Amendment, opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to the Administrative Agent and the Secured Parties, (y) shall cover the enforceability of the respective Mortgage as amended by such Mortgage Amendment, the due authorization, execution and delivery of the Mortgage Amendment and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Administrative Agent;

(iv) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Title Endorsements; and

(v) evidence acceptable to the Administrative Agent of payment by the Borrower of all applicable title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments and issuance of the Title Endorsements.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

PEABODY ENERGY CORPORATION

By:	/s/ Gregory A. Szczepan
Name:	Gregory A. Szczepan
Title:	Vice President and Treasurer

[Signature Page to Amendment No. 3 to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, a Lender, a Issuing Lender and the Swingline Loan Lender

By:	/s/ Daniel Scherling
Name:	Daniel Scherling
Title:	Vice President

[Signature Page to Amendment No. 3 to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Lender

By:	/s/ Andrew Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

[Signature Page to Amendment No. 3 to Credit Agreement]

Morgan Stanley Senior Funding, Inc., as a Lender and an Issuing Lender

By:	/s/ Fred Gonfiantini
Name:	Fred Gonfiantini
Title:	Vice President

[Signature Page to Amendment No. 3 to Credit Agreement]

Texas Capital Bank, as a Lender and an Issuing Lender

By:	/s/ Dan Liddle
Name:	Dan Liddle
Title:	Managing Director

[Signature Page to Amendment No. 3 to Credit Agreement]

First Bank, as a Lender and an Issuing Lender

By:	/s/ Brad Mauzy
Name:	Brad Mauzy
Title:	Senior Vice President

[Signature Page to Amendment No. 3 to Credit Agreement]

First Financial Bank, as a Lender

By:	/s/ Jim Esinduy
Name:	Jim Esinduy
Title:	Managing Director

[Signature Page to Amendment No. 3 to Credit Agreement]

NORTHWEST BANK, as a Lender and an Issuing Lender

By:	/s/ Stephen J. Orban
Name:	Stephen J. Orban
Title:	Senior Vice President

[Signature Page to Amendment No. 3 to Credit Agreement]

SOUTHSTATE BANK, N.A., as a Lender and an Issuing Lender

By:	/s/ David Dunlay
Name:	David Dunlay
Title:	Senior Vice President

[Signature Page to Amendment No. 3 to Credit Agreement]

Stifel Bank & Trust, as a Lender

By:	/s/ Doug Stephens
Name:	Doug Stephens
Title:	Portfolio Manager

[Signature Page to Amendment No. 3 to Credit Agreement]

Stifel Bank & Trust, as an Issuing Lender

By:	/s/ Doug Stephens
Name:	Doug Stephens
Title:	Portfolio Manager

[Signature Page to Amendment No. 3 to Credit Agreement]

Sunflower Bank, N.A., as a Lender and an Issuing Lender

By:	/s/ Bradley Kraus
Name:	Bradley Kraus
Title:	SVP

[Signature Page to Amendment No. 3 to Credit Agreement]

Colorado Federal Savings Bank, as a Lender

By:	/s/ Steven D’Orazio
Name:	Steven D’Orazio
Title:	Chief Credit Officer

[Signature Page to Amendment No. 3 to Credit Agreement]

FIRST FIDELITY BANK, as a Lender and an Issuing Lender

By:	/s/ James W. Finch
Name:	James W. Finch
Title:	Executive Vice-President

[Signature Page to Amendment No. 3 to Credit Agreement]

EXHIBIT A

Amended Credit Agreement

[See Attached]

EXHIBIT A

Published CUSIP Number: 70454BAZ2

Revolving Credit CUSIP Number: 70454BBA6

$~~320,000,000~~400,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

PEABODY ENERGY CORPORATION

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, the Swingline Loan Lender and an Issuing Lender

PNC CAPITAL MARKETS LLC,

GOLDMAN SACHS BANK USA,

~~TEXAS CAPITAL BANK~~MORGAN STANLEY SENIOR FUNDING, INC., and

~~FIRST FOUNDATION BANK~~TCBI SECURITIES, INC.,

as Joint Lead Arrangers and Co-Syndication Agents

FIRST BANK,

FIRST FINANCIAL BANK,

NORTHWEST BANK, ~~and~~

SOUTHSTATE BANK, N.A.,

STIFEL BANK & TRUST, and

SUNFLOWER BANK, N.A.,

as Co-Documentation Agents

Dated as of January 18, 2024,

as amended as of November 25, 2024

as further amended as of June 9, 2026

as further amended as of June 30, 2026

Page

ARTICLE 1 CERTAIN DEFINITIONS		1

1.1	Certain Definitions	1

1.2	Construction	~~48~~50

1.3	Accounting Principles; Changes in GAAP; Times and Dates for Performance	~~48~~50

1.4	Benchmark Replacement Notification	~~49~~51

1.5	Exchange Rates; Currency Equivalents	~~49~~51

1.6	Pro Forma Financial Covenants	~~49~~51

1.7	Times of Day	~~49~~51

ARTICLE 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES		~~50~~52

2.1	Revolving Credit Commitments	~~50~~52

2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	~~50~~52

2.3	Commitment Fees	~~50~~52

2.4	Termination or Reduction of Revolving Credit Commitments	~~51~~53

2.5	Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests	~~51~~53

2.6	Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans	~~52~~54

2.7	Notes	~~54~~56

2.8	Letters of Credit	~~54~~56

2.9	Defaulting Lenders	~~61~~63

2.10	Incremental Loans	~~63~~65

ARTICLE 3 INTEREST RATES		~~64~~67

3.1	Interest Rate Options	~~64~~67

3.2	Conforming Changes Relating to the Term SOFR Rate	~~65~~68

3.3	Interest After Default	~~65~~68

3.4	Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting	~~66~~68

3.5	Selection of Interest Rate Options	~~71~~73

ARTICLE 4 PAYMENTS; TAXES; YIELD MAINTENANCE		~~71~~74

4.1	Payments	~~71~~74

4.2	Voluntary Prepayments	~~71~~74

4.3	Mandatory Prepayments	~~72~~75

4.4	Pro Rata Treatment of Lenders	~~72~~75

-i-

(continued)

Page

4.5	Sharing of Payments by Lenders	~~73~~75

4.6	Administrative Agent’s Clawback	~~73~~76

4.7	Interest Payment Dates	~~74~~76

4.8	Increased Costs	~~74~~76

4.9	Taxes	~~75~~78

4.10	Indemnity	~~78~~81

4.11	Settlement Date Procedures	~~79~~81

4.12	Cash Collateral	~~79~~82

4.13	Replacement of a Lender	~~80~~82

4.14	Designation of a Different Lending Office	~~81~~83

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		~~81~~83

5.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	~~81~~84

5.2	Borrower; Subsidiaries and Owners; Investment Companies	~~81~~84

5.3	Validity and Binding Effect	~~82~~84

5.4	No Conflict; Material Agreements; Consents	~~82~~84

5.5	Litigation	~~82~~85

5.6	Financial Statements	~~82~~85

5.7	Material Adverse Effect	~~83~~86

5.8	Margin Stock	~~83~~86

5.9	Full Disclosure	~~83~~86

5.10	Taxes	~~84~~86

5.11	Patents, Trademarks, Copyrights, Licenses, Etc.	~~84~~86

5.12	Liens in the Collateral	~~84~~86

5.13	Insurance	~~84~~87

5.14	ERISA Compliance	~~84~~87

5.15	Environmental Matters	~~85~~87

5.16	Solvency	~~86~~88

5.17	Sanctions; and International Trade; Anti-Money Laundering and Anti-Corruption Laws	~~86~~88

5.18	~~Anti-Corruption Laws~~[Reserved]	~~86~~89

5.19	Certificate of Beneficial Ownership	~~86~~89

5.20	Mines	~~86~~89

-ii-

(continued)

Page

5.21	Reserves	~~86~~89

5.22	Labor Matters	~~86~~89

ARTICLE 6 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		~~87~~89

6.1	Initial Loans and Letters of Credit	~~87~~90

6.2	Each Loan or Letter of Credit	~~89~~92

ARTICLE 7 AFFIRMATIVE COVENANTS		~~90~~92

7.1	Preservation of Existence, Etc.	~~90~~93

7.2	Payment of Taxes	~~90~~93

7.3	Maintenance of Insurance	~~90~~93

7.4	Maintenance of Properties, Leases and Permits	~~91~~94

7.5	Inspection Rights	~~91~~94

7.6	[Reserved.]	~~91~~94

7.7	Keeping of Records and Books of Account	~~91~~94

7.8	Compliance with Laws; Use of Proceeds	~~91~~94

7.9	Additional Subsidiaries and Real Property; Australian Equity Pledge; Further Assurances	~~92~~95

7.10	~~Anti-Corruption Laws; Anti-Money Laundering Laws~~Sanctions; International Trade, Anti-Money Laundering, and Anti-Corruption Laws	~~96~~99

7.11	Keepwell	~~96~~99

7.12	Reporting Requirements	~~96~~99

7.13	Certificates; Notices; Additional Information	~~97~~100

7.14	Certificate of Beneficial Ownership and Other Additional Information	~~99~~102

7.15	Post-Closing Obligations	~~99~~102

ARTICLE 8 NEGATIVE COVENANTS		~~99~~102

8.1	Indebtedness	~~99~~102

8.2	Liens	~~102~~105

8.3	Loans and Investments	~~102~~105

8.4	Restricted Payments	~~105~~108

8.5	Liquidations, Mergers, Consolidations	~~106~~109

8.6	Dispositions of Assets or Subsidiaries	~~107~~110

8.7	Affiliate Transactions	~~108~~112

8.8	[Reserved]	~~110~~113

8.9	Continuation of or Change in Business	~~110~~113

-iii-

(continued)

Page

8.10	Fiscal Year	~~110~~113

8.11	Changes to Material Documents	~~110~~113

8.12	Minimum Interest Coverage Ratio	~~110~~113

8.13	Maximum Total Net Leverage Ratio	~~110~~113

8.14	Maximum Priority Lien Leverage Ratio	~~110~~113

8.15	Limitation on Negative Pledges and Restrictive Agreements	~~110~~114

8.16	[Reserved]	~~111~~115

8.17	~~Anti-Corruption Laws; Anti-Money Laundering Laws~~Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws	~~112~~115

8.18	~~Use of Proceeds.~~[Reserved]	~~112~~116

8.19	Speculative Transactions	~~112~~116

8.20	Sale and Leasebacks	~~112~~116

ARTICLE 9 DEFAULT		~~112~~116

9.1	Events of Default	~~112~~116

9.2	Consequences of Event of Default	~~114~~118

9.3	Application of Proceeds	~~116~~120

ARTICLE 10 THE ADMINISTRATIVE AGENT		~~117~~121

10.1	Appointment and Authority	~~117~~121

10.2	Rights as a Lender	~~117~~121

10.3	Exculpatory Provisions	~~118~~121

10.4	Reliance by Administrative Agent	~~118~~122

10.5	Delegation of Duties	~~119~~123

10.6	Resignation of Administrative Agent	~~119~~123

10.7	Non-Reliance on Administrative Agent and Other Lenders	~~120~~124

10.8	No Other Duties, Etc.	~~120~~124

10.9	Administrative Agent’s Fee	~~120~~124

10.10	Administrative Agent May File Proofs of Claim	~~121~~124

10.11	Collateral and Guaranty Matters	~~121~~125

10.12	No Reliance on Administrative Agent’s Customer Identification Program	~~122~~126

10.13	Secured Hedging Obligations and Cash Management Obligations	~~122~~126

10.14	Certain ERISA Matters	~~122~~126

10.15	Erroneous Payments	~~123~~127

-iv-

(continued)

Page

10.16	Withholding Tax	~~125~~129

ARTICLE 11 MISCELLANEOUS		~~126~~130

11.1	Modifications, Amendments or Waivers	~~126~~130

11.2	No Implied Waivers; Cumulative Remedies	~~128~~132

11.3	Expenses; Indemnity; Damage Waiver	~~128~~132

11.4	Holidays	~~130~~134

11.5	Notices; Effectiveness; Electronic Communication	~~130~~134

11.6	Severability	~~132~~136

11.7	Duration; Survival	~~132~~136

11.8	Successors and Assigns	~~132~~136

11.9	Confidentiality	~~136~~140

11.10	Counterparts; Integration; Effectiveness; Electronic Execution	~~137~~141

11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	~~137~~142

11.12	Mutual Negotiations	~~138~~143

11.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~139~~143

11.14	USA PATRIOT Act Notice	~~139~~143

11.15	Acknowledgement Regarding Any Supported QFCs	~~139~~144

11.16	Junior Lien Intercreditor ~~Agreements.~~Agreement	~~140~~144

11.17	No Fiduciary Duty	~~140~~145

-v-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	-	ISSUING LENDER L/C SUBLIMITS
SCHEDULE 1.1(C)	-	PERMITTED LIENS
SCHEDULE 1.1(D)	-	ALTERNATIVE CURRENCY ISSUING LENDERS
SCHEDULE 5.2	-	EQUITY INTERESTS
SCHEDULE 5.12(A)	-	MINES
SCHEDULE 5.12(B)	-	RESERVE AREAS
SCHEDULE 5.15	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.15	-	POST-CLOSING OBLIGATIONS
SCHEDULE 8.1	-	EXISTING INDEBTEDNESS
SCHEDULE 8.3	-	EXISTING INVESTMENTS
SCHEDULE 8.7	-	AFFILIATE TRANSACTIONS

EXHIBITS

EXHIBIT A	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	-	[RESERVED.]
EXHIBIT C-1	-	REVOLVING CREDIT NOTE
EXHIBIT C-2	-	SWINGLINE LOAN NOTE
EXHIBIT D-1	-	LOAN REQUEST
EXHIBIT D-2	-	SWINGLINE LOAN REQUEST
EXHIBIT E-1	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT E-2	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT E-3	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT E-4	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F	-	COMPLIANCE CERTIFICATE
EXHIBIT G-1	-	PERFECTION CERTIFICATE
EXHIBIT G-2	-	PERFECTION CERTIFICATE SUPPLEMENT
EXHIBIT H	-	INTERCOMPANY NOTE
EXHIBIT I	-	PLRC INTERCREDITOR AGREEMENT

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of January 18, 2024 and is made by and among PEABODY ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS (as hereinafter defined), the ISSUING LENDERS (as hereinafter defined) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), a Lender, the Swingline Loan Lender (as hereinafter defined) and an Issuing Lender.

~~The~~On the Closing Date, the Borrower ~~has~~ requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $320,000,000, including therein a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility. As of the Amendment No. 3 Effective Date, such revolving credit facility was increased to an aggregate principal amount of $400,000,000. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“2028 Convertible Notes” means the Borrower’s 3.250% Convertible Senior Notes due March 1, 2028 issued under the 2028 Convertible Notes Indenture.

“2028 Convertible Notes Indenture” means the Indenture, dated as of March 1, 2022, by and between the Borrower and Wilmington Trust, National Association, as trustee, as amended, restated, modified or replaced from time to time.

~~“Acquired Businesses” means, collectively, SMC, the Moranbah Manager, the Grosvenor Manager, MNG Sales and the MNG Assets (in each case, following the Preemption Rights Period End Date).~~

“2031 Convertible Notes” means the Borrower’s 0.50% Convertible Senior Notes due June 1, 2031 issued under the 2031 Convertible Notes Indenture.

“2031 Convertible Notes Indenture” means the Indenture, dated as of June 2, 2026, by and between the Borrower and Wilmington Trust, National Association, as trustee, as amended, restated, modified or replaced from time to time.

“Acquisition” means any transaction, or any series of related transactions, by which any Loan Party or any of its Subsidiaries (a) acquires any assets constituting an on-going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

~~“Adjusted Term SOFR Rate” means the Term SOFR Rate, plus the applicable SOFR Adjustment.~~

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” means as is specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means as is specified in Section 11.5(d)(ii) [Platform].

“Aggregate Immaterial Subsidiary Cap” means as specified in the definition of “Immaterial Subsidiary”.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time in accordance with the terms hereof, including all schedules and exhibits.

“Alternative Currency” means Australian Dollars.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Issuing Lender” means each Issuing Lender that is either (i) listed on Schedule 1.1(D) or (ii) has indicated in a signed letter or other certificate to the Administrative Agent that such Issuing Lender is able to issue Letters of Credit in Australian Dollars.

“Alternative Currency Sublimit” means $50,000,000.

“Amendment No. 1” means that certain Amendment No. 1 to this Agreement, dated as of the Amendment No. 1 Effective Date.

“Amendment No. 1 Effective Date” means November 25, 2024.

“Amendment No. 2” means that certain Amendment No. 2 to this Agreement, dated as of the Amendment No. 2 Effective Date.

“Amendment No. 2 Effective Date” means June 9, 2026.

~~“Anglo Acquisition Deferred Payments” has the meaning set forth in the definition of “Indebtedness”.~~

“Amendment No. 3” means that certain Amendment No. 3 to this Agreement, dated as of the Amendment No. 3 Effective Date.

“~~Anglo American Acquisition Closing~~Amendment No. 3 Effective Date” means ~~the date of consummation of the MNG Acquisition and the SMC Acquisition, as applicable~~June 30, 2026.

~~“Anglo American Acquisition Debt Amount” means (i) $2,075,000,000 plus (ii) any prepayment or redemption premium or other reasonable amount paid, and fees and expenses reasonably incurred, in each case connection with such Indebtedness minus (iii) any Preemption Rights Reduction Amount.~~

~~“Anglo American Acquisition Agreements” means, collectively, the SMC Share Purchase Agreement and the MNG Share and Asset Purchase Agreement, in each case, as in effect on the Amendment No. 1 Effective Date or as may be amended, restated, amended and restated or otherwise modified in any manner that would not disallow the consummation of an Anglo American Acquisition under Section 8.3(x)(i).~~

~~“Anglo American Acquisitions” means, collectively, the SMC Acquisition and the MNG Acquisition; provided that (i) after giving effect to the Anglo American Acquisitions, the Borrower shall own and control, directly or indirectly, 100% of the equity interests in each of SMC AcquisitionCo and MNG AcquisitionCo and (ii) the aggregate cash consideration received by the sellers from the Borrower and its Affiliates in respect of the Anglo American Acquisitions shall not exceed $2,775 million plus any additional amounts due as a result of the exercise of certain tag-along rights triggered as a result of such proposed acquisitions; provided that if such tag-along rights are exercised in full, the maximum amount of additional consideration received by the sellers from the Borrower and its Affiliates in connection with such tag-along rights shall not exceed $316,000,000.~~

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended, and any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

“Applicable Margin” means, on or after the Amendment No. 3 Effective Date, the corresponding percentages per annum as specified under and in accordance with the terms set forth below, based on the Total Net Leverage Ratio:

Level	I	II	III	IV
Total Net Leverage Ratio	Less than 0.50 to 1.0	Greater than or equal to 0.50 to 1.0 but less than 1.0 to 1.0	Greater than or equal to 1.0 to 1.0 but less than 1.50 to 1.0	Greater than or equal to 1.50 to 1.0
Applicable Margin for Revolving Credit/Swingline Loans bearing interest at the Base Rate Option	~~2.50~~2.25%	~~2.75~~2.50%	~~3.00~~2.75%	~~3.25~~3.00%
Applicable Margin for Revolving Credit/Swingline Loans bearing interest at the Term SOFR Rate Option and Letters of Credit	~~3.50~~3.25%	~~3.75~~3.50%	~~4.00~~3.75%	~~4.25~~4.00%

For purposes of determining the Applicable Margin:

(a) The Applicable Margin shall be determined based on the Total Net Leverage Ratio set forth for Level I until the due date for delivery of the Compliance Certificate for the first fiscal quarter following the ~~Closing~~Amendment No. 3 Effective Date.

(b) The Applicable Margin shall be recomputed as of the end of each fiscal quarter ending after the ~~Closing~~Amendment No. 3 Effective Date based on the Total Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.13(a) [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 7.13, then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. Similarly, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Administrative Agent determines that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in lower pricing for such period, the Administrative Agent for the account of the applicable Lenders shall retroactively be obligated to pay to the Borrower, promptly on demand by the Borrower, an amount equal to the excess of the amount of interest and fees actually paid for such period over the amount of interest and fees that should have been paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.8 [Letters of Credit] or Section 3.3 [Interest After Default] or Article 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the Disposition of any assets or property (real or personal) by any Loan Party or any Subsidiary thereof, including, in each case, by way of an LLC Division, including any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Loan Party. The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the Disposition of assets to any Loan Party pursuant to any other transaction permitted pursuant to Section 8.5 [Liquidations, Mergers, Consolidations], (c) the write-off, discount, sale or other Disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the Disposition of any Hedging Agreement, (e) Dispositions of investments in cash and Cash Equivalents, (f) the Disposition by any Loan Party of its assets to any other Loan Party, (g) the Disposition by any Non-Guarantor Subsidiary of its assets to any Loan Party (provided that in connection with any Disposition described in this clause (g), such Loan Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such Disposition) and (h) the Disposition by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.

“Asset Swap” means as is specified in the definition of “Permitted Asset Swap”.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8 [Successors and Assigns]), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Australian Dollars” means the lawful money of Australia.

“Australian Pledge Agreement” means that certain specific security deed dated as of the Closing Date by the Loan Parties party thereto in favor of the Administrative Agent for the benefit of the Secured Parties.

“Australian Subsidiary” means a Foreign Subsidiary organized under the Laws of Australia.

“Australian SBF Purposes” means the use of supporting the obligation or requirement to provide surety bonds required by one or more Australian Subsidiaries for mining rehabilitation purposes or such other purposes as the surety under an Australian Surety Bond Facility Agreement may approve.

“Australian SBF Surety Bond” means a surety bond issued pursuant to an Australian Surety Bond Facility Agreement; provided that none of the Borrower nor any Non-Australian Subsidiary may in any event be a party thereto or an obligor or guarantor thereunder.

“Australian Surety Bond Facility Agreement” means (a) that certain surety bond facility agreement to be used for Australian SBF Purposes among Peabody Australian Holdco Pty Ltd, Wilpinjong Coal Party Ltd, the Original Guarantors (as defined therein), and Liberty Mutual Insurance Company, Australia Branch, trading as Liberty Special Markets, as in effect when first entered into, (b) that certain surety bond facility agreement to be used for Australian SBF Purposes among Peabody Australian Holdco Pty Ltd, Wilpinjong Coal Party Ltd, the Original Guarantors (as defined therein), and Swiss RE International SE (ARBN 138 873 211) (Credeq Australia Pty Ltd (ACN 625 083 810), as agent for Swiss RE International SE), as in effect when first entered into and (c) any other surety bond facility agreement to be used for Australian SBF Purposes, as in effect when first entered into, in each case and as may be amended, amended and restated, modified, waived or replaced from time to time, in each case under clause (a), (b) and (c) of this definition to the extent used for the Australian SBF Purposes and not materially adverse to the interests of the Lenders as compared to such surety bond facility agreement as in effect on the date such surety bond facility agreement is entered into; provided that none of the Borrower, any Loan Party nor any Non-Australian Subsidiary may in any event be a party or an obligor or guarantor to any agreement, document or instrument referred to in this definition.

“Australian Surety Bond Documents” means each Australian Surety Bond Facility Agreement and the security, collateral and other ancillary documents entered into in connection therewith, in each case, to the extent used to secure obligations under an Australian Surety Bond Facility Agreement or the Australian SBF Surety Bonds in connection therewith, in each case as in effect at the time the relevant Australian Surety Bond Facility Agreement is entered into or as may be amended, amended and restated, modified, waived or replaced from time to time, in each case to the extent used in connection with the Australian SBF Purposes and not materially adverse to the interests of the Lenders as compared to such documents as in effect on the date such document was entered into; provided that none of the Borrower, any Loan Party nor any Non-Australian Subsidiary may in any event be a party or an obligor or guarantor to any agreement, document or instrument referred to in this definition.

“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Tenor” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

~~“Bank Guarantee Facility” means the collective reference to one or more bank guarantee facilities to support bonding requirements; provided that the aggregate amount thereof shall not exceed $300,000,000.~~

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful and (iv) the Base Rate Floor. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.4(a) [Unascertainable, Increased Costs] or Section 3.4(b) [Illegality], to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Floor” means 1.00% per annum.

“Base Rate Loan” means, with (a) respect to Swingline Loans, a Swingline Loan bearing interest at the Base Rate plus the Applicable Margin and (b) respect to Revolving Credit Loans, a Revolving Credit Loan bearing interest at the Base Rate plus the Applicable Margin.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in either Section 3.1(a)(i) [Revolving Credit Base Rate Option] or Section 3.1(b) [Swingline Loan Interest Rate], as applicable.

“Benchmark Replacement” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Benchmark Replacement Adjustment” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Benchmark Replacement Date” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Benchmark Transition Event” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Benchmark Unavailability Period” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means as is specified in the introductory paragraph.

“Borrowing Date” means, with respect to any Loan, the date of the making or conversion thereof, which shall be a Business Day.

“Borrowing Tranche” means specified portions of Revolving Credit Loans or Swingline Loans, as the context may require, consisting of simultaneous loans under the same Interest Rate Option, and in the case of Term SOFR Rate Loans, having the same Interest Period. For the avoidance of doubt, all Revolving Credit Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Building” has the meaning assigned thereto in Section 7.9.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances in the applicable Currency or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(b) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with (A) a Person who is a Lender at the time any such deposit is initially made or (B) any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s,

(c) commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s,

(d) readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition,

(e) bonds, debentures, notes or other obligations with maturities not exceeding one year from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rating of A2 or better by Moody’s and A or better by S&P,

(f) investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses (to the extent such limits are applicable), provided that the weighted average maturity of all investments held by any such fund is one year or less),

(g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above, and

(h) in the case of a Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Subsidiary conducts business.

“Cash Management Agreement” means agreements or other arrangements entered into with any Loan Party that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender, the Administrative Agent or an Affiliate of any of the foregoing or (b) becomes a Lender, the Administrative Agent or an Affiliate of any of the foregoing at any time after it has entered into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” means any and all obligations of a Loan Party to the Cash Management Banks arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Loan Party, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to any Loan Party and (d) stored value card, commercial credit card and merchant card services.

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code~~; provided that from and after the consummation of an Anglo American Acquisition, no Australian Subsidiary that is a Guarantor shall be considered a CFC~~.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented after the Closing Date, but shall be deemed as a Change in Law only to the extent a Lender certifies that it is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 4.8(a) [Increased Costs] and 4.8(b) [Capital Requirements] generally on other similarly situated borrowers of loans under United States credit facilities.

“Change of Control” means (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis or (b) a “change of control”, “fundamental change” or similar event occurs under any Indebtedness outstanding under Section 8.1(k), 8.1(l) or 8.1(n) [Indebtedness].

“CIP Regulations” means as is specified in Section 10.12 [No Reliance on Administrative Agent’s Customer Identification Program].

“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Revolving Credit Loans or Swingline Loans.

“Closing Date” means January 18, 2024.

“CNTA” means total assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Borrower and its Subsidiaries (less reserves and other properly deductible items) after deducting from such amount (i) all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than any portion thereof maturing after, or renewable or extendable at the option of the Borrower or a Subsidiary thereof beyond twelve months) and (ii) the net book values of all assets of the Borrower and its Subsidiaries classified as intangible assets in accordance with GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time.

“Collateral” means the personal and/or real property of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties.

“Collateral Documents” means the Security Agreement, the Australian Pledge Agreement, the PLRC Intercreditor Agreement, the Control Agreements, the IP Security Agreement, the Mortgages, and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.

“Commitment” means, as to any Lender, its Revolving Credit Commitment and Commitments means the aggregate of the Revolving Credit Commitments of all of the Lenders.

“Commitment Fee” means as is specified in Section 2.3 [Commitment Fees].

“Commitment Fee Rate” means 0.50% per annum.

“Communications” means as is specified in Section 11.5(d)(ii) [Platform].

“Compliance Authority” means (a) any Official Body of the United States (including the U.S. Department of the Treasury, OFAC, and the U.S. Department of State), the European Union, the United Kingdom, or Canada; and (b) the United Nations Security Council.

“Compliance Certificate” means as is specified in Section 7.13(a) [Certificate of the Borrower].

“Conforming Changes” means, with respect to the ~~Adjusted~~ Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the ~~Adjusted~~ Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the ~~Adjusted~~ Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means with respect to the Borrower and its Subsidiaries as of any date: (a) items within the meaning of clause (i)~~,~~ or (ii~~) or (v~~) of the definition of Indebtedness (other than surety bonds issued in the ordinary course to support obligations in respect of worker’s compensation, unemployment insurance, reclamation laws, environmental laws or mining activities or activities incidental, supplemental or related to mining activities, the payment of retirement benefits or performance guarantees relating to coal deliveries or insurance deductibles) as of such date, (b) except, in the case of this clause (b), to the extent fully cash collateralized, letters of credit (and, to the extent a Letter of Credit hereunder, Cash Collateralized in accordance with the terms hereof), bankers’ acceptances or similar instruments (excluding (x) such instruments if undrawn and to the extent the maximum aggregate amount available to be drawn thereunder does not exceed $250,000,000 and (y) any letters of credit issued under the Existing Securitization Facility), (c) the portion of capital or financing leases obligations that are classified as such in accordance with GAAP as of such date (and any Indebtedness incurred pursuant to Section 8.1(s) [Indebtedness]), and (d) without duplication, Guarantees of Borrower or any of its Subsidiaries of any of the foregoing as of such date.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication: (i) to the extent deducted in determining Consolidated Net Income for such period the sum of all income, franchise or similar taxes; (ii) Consolidated Interest Expense; (iii) depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension or other employee benefit expenses) (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting and plant shut-downs but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period); (iv) any amount of asset retirement obligation expenses; (v) unrealized mark-to-market gains (and less any unrealized mark-to-market losses) relating to any Hedging Agreements permitted hereunder attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a “derivative” pursuant to FASB ASC Topic No. 815, Derivatives and Hedging; (vi) net after-tax losses (and less any after-tax gains) attributable to Asset Dispositions outside of the ordinary course of business; (vii) any extinguishment costs related to Indebtedness (to the extent such Indebtedness is permitted to be extinguished under this Agreement); (viii) any expenses, costs or charges related to any offering of Equity Interests, investment, acquisition, Disposition, recapitalization or Indebtedness permitted hereunder (whether or not successful); provided that, the aggregate amount added back, with respect to (A) unsuccessful transactions and/or (B) expenses, costs or charges related to recapitalizations or Indebtedness (in the case of this clause (B), whether successful or unsuccessful) pursuant to this clause (viii) in such period shall not exceed $15,000,000; (ix) commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations; (x) non-recurring restructuring costs, expenses and charges, including, without limitation, all business optimization costs and expenses, facility opening, pre-opening and closing and consolidation costs and expenses, advisory and professional fees and stay and retention bonuses in an amount, when taken together with all amounts added to Consolidated EBITDA pursuant to this clause (x) and clause (xi) below for such period, not to exceed ~~15~~20% of Consolidated EBITDA for such period (prior to giving effect to any amounts added to Consolidated EBITDA pursuant to this clause (x) or clause (xi) below in such period); (xi) all non-recurring or unusual losses, charges and expenses (and less all non-recurring or unusual gains) in an amount, when taken together with all amounts added to Consolidated EBITDA pursuant to this clause (xi) and clause (x) above for such period, not to exceed ~~15~~20 % of Consolidated EBITDA for such period (prior to giving effect to any amounts added to Consolidated EBITDA pursuant to this clause (xi) or clause (x) above in such period); (xii) fees, costs and expenses incurred in connection with the Loan Documents and the transactions related thereto; ~~and~~ (xiii) non-cash impairment charges or asset write-offs for such period (but excluding write-offs in respect of accounts receivable and inventory, in each case, in the ordinary course of business); and (xiv) financing fees and documented out-of-pocket expenses (including of advisors, legal counsels, agents or representatives of the agents or the Lenders) incurred and payable pursuant to or in connection with any amendment, consent, waiver or modification to this Agreement or the administration thereof or any such similar fees or expenses pursuant to the Permitted Securitization Programs outstanding pursuant to Section 8.1(o) [Indebtedness]; provided that, with respect to any Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Subsidiary’s net income was included in calculating Consolidated Net Income.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense (net of any cash interest income) of the Borrower and its Subsidiaries paid or payable in cash for such period (including that portion of interest attributable to capital leases in accordance with GAAP, or with respect to Indebtedness incurred pursuant to Section 8.1(c) or 8.1(s) [Indebtedness]), plus, without duplication, any interest in cash paid or payable by the Borrower or any Subsidiary in connection with a Permitted Securitization Program undertaken pursuant to Section 8.1(o) [Indebtedness], and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Borrower or any Subsidiary under any such Permitted Securitization Program.

“Consolidated Net Income” means, for any period the net income (or loss) attributable to the Borrower and its subsidiaries for that period in accordance with GAAP, excluding, without duplication: (a) noncash compensation expenses related to common stock and other equity securities issued to employees, (b) extraordinary gains and losses, (c) income or losses from discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations), (d) any non-cash impairment charges or asset write-off resulting from the application of ASC 320 Investments-Debt and Equity Securities, ASC 323 Investments-Equity Method and Joint Ventures, ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and any future or similar ASC standards relating to impairment, (e) net unrealized gains or losses resulting in such period from non-cash foreign currency remeasurement gains or losses, (f) net unrealized gains or losses resulting in such period from the application ASC 815 Derivatives and Hedging, in each case, for such period, (g) non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, and (h) any net income (or loss) of the Borrower or a Subsidiary for such period that is accounted for by the equity method of accounting to the extent included therein, except to the extent that any such income is received in the form of dividends or distributions or other payments that are actually received by the Borrower or a Subsidiary in cash or Cash Equivalents from such investee during such period (to the extent not already included therein)~~; provided, that, no net income (or loss) attributable to the assets sold in accordance with Section 8.6(r) [Dispositions of Assets or Subsidiaries] shall be included as Consolidated Net Income for purposes of calculating Consolidated EBITDA~~.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Covered Entity” means (a) the Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Covered Property” means any property: (a) required to be reported as blocked property under 31 C.F.R. § 501.603, as amended; (b) owned, directly or indirectly, by, or due to or from, a Sanctioned Person that is the subject of blocking or comprehensive Sanctions; (c) in which a Sanctioned Person that is the subject of blocking or comprehensive Sanctions otherwise holds any interest; or (d) that otherwise could cause any actual violation by the Lenders or the Administrative Agent of any applicable International Trade Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge, or security interest in such property, or provide services in consideration of such property.

“Covered Party” means as is specified in Section 11.15(a).

“Currency” means Dollars or any Alternative Currency and “Currencies” shall mean, collectively, Dollars and the Alternative Currency.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 2.9(b) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Loan Lender and each Lender.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with an Asset Disposition that is so designated as “Designated Non-Cash Consideration” minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or an LLC Division) in one transaction or in a series of transactions, and whether effected pursuant to a division or otherwise, of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means Equity Interests of any Person that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable (other than solely for Equity Interests which do not constitute Disqualified Equity Interests of such Person), pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is ninety-one (91) days after the Expiration Date hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount,(b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Lender, as applicable, from time to time) on the date that is on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of the United States, a State thereof or the District of Columbia.

“Drawing Date” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Effective Federal Funds Rate” means for any day the rate per annum based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligibility Date” means, with respect to each Loan Party and each Hedging Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Hedging Obligation (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Hedging Obligation if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.8(b)(iv) [Assignment and Assumption Agreement], (v) [No Assignment to Certain Persons] and (vi) [No Assignment to Natural Persons] (subject to such consents, if any, as may be required under Section 11.8(b)(iii) [Required Consents]).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any binding and applicable consent decrees, settlement agreements, judgments, orders or directives issued by or entered into with a Governmental Authority pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace with respect to exposure to regulated substances; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas; provided, that “Environmental Laws” does not include any laws relating to workers or retirement benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization issued by a Governmental Authority required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or, to the knowledge of the Borrower, a Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the ERISA Group.

“ERISA Group” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Erroneous Payment” has the meaning assigned to it in Section 10.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.15(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.15(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.15(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.15(d).

“E.U.” means as is specified in the definition of “Sanctioned Person”.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 9.1 [Events of Default].

“Excess Balance Sheet Cash” means Unrestricted Cash of the Borrower and its Subsidiaries at any date minus (to the extent such cash or Cash Equivalents would otherwise be included in Excess Balance Sheet Cash): (a) to the extent the payment of such amounts are not prohibited by the Loan Documents, amounts in respect of which the Borrower or any of its Subsidiaries has issued checks or has initiated wires or automated clearing house (“ACH”) transfers to Persons that do not constitute Affiliates of any Loan Party but have not yet at such date been subtracted from the balance in the relevant account of the Borrower or any of its Subsidiaries, (b) any cash allocated for, reserved or otherwise set aside to pay production taxes, royalty obligations, vendor payments and lease payments or similar payments as are customary in the coal industry, of the Borrower or any of its Subsidiaries then due and owing to third parties (or to be due and owing to third parties within five Business Days of such date) and for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers at such date, (c) any cash allocated for, reserved or otherwise set aside to make scheduled payments of principal of, or interest or fees on, Indebtedness permitted by this Agreement due within 10 days of such date, (d) amounts in Deposit Accounts (as defined in the Security Agreement) as of such date described in clauses (a), (b) and (c) of the definition of “Excluded Accounts” in the Security Agreement (in each case, the extent the documentation governing such Deposit Accounts would prohibit funds therein from being used to pay Obligations) and (e) cash deposited with any Issuing Lender solely to Cash Collateralize Letters of Credit in accordance with this Agreement.

“Exchange Act” has the meaning assigned to it in the definition of “Change of Control”.

“Excluded Assets” has the meaning assigned to it in the Security Agreement.

“Excluded Hedging Obligation” means, with respect to any Guarantor, (a) as it relates to all or a portion of the Guarantee of such Guarantor of Hedging Obligations, any Hedging Obligation if, and to the extent that, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Hedging Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a security interest to secure any Hedging Obligation (or secure any Guarantee in respect thereof), any Hedging Obligation if, and to the extent that, the grant by such Guarantor of a security interest to secure such Hedging Obligation (or secure any Guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal. As used in this definition, “Hedging Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Excluded Subsidiary” means (a) any special purpose securitization Subsidiary of the Borrower formed to effectuate Permitted Securitization Programs, (b) any captive insurance Subsidiary, (c) any Non Wholly-Owned Subsidiary to the extent and for so long as such Non Wholly-Owned Subsidiary prohibited by any of such Non Wholly-Owned Subsidiary’s contractual obligations or organization documents from Guaranteeing the Obligations, or if such Guaranty would cause a breach or default under or result in the termination of such Obligations or documents or require the consent of any Person other than the Borrower, one of its Subsidiaries, a Lender or the Administrative Agent; provided that this clause (c) shall not operate to exclude or release any Subsidiary from such Guaranty requirement if such obligations or documents were created or established in contemplation of this clause (c); provided, further, that this clause (c) shall not be deemed to exclude (or release) any Subsidiary from such Guaranty in the case of a Disposition of a portion of the Equity Interests in such Subsidiary as a result of (i) the Disposition or issuance of Equity Interests of such Subsidiary in either case to an Affiliate of the Borrower that is not the Borrower or a Subsidiary of the Borrower, (ii) any transaction entered into primarily in contemplation of such Subsidiary’s ceasing to be (or not becoming) a Loan Party or (iii) the Disposition or issuance of Equity Interests in such Subsidiary for materially less than the fair market value of such Equity Interests as reasonably determined by the Borrower, (d) ~~any FSHCO (other than, from and after the consummation of an Anglo American Acquisition an Australian Subsidiary that is a Guarantor)~~subject to Section 7.9(f), any FSHCO, (e) any Foreign Subsidiary, (f) any Subsidiary of a Foreign Subsidiary that is a CFC, (g) any Immaterial Subsidiary and (h) any Subsidiary that is prohibited or restricted by applicable Law, rule or regulation or by any contractual obligation existing on the Closing Date (~~as defined below) (~~or, if later, the date it becomes a ~~restricted subsidiary~~Subsidiary and, in the case of a contractual obligation, not entered into in contemplation thereof) from Guaranteeing the Obligations or which would require governmental (including regulatory) or third party consent, approval, license or authorization~~; provided, that (x) to the extent any Subsidiary guarantees or incurs any Indebtedness incurred pursuant to Section 8.1(u) and/or 8.1(v), such Subsidiary shall not be an “Excluded Subsidiary” for purposes of this Agreement and the Administrative Agent and the Borrower shall be permitted to make such amendments to the Loan~~

~~Documents necessary to give effect to such Subsidiary’s inclusion and (y) with respect to any Foreign Subsidiary included pursuant to clause (x) of this proviso, (i) the jurisdiction of organization of such Foreign Subsidiary shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that Australia is reasonably satisfactory to the Administrative Agent) and (ii) at the time of its inclusion, such Foreign Subsidiary shall have entered into security documents to grant a Lien on substantially all of its assets to secure the Obligations on such terms and with such exceptions as are customary in the applicable jurisdiction as reasonably determined by the Administrative Agent in consultation with the Borrower; provided, further, that once a Subsidiary is included pursuant to the preceding proviso it may not be released from its Guaranty solely due to the fact that it would otherwise qualify as an Excluded Subsidiary.~~.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office in or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Commitment (or, in the case of a Loan not funded by such Lender pursuant to a prior Commitment, acquires such interest in such Loan), other than pursuant to an assignment request by the Borrower under Section 4.13 [Replacement of a Lender] or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.9(f) [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Commitment or Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.9(f) [Status of Lenders], and (d) any withholding Taxes imposed under FATCA.

“Existing Securitization Facility” means that receivables securitization facility evidenced by that certain amended and restated receivables purchase agreement, dated as of April 3, 2017, among P&L Receivables Company, LLC (“PLRC”), the Borrower, PNC Bank, as administrator, and the other parties party thereto from time to time, as amended, restated or replaced from time to time.

“Expiration Date” means, with respect to the Revolving Credit Commitments, ~~January 18~~June 30, ~~2028~~2030 , as such date may be extended with respect to certain Lenders’ Revolving Credit Commitments pursuant to Section 11.1 [Modifications, Amendments or Waivers]~~; provided that if any of the 2028 Convertible Notes are outstanding on December 1, 2027 (the date which is ninety-one (91) days prior to the maturity date of the 2028 Convertible Notes), then the Expiration Date will instead be December 1, 2027.~~.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full in cash (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Secured Hedging Obligation or Cash Management Obligations), and (c) all Letters of Credit have terminated or expired with no pending drawings (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the applicable Issuing Lender, including the provision of cash collateral, shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amendment or successor version described above) and any intergovernmental agreements (and any related law, regulation or official administrative guidance) implementing the foregoing.

“First Tier Australian Subsidiary” means as is specified in Section 7.9(b).

“First Tier Foreign Subsidiary” means as is specified in Section 7.9(b).

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statue thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means, subject to Section 7.9(f) [Specified Subsidiaries], any Domestic Subsidiary of the Borrower that has no material assets other than Equity Interests or Indebtedness of one or more Foreign Subsidiaries of the Borrower that are CFCs, or one or more Domestic Subsidiaries of the Borrower that are other FSHCOs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“GS Standby Letter of Credit Agreement” means that certain Agreement for Irrevocable Standby Letters of Credit, dated as of February 17, 2022 (as such agreement may be amended from time to time in a manner not materially adverse to the Lenders), by and between the Borrower, as applicant, and Goldman Sachs Bank USA, as issuing bank, as amended, restated or replaced from time to time.

“guaranteeing person” means as is specified in the definition of “Guaranty”.

“Guarantors” means, collectively, (a) each direct or indirect Subsidiary of the Borrower (other than Excluded Subsidiaries), and (b) any other Person that is from time to time party to the Guaranty Agreement or any other agreement pursuant to which it guarantees the Obligations or any portion thereof.

“Guaranty” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guaranty shall not include (i) indemnification or reimbursement obligations of a Person under or in respect of Surety Bonds to the issuer of such Surety Bond, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty Agreement” means the Guaranty Agreement, dated ~~of even date herewith~~as of the Closing Date, executed and delivered by each of the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, radon gas, infectious or medical wastes, any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (a) at the time it enters into a Hedging Agreement with the Borrower or a Subsidiary as a counterparty, is a Lender, the Administrative Agent or an Affiliate of any of the foregoing or (b) becomes a Lender, the Administrative Agent or an Affiliate of any of the foregoing at any time after it has entered into a Hedging Agreement with the Borrower or a Subsidiary as a counterparty.

“Hedge Termination Value” means, in respect of any one or more interest rate hedges, commodity hedges and/or foreign currency hedges, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate hedges, commodity hedges and/or foreign currency hedges, (a) for any date on or after the date such interest rate hedges, commodity hedges and/or foreign currency hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such interest rate hedges, commodity hedges and/or foreign currency hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such interest rate hedges, commodity hedges and/or foreign currency hedges (which may include an interest rate hedge bank, a commodity hedge bank or foreign currency hedge bank, as applicable).

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, futures contract, option contract, synthetic cap or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received).

“Hedging Obligations” means all debts, liabilities and obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement.

“Immaterial Subsidiary” means any Subsidiary that does not as of the date the financial statements are required to be delivered for the most recently ended period for which statements are due pursuant to Section 7.12 have, individually, total assets (as determined in accordance with GAAP) of more than $50,000,000 (an “Individual Immaterial Subsidiary”); provided that, as of the due date for the quarterly or annual financial statements pursuant to Section 7.12, all Individual Immaterial Subsidiaries in the aggregate shall not have total assets (as determined in accordance with GAAP) of more than $100,000,000 (the “Aggregate Immaterial Subsidiary Cap”); provided, further, that if as of such due date, (a) an Individual Immaterial Subsidiary shall no longer qualify as such or (b) the Aggregate Immaterial Subsidiary Cap shall have been exceeded, the Borrower, in a written notice to the Administrative Agent by a Responsible Officer of the Borrower within five (5) Business Days after such due date: (i) in the case of clause of (a), identify any one or more of such Subsidiaries and (ii) in the case of clause (b), designate a sufficient number of Subsidiaries as no longer being Individual Immaterial Subsidiaries such that the Aggregate Immaterial Subsidiary Cap would no longer be exceeded as of such fiscal quarter end, and the Borrower shall take, or cause to be taken, such actions (if any) as are required under Section 7.9 [Additional Subsidiaries and Real Property; Further Assurances] as a result of such Subsidiaries referred to in clause (i) or (ii) ceasing to constitute Immaterial Subsidiaries.

“Increased Amount Date” means as is specified in Section 2.10 [Incremental Loans].

“Incremental Lender” means as is specified in Section 2.10 [Incremental Loans].

“Incremental Loan Commitments” means as is specified in Section 2.10 [Incremental Loans].

“Incremental Loans” means as is specified in Section 2.10 [Incremental Loans].

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (i) borrowed money, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (v) ~~deferred purchase price consideration pursuant to the Anglo Acquisition Agreements (as each may be amended, restated, amended and restated or otherwise modified after the applicable Anglo American Acquisition Closing Date) (the “Anglo Acquisition Deferred Payments”)~~[reserved], (vi) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), (vii) any Guaranty of Indebtedness of a type referred to in clause (i) through (vi) above, and (viii) all obligations of the kind referred to in clauses (i) through (vii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation~~; provided, that, the indebtedness of Peabody SMC Pty Ltd under that certain Dawson Loan Note Deed, dated as of November 25, 2024, by and between Peabody SMC Pty Ltd and PT Bukit Makmur Internasional (as in effect on the Amendment No. 1 Effective Date and as amended, restated, amended and restated or otherwise modified in a manner not adverse in any material respect to the interests of the Lenders (the “Dawson Loan Note Deed”), shall not constitute Indebtedness; provided that the Dawson Loan Note Deed shall only not constitute Indebtedness if the same shall be unsecured (or only secured by the assets constituting Secured Property (as defined in the Dawson Loan Note Deed)) and shall be cancelled in full upon the consummation of that certain Share Purchase Agreement, dated as of November 25, 2024, by and among the Borrower, Anglo American Netherlands B.V., Anglo American Services (UK) Ltd. and Peabody SMC Pty Ltd, as in effect on the Amendment No. 1 Effective Date or as amended in any manner not adverse in any material respect to the Lenders; provided, further, that, for the avoidance of doubt, no Bank Guarantee Facility shall constitute Indebtedness so long as such Bank Guarantee Facility is not secured by any Lien other than Liens referred to in clause (ee) of the definition of Permitted Liens~~. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” means as is specified in Section 11.3(b) [Indemnification by the Borrower].

“Individual Immaterial Subsidiary” means as is specified in the definition of “Immaterial Subsidiary”.

“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Insured Property” means as is specified in Section 7.9(c)(B).

“Intercompany Note” means a promissory note substantially in the form of Exhibit H or such other form as reasonably agreed to by the Administrative Agent.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA for the four quarters ending most recently on or prior to such date to (b) the greater of (x) $1 and (y) (A) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period~~, net of~~ minus (B) the interest income of the Borrower and its Subsidiaries for such period.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months, or six months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) with respect to Revolving Credit Loans, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Option” means any Term SOFR Rate Option or Base Rate Option.

“International Trade Laws” means the laws of the United States and Australia relating to, trade embargoes~~,~~ and export controls~~, customs and anti-boycott measures~~.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment minus the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case under this clause (iii) is received in cash or Cash Equivalents by the Person that made such Investment.

“IP Security Agreement” means the Patent, Trademark and Copyright Security Agreement, dated ~~of even date herewith~~as of the Closing Date, executed and delivered by each of the applicable Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means (a) PNC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Texas Capital Bank, First ~~Foundation Bank, First~~ Bank, Northwest Bank, SouthState Bank, N.A., Stifel Bank & Trust, Sunflower Bank, N.A. and First Fidelity Bank, each in its individual capacity as issuer of Letters of Credit hereunder and (b) any other Lender that the Borrower, the Administrative Agent and such other Lender agree may from time to time issue Letters of Credit hereunder; provided that Goldman Sachs Bank USA is not obligated to issue any Letter of Credit that is not a standby Letter of Credit.

“Issuing Lender L/C Sublimit” means, with respect to each Issuing Lender, an amount set forth, from and after the Amendment No. 3 Effective Date, on Schedule ~~1.1(B)~~A to Amendment No. 3 under the caption “Issuing Lender L/C Sublimits” opposite such Issuing Lender’s name.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest, in each case formed for a bona fide business purpose.

“Junior Debt” means Junior Secured Debt, unsecured Indebtedness of a Loan Party for borrowed money with a principal amount exceeding $1,000,000, or Subordinated Indebtedness. For the avoidance of doubt, intercompany Indebtedness among the Borrower and its Subsidiaries and Indebtedness incurred pursuant to Section 8.1(f), (g), (h), (i), (m), (p) or (t) [Indebtedness], and any guarantees of the foregoing referred to this sentence, shall not constitute Junior Debt.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent among the Administrative Agent and the holders or the representatives for the holders of Junior Secured Debt providing that the Liens on the Collateral in favor of the Administrative Agent shall be senior to the Liens securing such Junior Secured Debt.

“Junior Secured Debt” means Indebtedness incurred and outstanding in reliance on Section 8.1(k) [Indebtedness].

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, binding release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Lead Arrangers” means PNC Capital Markets LLC, Goldman Sachs Bank USA, ~~Texas Capital Bank and First Foundation Bank~~Morgan Stanley Senior Funding, Inc. and TCBI Securities, Inc.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 2.10 [Incremental Loans].

“Lenders” means the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not the Issuing Lenders.

“Lending Office” means, as to the Administrative Agent, any Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means as is specified in Section 2.8(a) [Issuance of Letters of Credit]. Letters of Credit may be issued in U.S. Dollars or an Alternative Currency.

“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Letter of Credit Fee” means as is specified in Section 2.8(b) [Letter of Credit Fees].

“Letter of Credit Obligation” means, as of any date of determination, the Dollar Equivalent of the stated aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidity” means as of any date (a) Unrestricted Cash as of such date plus (b) the excess (if any) of (I) the Revolving Credit Commitments as of such date over (II) the Revolving Facility Usage as of such date plus (c) the aggregate amount of cash (as measured in U.S. Dollars or the Dollar Equivalent thereof if in a non-U.S. currency) available to be drawn under Permitted Securitization Programs and distributed to a Loan Party as of such date.

“LLC Division” means, in the event a Loan Party is a limited liability company, (a) the division of any such Loan Party into two or more newly formed limited liability companies (whether or not such Loan Party is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

“Loan Documents” means this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, the Reaffirmation Agreement, the Administrative Agent’s Letter, the Collateral Documents, the Guaranty Agreement, the Notes, the Intercompany Note, the Junior Lien Intercreditor Agreement (if any), ~~the Super Priority Intercreditor Agreement,~~ any subordination agreement in form and substance reasonably acceptable to the Administrative Agent and any other instruments, certificates or documents delivered in connection herewith or therewith.

“Loan Parties” means the Borrower and the Guarantors.

“Loan Request” means as is specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals].

“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans, Swingline Loans and any Revolving Credit Loan or Swingline Loan.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Real Property” means (a) as of the ~~Closing~~Amendment No. 3 Effective Date, any real property set forth on Schedule 5.12(A) and (b) after the ~~Closing~~Amendment No. 3 Effective Date, any owned real property interest or leasehold interest in real property, in each case held by a Loan Party, in an active Mine that has a net book value in excess of $50,000,000.

“Mines” means the mining complexes described on Schedule 5.12(A) hereto that are owned or leased by the Borrower or any of its Subsidiaries, any Reactivated Mining Facility, and all additional parcels and tracts of real property acquired, leased or operated by any Loan Party, that are either associated with the active mining complexes described on Schedule 5.12(A) or associated with new mining complexes acquired or leased by the Borrower, pursuant to a transaction permitted under the terms hereof after the Closing Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Mining Facilities” means the Mines and the related facilities and assets.

“Mining Property” means as is specified in the definition of “Required Permits”.

~~“MNG Acquisition” means the acquisition of (i) 100.0% of the equity interests of Anglo Coal (Moranbah North Management) Pty Limited (“Moranbah Manager”) from Anglo American Steelmaking Coal Assets Eastern Australia Limited (“Anglo Eastern Australia”), which includes all shares legally owned by the Moranbah Manager in Dalrymple Bay Coal Terminal Pty. Ltd. (“DBCTCo Shares”), (ii) 100.0% of the equity interests of Anglo Coal (Grosvenor Management) Pty Ltd (“Grosvenor Manager”) from Anglo American Steelmaking Coal Holdings Limited (“AASCH”), (iii) 88.0% of the equity interests of Moranbah North Coal (Sales) Pty Ltd (“MNG Sales”) from Moranbah North Coal Pty Ltd (“MNG”), and (iv) MNG’s beneficial interest in the DBCTCo Shares and its 88.0% interest in certain assets of the Moranbah North / Grosvenor joint venture, including rights and interests in specified coal sales agreements, tenement interests, properties interests and royalty interests (together, the “MNG Assets”), in each case through a newly formed indirectly wholly-owned subsidiary of the Borrower, Peabody MNG Pty Ltd., an Australian proprietary limited company (“MNG AcquisitionCo”), pursuant to the MNG Share and Asset Purchase Agreement and, in each case, such additional equity interests as a result of the exercise of tag-a-long rights.~~

~~“MNG Share and Asset Purchase Agreement” means that certain Agreement related to Share and Asset Purchase for Moranbah North and Grosvenor, dated as of the Amendment No. 1 Effective Date, by and among MNG, Anglo Eastern Australia and AASCH (each as sellers), Anglo American Services (UK) Ltd., as seller guarantor, MNG AcquisitionCo, as buyer, and the Borrower, as buyer guarantor.~~

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means each deed of trust, mortgage or other similar instrument granting a Lien in real property now or hereafter executed and delivered to the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Policies” means as is specified in Section 7.9(c)(B).

“Mortgaged Property” means each Material Real Property set forth on Schedule 5.12(A) hereof, and each Material Real Property required to be mortgaged after the Closing Date pursuant to Section 7.9 hereof; provided that in no event shall a Building or Manufactured (Mobile) Home (as defined under the Flood Laws) located in a special flood hazard area that is in each case under this proviso immaterial as reasonably determined by the Borrower and consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld or delayed) constitute Mortgaged Property.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

“Non-Australian Subsidiary” means a Subsidiary that is not an Australian Subsidiary.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.1 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Guarantor.

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable swap.

“Non Wholly-Owned Subsidiary” means any Subsidiary of Borrower other than a Wholly-Owned Subsidiary.

“Notes” means collectively, and “Note” means separately, the promissory notes in the form of Exhibit C-1 evidencing the Revolving Credit Loans, in the form of Exhibit C-2 evidencing the Swingline Loan.

“Obligation” means any obligation or liability of any of the Loan Parties and Subsidiaries specified in the Loan Documents~~,~~ howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (including interest, fees, expenses and other amounts accruing and/or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Erroneous Payment Subrogation Rights and (c) any Secured Hedging Obligations and Cash Management Obligations. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedging Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” means as is specified in Section 2.8(h) [Liability for Acts and Omissions].

“Ordinary Course Hedge Payments” means all fees, premiums, scheduled payments and other ordinary course payments, including any payment in relation to adjustments due to Taxes on any of the foregoing, arising under any Hedging Agreement and calculated in accordance with the terms therein, but (for the avoidance of doubt) excluding any payment for the Hedge Termination Value arising under any Hedging Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13 [Replacement of a Lender]).

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error) and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

~~“Pari Debt Requirements” means with respect to any Indebtedness (i) only Loan Parties may be obligors in respect thereof and the borrower thereunder shall be the Borrower hereunder; provided, that, by no later than a date to be reasonably satisfactory to the Administrative Agent, the Borrower and the Administrative Agent shall enter into such amendments to the existing Loan Documents or new documents that shall become Loan Documents, and make such filings and pay such fees, in each case as may be required (in the reasonable judgment of the Administrative Agent in consultation with the Borrower) to add such new Loan Parties (including any Foreign Loan Parties) that guarantee or incur any Indebtedness under Section 8.1(u) or Section 8.1(v); provided, further, that no Foreign Subsidiary shall be required to become a Loan Party if it would result in material adverse tax consequences to the Borrower and its Subsidiaries or it would violate any applicable law or agreement (other than any agreement that was entered into in connection or in anticipation of such Person becoming a Subsidiary); provided, further, that the preceding two provisos shall in no way allow any such Indebtedness to have Persons as obligors thereunder that are not Loan Parties hereunder, (ii) such Indebtedness may only be secured by assets constituting Collateral; provided that if any such Indebtedness is secured, such Indebtedness shall only be secured by Liens granted pursuant to clause (cc) of the definition of Permitted Liens and be subject to the Super Priority Intercreditor Agreement (except that, solely for any period for which Indebtedness pursuant to Section 8.1(v) is in escrow as contemplated by such Section 8.1(v), such Indebtedness shall only be permitted to be secured by Liens pursuant to clause (dd) of Permitted Liens), (iii) other than with respect to Indebtedness incurred pursuant Section 8.1(u) during the first 364 days following the funding thereof, such Indebtedness may only have mandatory prepayments of or offers to purchase arising from (x) Dispositions of assets, but only if the applicable Disposition is permitted under this Agreement or (y) a change of control event, so long as the definition of change of control (or similar term thereunder) is not more favorable to the lenders or debtholders thereunder than the definition of Change of Control is to the Lenders, (iv) such Indebtedness~~

~~shall have no interim scheduled amortization or prepayments of principal; provided that in the case of Indebtedness incurred pursuant to Section 8.1(v) that is in the form of loans, such Indebtedness may have amortization of up to 5.0% per annum of the original principal amount thereof, (v) other than with respect to Indebtedness incurred pursuant Section 8.1(u) during the first 364 days following the funding thereof, such Indebtedness shall not contain covenants, representations and warranties and events of default, in each case, that are materially more favorable to the lenders and holders of such Indebtedness than the covenants taken as a whole, representations and warranties and events of default under the Loan Documents are to the Lenders, unless the Borrower shall agree to simultaneously amend this Agreement to include any such representation, warranty, covenant or event of default in the Loan Documents and (vi) such Indebtedness shall not contain any financial maintenance covenant more favorable to the lenders and holders of such Indebtedness than the financial maintenance covenants under the Loan Documents are to the Lenders, unless the Borrower shall agree to simultaneously amend this Agreement to include any such financial maintenance covenant in the Loan Documents.~~

“Participant” means as is specified in Section 11.8(d) [Participations].

“Participant Register” means as is specified in Section 11.8(d) [Participations].

“Participation Advance” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Payment Date” means the first day of each calendar quarter after the Closing Date and on the Expiration Date or upon acceleration of the Notes.

“Payment Recipient” means as is specified in Section 10.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).

“Perfection Certificate” means a certificate in the form of Exhibit G-1 or Exhibit G-2, as applicable, or any other form reasonably approved by the Administrative Agent.

“Permitted Acquisition” means an Acquisition, in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a) no Event of Default shall then exist or would exist after giving effect thereto;

(b) Liquidity is no less than $400,000,000 on a Pro Forma Basis after giving effect thereto; and

(c) any Person so acquired pursuant to such Acquisition shall become, and any assets so acquired pursuant to such Acquisition shall be held by, a Loan Party (and such assets shall become Collateral (if otherwise required by Section 7.9 [Additional Subsidiaries and Real Property; Australian Equity Pledge; Further Assurances]) and such acquired Person shall become a Loan Party, in each case within the timeframes set forth in Section 7.9 [Additional Subsidiaries and Real Property; Australian Equity Pledge; Further Assurances]) unless (X) there is capacity to make an Investment pursuant to Section 8.3(c) or (q) [Investments] in the amount of the fair market value of any such acquired Person that does not become a Guarantor or of assets that will not be held by a Loan Party, and capacity under such Section 8.3(c) or (q) shall be deemed so used by such Acquisition to the extent so made in reliance on this clause (X), (Y) the consideration for such Acquisition consists of internally generated funds from a Subsidiary that is not a Loan Party or (Z) the consideration (if other than cash or Cash Equivalents, measured at fair market value) for all such Acquisitions of any such acquired Person that does not become a Guarantor or of assets that will not be held by a Loan Party does not exceed $100,000,000 in the aggregate since the ~~Closing~~Amendment No. 3 Effective Date.

“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, real property or any other property of a nature or type that is used or useful in a Similar Business or a combination of such equipment, real property or any other property and cash or Cash Equivalents (an “Asset Swap”) between the Borrower or any of its Subsidiaries and another Person; provided that the fair market value of the equipment, real property or any other property received is at least as great as the fair market value of the equipment, real property or other property being traded-in or exchanged; provided that any shortfall may be treated as an Investment and shall constitute an Investment for purposes of calculating compliance with Section 8.3 [Loans and Investments]; provided, further, that (x) if the real property, equipment or property so exchanged, traded- in or sold constituted Collateral, the real property, equipment or other property so received constitutes Collateral and (y) no Asset Swap may be consummated between the Borrower or a Subsidiary, on the one hand, and Borrower or an Affiliate of Borrower, on the other hand.

“Permitted Liens” means:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet delinquent or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP;

(b) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(d) Good-faith pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and employee health and disability benefit legislations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(e) encumbrances consisting of zoning restrictions, easements, covenants, declarations or other restrictions on the use of real property, none of which materially impairs the use of such property in connection with the operation of the Borrower’s business, and none of which is violated in any material respect by existing or proposed structures or land use;

(f) Liens in the Collateral in favor of the Secured Parties under the Loan Documents;

(g) any Lien existing on the ~~date of this Agreement~~Amendment No. 3 Effective Date and described on Schedule 1.1(C) (other than any Liens which secure obligations of less than $2,000,000 as of the ~~Closing~~Amendment No. 3 Effective Date) and any renewals, extensions, modifications, restatements or replacements thereof; provided that the amount secured thereby is not increased following the ~~Closing~~Amendment No. 3 Effective Date except to the extent such increase occurs as a result of the incurrence of Permitted Refinancing Indebtedness in respect of the obligations secured thereby, and no additional assets become subject to such Lien;

(h) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by Section 8.1(c) [Indebtedness]; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, any other property which may be incorporated with or into that financed property or any after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien, including replacement parts, accessories or enhancements that are affixed to any leased goods and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired (it being understood that Liens of the type described in this clause (h) incurred by a Subsidiary before such time as it became a Subsidiary are permitted under this clause (h) to the extent the obligations secured by such Liens are permitted to be incurred pursuant to Section 8.1(c) [Indebtedness]);

(j) (i) Liens (including deposits) or non-exclusive licenses to use intellectual property to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, insurance bonds, statutory obligations, surety and appeal bonds, performance bonds, bank guarantees and letters of credit and other obligations of a like nature incurred in the ordinary course of business, (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of federal coal leases or (iii) Liens created under or by any turnover trust;

(k) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 9.1(f) [Final Judgments or Orders].

(l) Liens on property or assets acquired in a transaction permitted by Section 8.3 [Loans and Investments] or of a Person which becomes a Subsidiary after the ~~date hereof~~Closing Date; provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) such Liens do not extend to any other property or assets of such Person (other than the proceeds of the property or assets initially subject to such Lien) or of the Borrower or any Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased other than pursuant to the definition of Permitted Refinancing Indebtedness;

(m) Liens on the property of the Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(n) Liens (including those arising from precautionary UCC financing statement filings and those which are security interests for purposes of the Personal Property Securities Act of 2009 (Cth)) with respect to bailments, operating leases or consignment or retention of title arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(o) Liens securing Indebtedness permitted under Section 8.1(b) [Indebtedness], to the extent that the Indebtedness being refinanced was originally secured in accordance with Section 8.2 [Liens]; provided that such Lien does not apply to any additional property or assets of the Borrower or any Subsidiary (other than property or assets within the scope of the original granting clause or the proceeds of the property or assets subject to such Lien);

(p) Liens securing Indebtedness or other obligations of a Non-Guarantor Subsidiary to a Loan Party; provided that such Liens, if on Collateral, are subordinated to the Liens securing the Obligations pursuant to the Loan Documents;

(q) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;

(r) (i) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry or (ii) contractual rights of setoff to the extent constituting Liens;

(s) Liens on Receivables Assets pursuant to any Permitted Securitization Programs entered into in reliance on Section 8.1(o) [Indebtedness] or under any other agreement under which such receivables or rights are transferred in a manner permitted by a Permitted Securitization Program entered into in reliance on Section 8.1(o) [Indebtedness] (to the extent, in each case, that any such Asset Disposition of receivables is deemed to give rise to a Lien);

(t) Permitted Real Estate Encumbrances;

(u) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries otherwise permitted to be incurred under the Loan Documents;

(v) (i) Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry, so long as none of the assets subject to any such charge, Lien or arrangement constitute Collateral;

(w) Liens securing obligations in an amount not to exceed the greater of (I) $~~50,000,000~~100,000,000 and (II) ~~1.0~~2.0 % of CNTA at the time of any incurrence under this clause (w);

(x) Liens on Collateral securing Indebtedness permitted under Section 8.1(k) [Indebtedness] (to the extent such Liens are subject to the Junior Lien Intercreditor Agreement);

(y) Liens securing Indebtedness permitted under Section 8.1(p) [Indebtedness], to the extent such Liens are limited to (i) cash and Cash Equivalents in an aggregate amount not exceeding 105% of the maximum amount available to be drawn of the letters of credit then issued under the GS Standby Letter of Credit Agreement and (ii) the collateral accounts to the extent solely containing such cash and Cash Equivalents;

(z) Liens securing Indebtedness incurred and outstanding pursuant to Section 8.1(m) [Indebtedness] to the extent such Liens only extend to the assets acquired in one or more Permitted Acquisitions financed in whole or in part by such Indebtedness so incurred pursuant to Section 8.1(m) [Indebtedness];

~~(aa) Liens in connection with that certain Surety Transaction Support Agreement and Term Sheet, each dated as of November 6, 2020, by and among the Borrower, its Subsidiaries and the sureties set forth on the signature pages thereto, as amended, restated or replaced from time to time; provided that such Liens only extend to (A) cash and Cash Equivalents or (B) mining equipment constituting Collateral securing an aggregate amount, in the case of this clause (B), not to exceed $200,000,000; provided, further, that in the case of this subclause (B), the Borrower shall use commercially reasonable efforts to obtain from the sureties party to such Surety Transaction Support Agreement and Term Sheet a written acknowledgement that such Liens are contractually subordinated to the Liens securing the Obligations;~~

(aa) [reserved];

(bb) Liens solely on cash and Cash Equivalents in an aggregate amount not to exceed $50,000,000 securing cash management obligations and Hedging Agreements incurred in the ordinary course of business;

(cc) ~~Liens on Collateral securing Indebtedness incurred pursuant to Section 8.1(u) and/or (v); provided that such Liens shall be subject to the Super Priority Intercreditor Agreement;~~[reserved];

(dd) ~~Liens securing Indebtedness funded into escrow as contemplated by Section 8.1(v) or Section 8.1(w); provided that such Liens only extend to (i) the cash proceeds of such Indebtedness so funded into escrow, (ii) any additional amounts of cash required to be contributed by the Borrower to pay prepayment premiums and interest (whether cash interest or accrual of original issue discount) on such Indebtedness during the period of such escrow, (iii) the accounts containing solely the cash referred to in the immediately preceding clauses (i) and (ii) and (iv) solely to the extent relating to the foregoing clauses (i) through (iii), proceeds of the foregoing;~~[reserved];

(ee) ~~solely in the event that the Anglo American Acquisitions are consummated, Liens securing the Bank Guarantee Facility; provided that such Liens only extend to cash and Cash Equivalents in an aggregate amount not exceeding $300,000,000 at any one time; and~~[reserved]; and

(ff) Liens granted pursuant to one or more Australian Surety Bond Documents securing obligations incurred pursuant to Section 8.1(x); provided that such Liens shall not encumber (i) any Collateral or (i) any asset of the Borrower or any Non-Australian Subsidiary or that is owned by the Borrower or a Non-Australian Subsidiary; provided further that Liens securing any Australian Surety Bond Documents or Australian SBF Bonds shall be incurred pursuant to this clause (ff) and not any other clause of this definition of Permitted Liens.

“Permitted Other Debt Conditions” means, with respect to any Indebtedness, such Indebtedness (I) is not an obligation of any Person other than a Loan Party, (II) shall not mature, have scheduled payments of principal or have mandatory prepayments or offers to purchase prior to the 91st day following the Expiration Date ~~(assuming the proviso in the definition of “Expiration Date” does not apply)~~ and (III) shall not have covenants of events of default that are materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those contained hereunder (or are otherwise only applicable after the Expiration Date).

“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Material Real Property subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Material Real Property and as to be conducted following the Closing Date: (a) encumbrances customarily found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (b) rights and easements of (i) owners of undivided interests in any of the real property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (ii) owners of interests in the surface of any real property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such Loan Party or Subsidiary; (c) with respect to any real property in which the Borrower or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a Mortgage; (d) farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties; (e) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (f) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person; and (g) rights of repurchase or reversion when mining and reclamation are completed.

“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced, plus (x) any premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection with such Refinancing, (y) any unpaid accrued interest on the Indebtedness being Refinanced and (z) any existing active commitments utilized under the Indebtedness being Refinanced, (b) such Permitted Refinancing Indebtedness shall (A) not be an obligation of the Borrower or a Subsidiary that was not an obligor on the Indebtedness so Refinanced and (B) not be secured by assets that did not secure the Indebtedness to be so Refinanced (and if so secured, will not have a higher priority security interest in such assets than did the Indebtedness to be so Refinanced), (c) the maturity date is later than or the same as, and the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is longer than or equal to, in each case, that of the Indebtedness being Refinanced, (d) if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations~~;~~ and (e) the terms and conditions of any Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Indebtedness that is being Refinanced ~~and (f) if the Indebtedness so Refinanced is subject to the Super Priority Intercreditor Agreement, then such Permitted Refinancing Indebtedness shall be subject to the Super Priority Intercreditor Agreement and shall not have a higher priority security interest than did the Indebtedness to be so Refinanced.~~.

“Permitted Securitization Programs” means the obligations under (a) the Existing Securitization Facility and (b) any receivables securitization program pursuant to which the Borrower or any of its Subsidiaries sells interests in Receivables Assets to a Special Purpose Receivables Subsidiary, which are in each case non-recourse (except for representations, warranties, covenants, repurchase obligations and indemnities, in each case, that are reasonably customary for a seller or servicer of assets transferred in connection with such a facility) to the Borrower and its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any member of the ERISA Group or any such Plan to which the Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PLRC” means as is specified in the definition of “Existing Securitization Facility”.

“PLRC Intercreditor Agreement” means as is specified in Section 6.1(a)(viii).

“PNC” means PNC Bank, National Association, its successors and assigns.

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

~~“Preemption Rights Reduction Amount” means the aggregate amount by which the Completion Payment (as defined in and calculated in accordance with the Anglo American Acquisition Agreements) payable on the Anglo American Acquisition Closing Date under each Anglo American Acquisition Agreement is reduced as a result of the exercise of all or any portion of the preemption rights as set forth in the Anglo American Acquisition Agreements by specified expiration dates as set forth in the respective Joint Venture Agreements (as defined under the Acquisition Agreements) (with no further periods required, restarted or effectuated in respect thereto) (the “Preemption Rights Period End Date”).~~

“primary obligations” means as is specified in the definition of “Guaranty”.

“primary obligor” means as is specified in the definition of “Guaranty”.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Priority Lien Indebtedness” means any Permitted Securitization Program, any purchase money Liens or capital lease obligations, any Indebtedness incurred pursuant to Section 8.1(s~~) [Indebtedness], any Indebtedness incurred pursuant to Section 8.1(u) [Indebtedness] that does not have a scheduled maturity (or any scheduled mandatory offers to repurchase or prepay) earlier than the date that is 364 days after the consummation of either Anglo American Acquisition, any Indebtedness incurred pursuant to Section 8.1(v~~) [Indebtedness], the Loans and the Letter of Credit Obligations (excluding letters of credit, bank guarantees and similar instruments that would otherwise constitute Priority Lien Indebtedness (X) to the extent fully cash collateralized, letters of credit, bank guarantees and similar instruments (and, to the extent a Letter of Credit hereunder, Cash Collateralized in accordance with the terms hereof) and (Y) if undrawn (a) to the extent the maximum aggregate amount available to be drawn thereunder does not exceed $250,000,000 and (b) any letters of credit issued under the Existing Securitization Facility).

“Priority Lien Leverage Ratio” means, as of any date, the ratio of (a) Priority Lien Indebtedness ~~(excluding the aggregate principal amount of Indebtedness under Section 8.1(v) or (w) held in escrow, for so long as such Indebtedness is held in escrow (to the extent otherwise included in Priority Lien Indebtedness)) as~~as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters most recently ended on or prior to such date.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating Consolidated EBITDA, Consolidated Interest Expense, Consolidated Debt or Priority Lien Indebtedness for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person Disposed of in a Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Permitted Acquisition ~~and the Anglo American Acquisitions~~ shall be included.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Projections” means as is specified in Section 5.6(b).

“Prudent Operating Practice” means the mining practices, methods and acts that would be employed by a reasonable and prudent mining operator having assets and operations similar in size and scope to the Borrower and its Subsidiaries, using mining equipment and techniques in the conduct of diligent and safe mining operations with due regard for all applicable requirements of Laws.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support” means as is specified in Section 11.5 [Notices; Effectiveness; Electronic Communication].

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Ratable Share” means:

(a) with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, respectively, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(b) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided, however, that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments.

“Reactivated Mining Facility” means any inactive or closed mining facility hereof which is reopened or reactivated for use by the Borrower or any Subsidiary after the Closing Date and all additional parcels and tracts of Real Property owned or leased by a Loan Party that are associated with such reopened or reactivated facility.

“Reaffirmation Agreement” means the Reaffirmation Agreement, dated as of June 30, 2026, executed and delivered by each of the Loan Parties.

“Real Property” means, collectively, all right, title and interest (including any leasehold or mineral estate) in and to any and all parcels of real property owned, leased, licensed, used or operated whether by lease, license or other use or occupancy agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), access rights, easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals, any improvements thereon and real property rights and interests appurtenant thereto, including, in each case, title or rights to surface and/or coal, coal products, methane gas, and other minerals that are or may be extracted from such Real Property (whether or not characterized as “as-extracted Collateral” or “inventory” under the UCC).

“Receivables Assets” means any receivable (whether constituting an account, chattel, paper, instrument or general intangible) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary, including, with respect to any receivable:

(a) all of a Subsidiary’s and any Loan Party’s interest in any goods (including returned goods) to the extent related to such receivable, and documentation of title evidencing the shipment or storage of any such goods (including any such returned goods),

(b) all instruments and chattel paper that may evidence such receivable (and to the extent they do not evidence any asset that is not a receivable),

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such receivable, whether pursuant to the contract related to such receivable or otherwise, together with all UCC financing statements or similar filings related thereto,

(d) solely to the extent applicable to such receivable, the rights, interests and claims under the contracts and all guarantees, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such receivable or otherwise relating to such receivable whether pursuant to the contract related to such receivable or otherwise,

(e) all funds that are received or deemed received by a Loan Party or a Subsidiary in payment of any amounts owed in respect of such receivable (including, without limitation, purchase price, finance charges, fees, interest and all other charges) or are applied to amounts owed in respect of such receivable (including, without limitation, insurance payments and net proceeds of the Disposition of repossessed goods or other collateral or property of the related obligor or any other person directly or indirectly liable for the payment of any such receivable and available to be applied thereon),

(f) the lock-box accounts designated solely as the accounts to receive the proceeds of such receivables and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such lock-box accounts and amounts on deposit therein,

(g) all monies due or to become due with respect to any of the foregoing,

(h) all collections, proceeds and products of any of the foregoing, as defined in the UCC, that are received or are receivable by a Loan Party or a Subsidiary, and

(i) all books and records to the extent related to any of the foregoing Receivables Assets.

For the avoidance of doubt, Receivables Assets shall exclude any intercompany receivables.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refinance” means as is specified in the definition of “Permitted Refinancing Indebtedness”.

“Register” means as is specified in Section 11.8(c) [Successors and Assigns].

“Regulatory Authority” means as is specified in Section 11.9(a) [General].

“Reimbursement Obligation” means as is specified in Section 2.8(c)(i) [Disbursements, Reimbursement].

“Related Lender” means, with respect to any Lender, any Lender that is an Affiliate of such Lender or Approved Fund with respect to such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Party Transaction” means as is specified in Section 8.7.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Removal Effective Date” means as is specified in Section 10.6(b) [Resignation of Administrative Agent].

“Relevant Governmental Body” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

~~“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or may reasonably be expected to cause a Lender or Administrative Agent to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Revolving Credit Facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (c) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations or covenant (including any negative covenant) of this Agreement.~~

“Required Lenders” means, Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans, Swingline Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender); provided that if there are more than one Lender at the time of determination of the Required Lenders, the Lenders comprising the Required Lenders must include at least one Lender that is not a Related Lender with respect to another Lender.

“Required Permits” shall mean all permits, licenses, authorizations, plans, approvals and bonds necessary under the applicable Laws for the Loan Parties to continue to conduct coal mining and related operations on, in or under such parties’ real property, and any and all other mining properties owned or leased by the Borrower or any such Loan Party (collectively, “Mining Property”) substantially in the manner as such operations had been authorized immediately prior to such Loan Party’s acquisition of its interests in such real property and as may be necessary for such Loan Party to conduct, in all material respects, coal mining and related operations on, in or under the Mining Property as described in any plan of operation.

“Required Share” means as is specified in Section 4.11 [Settlement Date Procedures].

“Reserve Area” means (a) the Real Property owned by any Loan Party or in which a Loan Party has a leasehold interest that is part of the areas listed on Schedule 5.12(B) as of the ~~Closing~~Amendment No. 3 Effective Date and (b) any Real Property constituting coal reserves or access to coal reserves owned by any Loan Party or in which a Loan Party has a leasehold interest, acquired after the ~~Closing~~Amendment No. 3 Effective Date, that is not an active Mine.

“Resignation Effective Date” means as is specified in Section 10.6(a) [Resignation of Administrative Agent].

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Loan Party, each of the chief executive officer, president, vice president, chief financial officer, chief administrative officer, general counsel, secretary, treasurer and assistant treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower and (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Junior Debt ~~(provided for the avoidance of doubt that the repayment of any Indebtedness incurred pursuant to Section 8.1(v) or Section 8.1(w) from the proceeds of an escrow of proceeds thereof and/or any conversion or exchange of Indebtedness into Qualified Equity Interests of the Borrower, in each case, shall not constitute a Restricted Payment).~~.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on the Amendment No. 3 Effective Date, on Schedule ~~1.1(~~A~~) in the column labeled “Amount of Commitment for~~ to Amendment No. 3 under the caption “Revolving Credit ~~Loans,~~Commitments”, as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders. For avoidance of doubt, the aggregate Revolving Credit Commitments of all of the Lenders shall be $400,000,000 on the Amendment No. 3 Effective Date.

“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.

“Revolving Credit Loans” means, collectively, and Revolving Credit Loan means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.8(c) [Disbursements, Reimbursement].

“Revolving Facility Usage” means at any time the sum of the Dollar Equivalent of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.

“Sanctioned Jurisdiction” means, at any time, any country, area, territory, or ~~region~~jurisdiction that is the subject or target of comprehensive ~~U.S. sanctions.~~Sanctions (as of the Amendment No. 3 Effective Date, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine), as well as the Kherson and Zaporizhzhia regions of Ukraine.

~~“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC or other applicable sanctions authority; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; (d) a Person that is the subject of sanctions imposed by the Federal Government of Australia; or (e) a Person that is the subject of sanctions imposed by any other Official Body of a jurisdiction whose Laws apply to this Agreement.~~

“Sanctioned Person” means any Person that is (a) located in, organized under the Laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above; or (d) otherwise the subject or target of Sanctions.

“Sanctions” means Laws relating to economic or financial sanctions, sectoral sanctions, or secondary sanctions, administered, or enforced from time to time by any Compliance Authority.

“Secured Hedging Agreement” means any Hedging Agreement between the Borrower or a Subsidiary, on the one hand, and any Hedge Bank.

“Secured Hedging Obligations” means all debts, liabilities and obligations of the Borrower or any Subsidiary to any Hedge Bank in respect of any Secured Hedging Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement, dated ~~of even date herewith~~as of the Closing Date, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“Settlement Date” means the applicable Business Day on which the Administrative Agent elects to effect settlement pursuant Section 4.11 [Settlement Date Procedures].

“Similar Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing or logical extensions thereof.

~~“SMC Acquisition” means the acquisition of 100.0% of the equity interests of Anglo American Australia Limited (“SMC”), from Anglo American Netherlands B.V. (the “SMC Seller”), through a newly formed indirectly wholly-owned subsidiary of the Borrower, Peabody SMC Pty Ltd., an Australian proprietary limited company (“SMC AcquisitionCo”), pursuant to the SMC Share Purchase Agreement.~~

~~“SMC Share Purchase Agreement” means that certain Agreement related to Share Purchase for Anglo American Australia Limited, dated as of the Amendment No. 1 Effective Date, by and among SMC Seller, Anglo American Services (UK) Ltd., as seller guarantor, SMC AcquisitionCo, as buyer. and the Borrower. as buyer guarantor.~~

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

~~“SOFR Adjustment” means with respect to any Interest Period, the following:~~

~~SOFR Adjustment~~	~~Interest Period~~
~~10 basis points (0.10%)~~	~~For a 1-month Interest Period~~
~~15 basis points (0.15%)~~	~~For a 3-month Interest Period~~
~~25 basis points (0.25%)~~	~~For a 6-month Interest Period~~

“SOFR Determination Date” means as is specified in the definition of “Daily Simple SOFR”.

“SOFR Floor” means a rate of interest equal to 0.00% per annum.

“SOFR Rate Day” means as is specified in the definition of “Daily Simple SOFR”.

“Solvent” or “Solvency” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Receivables Subsidiary” means P&L Receivables Company LLC and any other direct or indirect Subsidiary of the Borrower established in connection with a Permitted Securitization Program for the acquisition of Receivables Assets or interests therein that is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries in the event the Borrower or any such Subsidiary becomes subject to a proceeding under any Debtor Relief Law.

~~“Specified Acquisition Agreement Representations” means such of the representations and warranties made by or on behalf of or with respect to, the Acquired Businesses in the Anglo American Acquisition Agreements as are material to the interests of the Lenders (but only to the extent that the Borrower or its affiliates have the right not to consummate the Anglo American Acquisitions, or to terminate their obligations (or otherwise not have an obligation to close), under the Anglo American Acquisition Agreements as a result of a breach of such representations and warranties in the Anglo American Acquisition Agreements).~~

“Specified Subsidiary” means as is specified in Section 7.9(f) [Specified Subsidiaries].

“Specified Transactions” means any Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness other than Indebtedness incurred or repaid under any revolving credit facility or line of credit (including without limitation hereunder or pursuant to any Permitted Securitization Program), Restricted Payment or any other transaction that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“S&P” means S&P Global Ratings Services, a division of S&P Global, Inc.

“Statements” means as is specified in Section 5.6(a) [Historical Statements].

“Subordinated Indebtedness” means any Indebtedness of any Loan Party that is contractually subordinated in right of payment to the any Obligations of such Loan Party under the Loan Documents.

“Subsidiary”, of any Person, at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries. Unless otherwise specified, a Subsidiary will be deemed to be a Subsidiary of the Borrower.

~~“Super Priority Intercreditor Agreement” means an intercreditor agreement to be entered into among the Administrative Agent, the agent and/or representative for the lenders or other debtholders with respect to Indebtedness incurred pursuant to Section 8.1(u) and/or Section 8.1(v) and any additional agent from time to time party thereto; provided that such intercreditor agreement (i) shall provide that the Liens securing the Obligations (with Obligations for such purpose including any undrawn Letters of Credit at the maximum amount available to be drawn thereunder unless such Letters of Credit have been fully cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Lender and in a manner authorized in any applicable Relief Proceeding) will be pari passu with the Liens securing the obligations in respect of the Indebtedness incurred pursuant to Section 8.1(u) and/or Section 8.1(v) and any other Indebtedness permitted hereunder and incurred on a pari passu basis with respect to the Collateral, in each case, without regard to control of remedies; provided that the Obligations shall have customary “super priority” status with respect to application of proceeds of Collateral following any acceleration and enforcement action or upon any Insolvency Proceeding or similar proceeding, (ii) shall provide that the Administrative Agent shall be the initial controlling collateral agent and have the benefit of a customary standstill period on remedies that will restrict certain enforcement actions (with exceptions to be agreed) of the non-controlling agents and other secured parties, (iii) shall contain bankruptcy-related protections and provisions for the Obligations with respect to any bankruptcy or insolvency proceedings and (iv) shall be in all respects reasonably satisfactory to the Administrative Agent (in consultation with the Borrower).~~

“Supported QFC” means as is specified in Section 11.5 [Notices; Effectiveness; Electronic Communication].

“Surety Bonds” means surety bonds obtained by the Borrower or any Subsidiary and the indemnification or reimbursement obligations of the Borrower or such Subsidiary in connection therewith.

“Swingline Loans” means, collectively, and Swingline Loan means, separately, all Swingline Loans or any Swingline Loan made by PNC to the Borrower pursuant to Section 2.1(b) [Swingline Loan Sublimit] hereof.

“Swingline Loan Lender” means PNC, in its capacity as a lender of Swingline Loans.

“Swingline Loan Note” means the Swingline Loan Note of the Borrower in the form of Exhibit C-2 evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) [Swingline Loan Requests] hereof.

“Swingline Loan Sublimit” means an amount equal to the lesser of (a) $~~20,000,000~~25,000,000 and (b) the Revolving Credit Commitments. The Swingline Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other similar fees or charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” means as is specified in the definition of “Term SOFR Rate”.

“Term SOFR Rate” means, for any interest period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such interest period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such interest period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice on and as of the first day of each interest period.

“Term SOFR Rate Loan” means a Loan that bears interest based on the ~~Adjusted~~ Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 3.1(a)(ii) [Revolving Credit Term SOFR Rate Option].

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Net Leverage Ratio” means as of any date, the ratio of (i)(a) Consolidated Debt ~~(excluding the aggregate principal amount of Indebtedness under Section 8.1(v) or (w) held in escrow, for so long as such Indebtedness is held in escrow (to the extent otherwise included in Consolidated Debt)) as~~as of such date minus (b) the lesser of (x) $750,000,000 and (y) the aggregate amount of Unrestricted Cash as of such date, to (ii) Consolidated EBITDA for the period of four fiscal quarters most recently ended on or prior to such date.

“UCP” means ~~as is specified in Section 11.11(a) [Governing Law].~~the Uniform Customs and for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be Practice in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means as is specified in Section 3.4(d)(vi) [Benchmark Replacement Setting].

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of Borrower and its Subsidiaries to the extent that the use of such cash and Cash Equivalents for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents do not appear as “restricted” on the balance sheet of the Borrower or any such Subsidiary~~; provided that for the avoidance of doubt, cash or Cash Equivalent proceeds of Indebtedness funded into escrow as contemplated by Section 8.1(v) or Section 8.1(w), or any other amounts subject to a Lien pursuant to clause (dd) of Permitted Liens, solely for so long as such cash or Cash Equivalents are held in escrow, shall not constitute Unrestricted Cash.~~.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” means as is specified in Section 11.15.

“U.S. Tax Compliance Certificate” means as is specified in Section 4.9(f)(ii)(2)(III) [Status of Lenders].

“U.K.” means as is specified in the definition of “Sanctioned Person”.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of the Borrower means a Subsidiary of the Borrower all of whose Equity Interests (other than directors’ qualifying shares) are owned by the Borrower or one or more other Subsidiaries of the Borrower, all of whose Subsidiaries’ Equity Interests (other than directors’ qualifying shares) are directly or indirectly owned by the Borrower.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3 Accounting Principles; Changes in GAAP; Times and Dates for Performance. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 5.6(a) [Historical Statements]. Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Statements referred to in Section 5.6(a) [Historical Statements] for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

1.4 Benchmark Replacement Notification. Section 3.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the continuation of, administration of, submission of or calculation of, or any other matter related to, the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.5 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Letters of Credit denominated in the Alternative Currency. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants specified in Sections 8.12, 8.13 and 8.14 or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so reasonably determined by the Administrative Agent or the Issuing Lender, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%), as reasonably determined by the Administrative Agent or the Issuing Lender, as the case may be. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.

1.6 Pro Forma Financial Covenants. Whenever compliance with a financial covenant specified in Sections 8.12, 8.13 and 8.14 is required to be made on a Pro Forma Basis for determining the permissibility of any action, or the level of such financial covenant is used in reference to a test or covenant hereunder (but not, for the avoidance of doubt, for the purposes of determining actual compliance with such financial covenants):

(a) such compliance shall be measured as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(b) if such compliance is required prior to a date on which there is a level applicable to such financial covenant specified in Sections 8.12, 8.13 or 8.14, the level for the first date for which there is a level so applicable in such Sections 8.12, 8.13 or 8.14 shall be used in determining such compliance or whether such test or covenant is satisfied; and

(c) if such compliance is required on a date on which there is no level applicable to such financial covenants and which follows a date on which there is a level applicable to such financial covenants, the level for the latest date for which there is a level so applicable in such Sections 8.12, 8.13 or 8.14 shall be used in determining such compliance or whether such test or covenant is satisfied.

1.7 Times of Day. Unless otherwise specified, all references herein to time of day shall be referring to Eastern time (daylight or standard, as applicable).

ARTICLE 2

REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES

2.1 Revolving Credit Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

(b) Swingline Loan Sublimit. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 [Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans] with respect to Swingline Loans, PNC may, at its option, cancelable at any time for any reason whatsoever, make Swingline Loans (the “Swingline Loans”) to the Borrower at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of ~~$20,000,000~~the Swingline Loan Sublimit, provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1(b). Swingline Loans shall be Base Rate Loans, as further provided herein.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (for purposes of this computation, Swingline Loans shall not be deemed to be borrowed amounts under its Revolving Credit Commitment); provided that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; provided, further, that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Commitments or the Swingline Loan Sublimit then in effect, the Letter of Credit Commitment and the Swingline Loan Sublimit, as applicable, shall be reduced by an amount such that none of the Letter of Credit Commitment and the Swingline Loan Sublimit, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $2,000,000 or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5 Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests.

(a) Revolving Credit Loan Requests; Loan Conversions and Renewals. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Loans, by delivering to the Administrative Agent, not later than 11:00 a.m. Eastern Time,

(i) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies, or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, and

(ii) three (3) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans to which the Term SOFR Rate Option applies or (b) the conversion to or the renewal of the Term SOFR Rate Option for any Loans;

in each case, a duly completed request therefor substantially in the form of Exhibit D-1 or a request by telephone promptly confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the Interest Rate Option and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Term SOFR Rate Option, and (y) an integral multiple of $50,000 and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies. In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

(b) Swingline Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit D-2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall be not less than $100,000 or an integral multiple of $50,000.

2.6 Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans. (a) Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b) [Presumptions by the Administrative Agent].

(b) Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Making Swingline Loans. So long as PNC elects to make Swingline Loans, PNC shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b) [Swingline Loan Requests], fund such Swingline Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. Eastern Time on the Borrowing Date. A Swingline Loan Note shall, if required by PNC, evidence the Swingline Loans.

(d) Repayment of Revolving Credit Loans and Swingline Loans. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans and Swingline Loans, together with all outstanding interest thereon, on the Expiration Date.

(e) Borrowings to Repay Swingline Loans.

(i) Upon the making of a Swingline Loan (whether before or after the occurrence of a Potential Default or an Event of Default and regardless of whether a settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from PNC, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Ratable Share. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall within one (1) Business Day thereof either (A) make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, fund such Swingline Loan participations by paying to PNC such Lender’s Ratable Share of the outstanding Swingline Loans. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] or in Section 6.2 [Each Loan or Letter of Credit] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.

(ii) If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.6(c) [Making Swingline Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5(b) [Swingline Loan Requests], PNC as the Swingline Loan Lender may make Swingline Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swingline Loan Lender and related arrangements and agreements regarding Cash Management Obligations to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.6(f) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.1(b) [Swingline Loan Sublimit], (ii) not be subject to the limitations as to individual amount specified in Section 2.5(b) [Swingline Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times specified in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swingline Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6(e) [Borrowings to Repay Swingline Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2.

2.7 Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swingline Loans made to it by each Lender, together with interest thereon, shall, at the option of such Lender, be evidenced by a revolving credit Note and a swing Note payable to such Lender and its registered assigns in a face amount equal to the Revolving Credit Commitment or Swingline Loans of such Lender.

2.8 Letters of Credit.

(a) Issuance of Letters of Credit. The Borrower or any other Loan Party may at any time prior to the Expiration Date request the issuance of a letter of credit denominated in Dollars or an Alternative Currency (each, a “Letter of Credit”) for its own account or the account of another Loan Party or any Subsidiary or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the applicable Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 11:00 a.m. Eastern Time at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance, amendment or extension. The Borrower or any Loan Party or any Subsidiary shall authorize and direct such Issuing Lender to name the Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, such Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.

(i) Unless the applicable Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, the Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a ~~maximum maturity of twelve (12) months from~~stated expiration date no later than one (1) year after the date of issuance~~,~~ (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one (1) year after the then-current expiration date thereof), and (B) in no event expire later than five (5) Business Days prior to the Expiration Date; provided, further, that at the sole discretion of the applicable Issuing Lender, any Letter of Credit with a maturity twelve (12) months from the date of issuance may provide for the extension thereof for additional twelve (12) month period so long as (I) the expiry date of such Letter of Credit (as so extended) is not later than the date set forth in the immediately preceding clause (B) and (II) such Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in such additional twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed by the Borrower and such Issuing Lender at the time such Letter of Credit is issued; and provided, further, that in no event shall (1) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments, (2) the Letter of Credit Obligations of any Issuing Lender exceed the Issuing Lender L/C Sublimit of such Issuing Lender (unless such Issuing Lender shall have consented thereto in writing), (3) the Dollar Equivalent of the sum of the Revolving Facility Usage denominated in the Alternative Currency exceed the Alternative Currency Sublimit. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit and (4) any Issuing Lender that is not an Alternative Currency Issuing Lender be required to issue any Letter of Credit in an Alternative Currency. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, promptly Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(ii) Notwithstanding Section 2.8(a)(i), the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or Law request or directive, shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Any amounts advanced by the Borrower in furtherance of the foregoing shall be without prejudice to any claim the Borrower may have against a Lender that is a Defaulting Lender as described in clause (C) above.

(iii) Unless otherwise agreed by an Issuing Lender when a Letter of Credit is issued or amended, (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

(b) Letter of Credit Fees. The Borrower shall pay in Dollars, or at the Administrative Agent’s option, the Alternative Currency in which the Letter of Credit is issued (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Letters of Credit times the Dollar Equivalent of the daily amount available to be drawn under each Letter of Credit (it being understood and agreed that in no event shall the fee under this subsection (i) in respect of any Letter of Credit be less than the Administrative Agent’s minimum fee in effect from time to time), and (ii) to each Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the Dollar Equivalent of the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable within five (5) Business Days following the Borrower’s receipt of an invoice therefor. The Borrower shall also pay (in Dollars) to each Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit. For the avoidance of doubt, when determining Letter of Credit Fees accruing hereunder in respect of periods prior to the Amendment No. 3 Effective Date, the Applicable Margin as defined prior to the Amendment No. 3 Effective Date shall apply, and upon and after the Amendment No. 3 Effective Date, the Applicable Margin as defined in Amendment No. 3 shall apply.

(c) Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the Currency in which each Letter of Credit is issued.

(i) In the event of any compliant drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to noon on the date that is one (1) Business Day following the Drawing Date (as defined below) that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative

Agent for the account of the Issuing Lender an amount, in the Currency of the drawing under such Letter of Credit, equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit, in the Currency of such drawing, by noon on the date that is one (1) Business Day following the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders in Dollars (and, if the Letter of Credit was denominated in an Alternative Currency, the Dollar Equivalent amount to the amount paid by the applicable Issuing Lender in such Alternative Currency on the Drawing Date thereof) under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, in each case, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lenders pursuant to this Section 2.8(c)(i) may be oral if promptly confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing (and if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by the applicable Issuing Lender in such Alternative Currency on the Drawing Date thereof), whereupon the participating Lenders shall (subject to Section 2.8(c) [Disbursements; Reimbursement]) each be deemed to have (A) made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount, or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, funded its Ratable Share of the Reimbursement Obligations arising by reason of such drawing. If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the first Business Day following the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from such date to but excluding the date on which such Lender makes such payment (A) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the Overnight Bank Funding Rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following such date. The Administrative Agent and such Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or such Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).

(iii) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each, a “Letter of Credit Borrowing”) in Dollars the amount of such drawing and, if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such Alternative Currency on the Drawing Date thereof. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).

(d) Repayment of Participation Advances.

(i) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii) If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time, in the applicable Currency of such payment

(e) Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g) Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], 2.6 [Making Revolving Credit Loans and Swingline Loans; Etc.] or 6.2 [Each Loan or Letter of Credit] or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c) [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated;

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; and

(xv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.

(h) Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms or errors in translation; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(i) Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of “Required Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(b) [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.12 [Cash Collateral]; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.12 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 6.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Revolving Credit Facility without giving effect to Section 2.9(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.12 [Cash Collateral].

(3) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.13 [Acknowledgement and Consent to Bail-In of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 4.12 [Cash Collateral].

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments without giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.10 Incremental Loans. At any time, the Borrower may by written notice to the Administrative Agent elect to establish one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Loan Commitment”) to make revolving credit loans (any such loan, an “Incremental Loan”); provided that (i) the ~~total aggregate principal amount for all such~~aggregate amount of the Revolving Credit Commitments on the Amendment No. 3 Effective Date after giving effect to Amendment No. 3 plus all Incremental Loan Commitments shall not ~~(as of any date of incurrence thereof)~~ exceed $~~150,000,000~~550,000,000 and (~~ii~~ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $5,000,000 (or such lesser amount that shall be reasonably satisfactory to the Administrative Agent) and shall be in integral multiples of $1,000,000 (or such lesser amount that shall be reasonably satisfactory to the Administrative Agent) in excess thereof or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than five (5) Business Days (or such lesser number of days as is reasonably acceptable to the Administrative Agent) after the date on which such notice is delivered to Administrative Agent. The Borrower may, but is under no obligation to do so, invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that the Swingline Loan Lender and each Issuing Lender with an Issuing Lender L/C Sublimit ~~equal to or~~ in excess of $35,000,000 shall consent in writing to each Incremental Lender providing any portion of an Incremental Loan Commitment. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(a) no Event of Default shall exist on such Increased Amount Date before or after giving effect to any Incremental Loan Commitment; provided, for the avoidance of doubt, that any making of any Loan or any issuance, extension or increase with respect to any Letter of Credit in reliance on any Incremental Loan Commitment shall be subject to the satisfaction of the conditions set forth in Section 6.2 [Each Loan or Letter of Credit].

(b) Any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;

(c) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(i) such Incremental Loans shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility;

(ii) Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.10, without the consent of any other Lenders; and

(iii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction.

(d) The Incremental Lenders shall be included in any determination of the Required Lenders.

(e) On any Increased Amount Date on which any Incremental Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Loan Commitment shall become a Lender hereunder with respect to such Incremental Loan Commitment.

ARTICLE 3

INTEREST RATES

3.1 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Term SOFR Rate Option specified below applicable to the Revolving Credit Loans, or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches of Revolving Credit Loans; provided, further, that if an Event of Default or Potential Default exists and is continuing, then for so long as such Event of Default or Potential Default is continuing, (i) no outstanding Borrowing Tranche may be converted to, or continued as, a Term SOFR Rate Loan and (ii) Required Lenders may demand that each Term SOFR Rate Loan be automatically converted to a Base Rate Loan immediately, subject to the obligation of the Borrower to pay any indemnity under Section 4.10 [Indemnity] in connection with any such conversion, or at the end of the applicable Interest Period. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(a) Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the ~~SOFR Adjustment for the applicable Interest Period plus the~~ Applicable Margin.

(b) Swingline Loan Interest Rate. The Swingline Loans shall accrue interest at a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

(c) Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

For the avoidance of doubt, when determining any interest accruing hereunder in respect of periods prior to the Amendment No. 3 Effective Date, the Applicable Margin as defined prior to the Amendment No. 3 Effective Date shall apply, and upon and after the Amendment No. 3 Effective Date, the Applicable Margin as defined in Amendment No. 3 shall apply.

3.2 Conforming Changes Relating to the Term SOFR Rate. With respect to the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

3.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, upon request by the Required Lenders to the Administrative Agent:

(a) Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) [Letter of Credit Fees] or Section 3.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

(b) Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and

(c) Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

3.4 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs. If at any time:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Term SOFR Rate cannot be determined pursuant to the definition thereof; or

(ii) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Loan or conversion thereto or continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan during the applicable Interest Period, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 3.4(c) [Administrative Agent’s and Lender’s Rights].

(b) Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan, or the determination or charging of interest rates based on the Term SOFR Rate, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 3.4(c) [Administrative Agent’s and Lender’s Rights].

(c) Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 3.4(a) [Unascertainable; Increased Costs] above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4(b) [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to, renew or continue a Term SOFR Rate Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Rate Loan or Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. Upon a determination by Administrative Agent under Section 3.4(a) [Unascertainable; Increased Costs], (i)if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option and the Term SOFR Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Loan, and (iii) any outstanding affected Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. If any Lender notifies the Administrative Agent of a determination under Section 3.4(b) [Illegality], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.10 [Indemnity], as to any Loan of the Lender to which a Term SOFR Rate Option applies, on the date specified in such notice either convert such Loan to a Base Rate Loan otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.2 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan upon such specified date.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with a Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Daily Simple SOFR and (B) the ~~SOFR~~related Benchmark Replacement Adjustment ~~for a 1-month Interest Period~~(if any);

(2) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided, further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.4(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.4(d) titled “Benchmark Replacement Setting.”

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.5 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.5 [Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

ARTICLE 4

PAYMENTS; TAXES; YIELD MAINTENANCE

4.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

4.2 Voluntary Prepayments.

(a) Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.13 [Replacement of a Lender] below, in Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Base Rate Option and at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Term SOFR Rate Option, or no later than 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans, setting forth the following information:

(i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swingline Loans;

(iii) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Term SOFR Rate Option applies; and

(iv) the total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $100,000 for any Swingline Loan or $500,000 (or increments of $500,000 in excess thereof) for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4(c) [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (1) Revolving Credit Loans; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Base Rate Loans, then to Term SOFR Rate Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.10 [Indemnity].

4.3 Mandatory Prepayments.

(a) If at any time the Revolving Facility Usage is in excess of the Revolving Credit Commitments (as used in this Section 4.3, a “deficiency”), the Borrower shall immediately make a principal payment on the Revolving Credit Loans and Swingline Loans sufficient to cause the principal balance Loans then outstanding to be equal to or less than the Revolving Credit Commitments then in effect. If a deficiency cannot be eliminated pursuant to this Section 4.3 by prepayment of the Revolving Credit Loans and Swingline Loans as a result of outstanding Letter of Credit Obligations, the Borrower shall also deposit cash collateral with the Administrative Agent, to be held by the Administrative Agent to secure such outstanding Letter of Credit Obligations.

(b) If the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent of the sum of the Revolving Facility Usage denominated in Alternative Currencies exceeds an amount equal to 105% of the Alternative Currency Sublimit then, within two (2) Business Days after receipt of such notice, the Borrower shall Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit.

(c) If, as of the end of any calendar month, (i) the sum of all outstanding Loans and Letter of Credit Obligations (other than undrawn Letters of Credit) exceeds ~~25~~50% of the Revolving Credit Commitments and (ii) the aggregate amount of ~~Unrestricted~~Excess Balance Sheet Cash of the Borrower and its Subsidiaries exceeds $150,000,000, then not later than the third Business Day thereafter, the Borrower shall, first prepay Swingline Loans, second, prepay Revolving Credit Loans and third prepay or Cash Collateralize (as applicable) Letter of Credit Obligations so that the threshold in either clause (i) or clause (ii) would not be exceeded.

4.4 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 3.4(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [Rate Unascertainable; Etc.], Section 4.13 [Replacement of a Lender] or Section 4.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6(e) [Borrowings to Repay Swingline Loans].

4.5 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 4.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For purposes of clause (b) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 4.5 shall be treated as having acquired an interest in such participation on the earlier date on which such Lender acquired an interest in the applicable Loan or Commitment to which such participation relates.

4.6 Administrative Agent’s Clawback.

(a) [Reserved].

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.7 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period and, if such Interest Period is longer than three (3) months, also at the end of each three month period during such Interest Period. Interest on mandatory prepayments of principal under Section 4.3 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.

4.8 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, any Issuing Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based interest rate to add (or otherwise account for) such reserve percentage.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.8 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 4.8 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 4.8 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.9 Taxes.

(a) Defined Terms. For purposes of this Section 4.9, the term “Lender” includes any Issuing Lender and any Swingline Loan Lender and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax with respect to any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.9) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 4.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(1) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a Lender that sells a participation), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of such direct and indirect partner(s);

(3) each Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 4.9(f), no Lender shall be required to delivery any documentation pursuant to this Section 4.9(f) that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver any documentation provided by such Lender to the Administrative Agent pursuant to this Section 4.9(f) to the Borrower and any successor Administrative Agent.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.9 (including by the payment of additional amounts pursuant to this Section 4.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 4.9(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.9(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.9(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.9(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

4.10 Indemnity. In addition to the compensation or payments required by Section 4.8 [Increased Cost] or Section 4.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not any such payment or prepayment is mandatory, voluntary or automatic and whether or not any such payment or prepayment is then due); or

(b) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests] or notice relating to prepayments under Section 4.2 [Voluntary Prepayments] or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or

(c) any assignment of a Loan under the Term SOFR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 4.13 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) [Swingline Loan Sublimit] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b) [Swingline Loan Sublimit]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

4.12 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.12 or Section 2.9 [Defaulting Lenders] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and such Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.9 [Defaulting Lenders] the Person providing Cash Collateral and such Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 4.12(a) above.

4.13 Replacement of a Lender. If any Lender requests compensation under Section 4.8 [Increased Costs], or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 4.9 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.14 [Designation of a Different Lending Office], or if any Lender is a Defaulting Lender or a Non-

Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.8 [Increased Cost] or Section 4.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.8 [Successors and Assigns];

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.8 [Increased Costs] or payments required to be made pursuant to Section 4.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4.14 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 4.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.8 [Increased Costs] or Section 4.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all necessary lawful power and authority, and all necessary licenses, approvals and authorizations to own or lease its properties and to engage in the business it presently conducts or currently proposes to conduct, except where the failure to have such power and authority, licenses, approvals or authorizations would not reasonably be expected to constitute a Material Adverse Effect (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the absence of such licensing or qualification would not reasonably be expected to constitute a Material Adverse Effect, (d) has requisite power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations, and all such actions have been duly authorized by all necessary action and proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.15 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where (i) the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect or (ii) any non-compliance is being contested in good faith by appropriate proceedings diligently conducted, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances other than Permitted Liens, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Event of Default or Potential Default has occurred and is continuing or would result from the performance by any Loan Party of its Obligations.

5.2 Borrower; Subsidiaries and Owners; Investment Companies. All of the Equity Interests in the Borrower outstanding have been duly authorized and validly issued and are fully paid and non-assessable. Schedule 5.2 states (a) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount and percentage of Equity Interests in such Subsidiary and (b) the name of each holder of an Equity Interest in each Subsidiary, and the amount thereof. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien (other than Permitted Liens) and all such Equity Interests have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 as such term is defined in the Investment Company Act of 1940 and shall not become such an “investment company”.

5.3 Validity and Binding Effect. This Agreement has been, and each of the other Loan Documents when delivered will have been, (a) duly authorized, validly executed and delivered by each Loan Party, as applicable, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.4 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject or by which it is affected, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents), except, in the case of this clause (b), where such conflict, default or breach, or the creation or enforcement of any Lien, would not reasonably be expected to constitute a Material Adverse Effect. To the knowledge of the Borrower (after due inquiry), there is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be likely to result in a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents except such as has been obtained or issued.

5.5 Litigation. There are no actions, suits, claims, proceedings or investigations pending against such Loan Party or any Subsidiary of such Loan Party or any of their properties at law or in equity before any Official Body which (a) individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect or (b) state to affect, impact or restate this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to constitute a Material Adverse Effect.

5.6 Financial Statements.

(a) Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal years ended December 31, ~~2020~~2023, December 31, ~~2021~~2024 and December 31, ~~2022~~2025 . In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, as of the end of the fiscal ~~quarters~~quarter ended March 31, ~~2023, June 30, 2023 and September 30, 2023~~2026 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.

(b) Financial Projections. The Borrower has delivered to the Administrative Agent a summary of projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Borrower and its Subsidiaries for the period from the Closing Date through December 31, 2024 derived from various assumptions of the Loan Parties’ management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that such Projections are (i) as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (iii) no assurance can be given that the Projections will be realized and that actual results may differ from projected results and that such differences may be material.

5.7 Material Adverse Effect. Since December 31, ~~2022~~2025, no event, circumstance or condition has occurred or exists that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

5.8 Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.9 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, report, statement, agreement or other documents or other information (written or oral) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection herewith or therewith or the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower that have been or will be prepared by the Borrower or any of its affiliates or representatives and made available to any Lender have been or will be prepared in good faith based upon reasonable assumptions at the time of delivery thereof (it being understood that such information is subject to significant contingencies, and no assurance can be given that the projections will be realized and that actual results may differ from projected results and that such differences may be material).

5.10 Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and all Taxes which have been payable by any Loan Party of any Subsidiary of a Loan Party (including in its capacity as a withholding agent) have been paid, except to the extent that (a) such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made or (b) the failure to do so would not reasonably be likely to, individually or in the aggregate, result in a Material Adverse Effect.

5.11 Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights reasonably necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, in each case other than where the failure to do so would not reasonably be expected to constitute a Material Adverse Effect.

5.12 Liens in the Collateral.

(a) The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute first priority, perfected security interests, except in the case of (i) Permitted Liens, to the extent any such Permitted Liens have priority over Liens in favor of the Administrative Agent pursuant to any applicable Law and (ii) Liens perfected only by possession, to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

(b) Schedule 5.12(A) sets forth a complete and accurate list as of the ~~Closing~~Amendment No. 3 Effective Date of all Mortgaged Property.

(c) Schedule 5.12(B) sets forth a complete and accurate list as of the ~~Closing~~Amendment No. 3 Effective Date of all Reserve Areas owned or leased by any Loan Party.

5.13 Insurance. The material properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers (or such coverage is from self-insurance compatible with the following standards) in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

5.14 ERISA Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) neither the Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) the Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan and (iv) neither the Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.15 Environmental Matters. Except as disclosed on Schedule 5.15 or as would not, individually or in the aggregate, give rise to a Material Adverse Effect:

(a) Each Loan Party is, and to the knowledge of each respective Loan Party, each of its Subsidiaries, properties and all operations conducted in connection therewith, are and have been, for the past five (5) years, in compliance with applicable Environmental Laws or Environmental Permits. To the knowledge of each respective Loan Party, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof.

(b) The properties currently, or to the knowledge of each respective Loan Party, formerly owned, leased or operated by each Loan Party and each of its Subsidiaries now or in the past do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws or Environmental Permits.

(c) No Loan Party nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws or Environmental Permits, nor does any Loan Party or any of its Subsidiaries have knowledge that any such notice is being threatened.

(d) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Loan Party or any of its Subsidiaries in violation of, or in a manner or to a location which would give rise to liability under Environmental Laws or Environmental Permits, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that would give rise to liability under, any applicable Environmental Laws or Environmental Permits.

(e) No judicial proceedings or governmental or administrative action is pending, or to the knowledge of the Borrower, threatened, under any Environmental Law or Environmental Permit to which any Loan Party or any of its Subsidiaries are, or to the knowledge of the Borrower, will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, settlements or agreements outstanding under any applicable Environmental Law or Environmental Permit with respect to any Loan Party or any of its Subsidiaries or operations conducted in connection therewith.

(f) There has been no release or, to the knowledge of each Loan Party, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Loan Party or any of its Subsidiaries, now or in the past, in violation of or in the amounts or in a manner that would give rise to liability under applicable Environmental Laws or Environmental Permits.

5.16 Solvency. The Borrower and its Subsidiaries, immediately after giving effect to the entry into this Agreement on the ~~Closing~~Amendment No. 3 Effective Date and any Loans to be made hereunder on the ~~Closing~~Amendment No. 3 Effective Date , and upon the incurrence of any Obligation by any Loan Party on the date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

5.17 Sanctions; and International Trade; Anti-Money Laundering and Anti-Corruption Laws. No Covered Entity~~,~~ nor any ~~employees, officers,~~of its directors, ~~affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement~~officers, or employees, nor, to the knowledge of any Loan Party, any agents or affiliates acting on behalf of any Covered Entity: (~~i~~a) is a Sanctioned Person; (~~ii~~b) ~~directly,~~does business in or with, or derives any of its income, directly or indirectly ~~through any third party, is engaged in any transactions or other dealings with, involving, or for the benefit of~~, from any Sanctioned Person ~~or~~in violation of Sanctions or any Sanctioned Jurisdiction~~, or any transactions or other dealings that otherwise are prohibited by~~; or (c) is in violation of, or is, directly or indirectly, taking any action that would cause any Covered Entity to be in violation of, applicable Sanctions, or in violation in any material respect of applicable International Trade Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws. No Covered Entity nor any of its directors, officers, or employees, nor to the knowledge of any Loan Party, any agents or affiliates acting on behalf of any Covered Entity: (x) is in receipt of any notice or communication from any Compliance Authority that alleges, or otherwise pertains to, an actual or potential violation of any International Trade Laws~~.~~

, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by any ~~5.18 Anti-Corruption Laws.~~ Covered Entity; or (y) is, to the knowledge of any Loan Party, the target or subject of any investigation by, or has received any request for information from, an Official Body relating to a violation of any International Trade Laws, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a Covered Entity. Each Covered Entity has ~~(a) conducted its business in compliance with all Anti-Corruption Laws and (b) has~~ instituted ~~and~~, maintains, and enforces policies and procedures reasonably designed to ensure compliance with ~~such Laws.~~ applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. There is no Covered Property pledged as Collateral.

5.18 [Reserved].

5.19 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the ~~date hereof~~Closing Date and as of the date any such update is delivered.

5.20 Mines. Each of the Borrower and its Subsidiaries maintains, operates, preserves and protects all of its properties and equipment necessary in the operation of the active Mining Facilities in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted) in accordance with Prudent Operating Practice and in conformance with any and all applicable domestic or foreign, federal, state or local (or any subdivision) statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of Governmental Authorities relating to surface or subsurface mining operations and activities, including, but not limited to, the Surface Mining Control and Reclamation Act, Federal Coal Leasing Amendments Act, 30 U.S.C. §§ 181 et seq., the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, and the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq., each as amended, and any comparable state and local laws or regulations, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.21 Reserves. To the best knowledge of each Loan Party, the Borrower and its Subsidiaries maintain adequate reserves for future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, and such reserves are not less than those required by GAAP.

5.22 Labor Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

ARTICLE 6

CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of each Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1 Initial Loans and Letters of Credit.

(a) Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i) this Agreement and each of the other Loan Documents duly executed by the parties thereto;

(ii) a certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) since December 31, 2022, no event, circumstance or condition has occurred or exists that has resulted in or could be reasonably expected to result in a Material Adverse Effect and (y) the conditions stated in Section 6.2 [Each Loan or Letter of Credit] have been satisfied;

(iii) a certificate dated the Closing Date and signed by ~~[~~the Secretary or an Assistant Secretary~~]~~ of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification;

(iv) a Perfection Certificate in the form of Exhibit G-1 duly executed by each Loan Party;

(v) subject to Section 7.15 [Post-Closing Obligations], all certificates, agreements or instruments representing or evidencing the Securities Collateral (as defined in the Security Agreement) and any Marketable Security (as defined in the Australian Pledge Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Administrative Agent;

(vi) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other filings and documents under applicable requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Security Agreement and the Australian Pledge Agreement;

(vii) the Intercompany Note;

(viii) an intercreditor agreement among the Borrower, the Administrative Agent and the agent for the Existing Securitization Facility attached as Exhibit I hereto (the “PLRC Intercreditor Agreement”);

(ix) written opinions of (i) Jones Day, as New York and Illinois counsel for the Loan Parties, (ii) Ashurst LLP, as Australian counsel to the Administrative Agent and (iii) Dentons Bingham Greenebaum LLP, as Indiana local counsel for the Loan Parties, each dated the Closing Date and in form and substance satisfactory to the Administrative Agent;

(x) evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lenders loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lenders loss payee;

(xi) Lien searches in acceptable scope and with acceptable results;

(xii) a certificate of an Authorized Officer of the Borrower as to the Solvency of the Borrower and its Subsidiaries taken as a whole after giving effect to the transactions contemplated by this Agreement;

(xiii) the Statements and the Projections; and

(xiv) the Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested (solely to the extent requested at least ten (10) Business Days (or such shorter period as the Borrower may agree) prior to the Closing Date) in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(xv) each original share certificate for all the issued shares in Peabody Australia Holdco Pty Ltd ACN 154 820 130;

(xvi) each original share certificate for all the issued shares in Wilpinjong Coal Pty Ltd ACN 104 594 694;

(xvii) each original blank share transfer form executed by each relevant shareholder sufficient to transfer all of its legal and beneficial interest in the above shares, with the name of the transferee, the consideration and the date left blank;

(xviii) a certified copy of the share register of Peabody Australia Holdco Pty Ltd ACN 154 820 130 indicating that the shareholders hold all issued shares in Peabody Australia Holdco Pty Ltd ACN 154 820 130;

(xix) a certified copy of the share register of Wilpinjong Coal Pty Ltd ACN 104 594 694 indicating that the shareholders hold all issued shares in Wilpinjong Coal Pty Ltd ACN 104 594 694;

(xx) a certified fully executed copy of constitution of Peabody Australia Holdco Pty Ltd ACN 154 820 130;

(xxi) a certified fully executed copy of constitution of Wilpinjong Coal Pty Ltd ACN 104 594 694;

(xxii) evidence that the constitution of Peabody Australia Holdco Pty Ltd ACN 154 820 130 has been amended in such a manner as the Lenders requires, including so as to ensure that the Lenders or its nominee can become registered as the holder of all shares of Peabody Australia Holdco Pty Ltd ACN 154 820 130 the subject of the secured interest in the event of the enforcement of the secured property; and

(xxiii) evidence that the constitution of Wilpinjong Coal Pty Ltd ACN 104 594 694 has been amended in such a manner as the Lenders requires, including so as to ensure that the Lenders or its nominee can become registered as the holder of all shares of Wilpinjong Coal Pty Ltd ACN 104 594 694 the subject of the secured interest in the event of the enforcement of the secured property.

(b) Payment of Fees. To the extent invoiced three (3) Business Days (or such shorter period as the Borrower may agree) prior to the Closing Date, the Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 10.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Effect, in which event such representations and warranties shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (unless qualified by materiality or reference to the absence of a Material Adverse Effect, in which event shall be true and correct as of such earlier date), and except that for purposes of this Section 6.2, the representations and warranties contained in Section 5.6 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 7.12 [Reporting Requirements], (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof and (d) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Lender an application for a Letter of Credit, as the case may be; provided that no Loan shall be made if after giving effect thereto (x) the sum of all outstanding Loans and Letter of Credit Obligations (other than undrawn Letters of Credit) would exceed ~~25~~50% of the Revolving Credit Commitments and (y) ~~Unrestricted~~Excess Balance Sheet Cash of the Borrower and its Subsidiaries would exceed $150,000,000. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in this Section 6.2 have been satisfied on or prior to the date thereof.

ARTICLE 7

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that until the Facility Termination Date, the Loan Party shall comply at all times with the following covenants:

7.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in its jurisdiction of organization or formation and each other material jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.5 [Liquidations, Mergers, Consolidations] (b) maintain all licenses, consents, permits, franchises, rights and qualifications necessary for the standard operation of its business, except where the failure to maintain the same would not reasonably be expected to result in a Material Adverse Effect, and (c) maintain and preserve all intellectual properties, including without limitation trademarks, trade names, patents, copyrights and other marks, registered and necessary for the standard operation of its business except where the failure to maintain the same would not reasonably be expected to result in a Material Adverse Effect.

7.2 Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes to which it is subject promptly as and when the same shall become due and payable, including all Taxes upon it or any of its properties, assets, income or profits (including in its capacity as a withholding agent), prior to the date on which penalties attach thereto, except to the extent that (a) such Taxes, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (b) failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.3 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers (which may be an Affiliate of the Borrower), including self-insurance except to the extent where the failure to do so would not reasonably be expected to have a Material Adverse Effect. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as mortgagee/lenders loss payee (as applicable) (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), as applicable. At the reasonable request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and thereafter a certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions specified below or are otherwise in form reasonably acceptable to the Administrative Agent in its discretion. If at any time any building located at any Mortgaged Property and constituting Collateral is located in a special flood hazard area, the applicable Loan Parties shall, (i) keep and maintain, at all times, flood insurance on terms and in an amount sufficient to comply with the rules and regulations promulgated under the Flood Laws, (ii) upon written request, deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and (iii) upon written request, deliver to the Administrative Agent an executed acknowledgment of each “Life-of-Loan” flood hazard determination delivered to the Borrower promptly following receipt of such determination; provided that in the case of any Mortgaged Property that is acquired after the Closing Date located in a special flood hazard area, any evidence of the flood insurance required to be maintained under this Section 7.3 shall be delivered to the Administrative Agent prior to the effective date of the Mortgage in respect of such Mortgaged Property and such evidence of flood insurance shall be subject to the reasonable approval of the Administrative Agent. The foregoing requirement for flood insurance shall not apply to any Real Property that is otherwise excluded under the definition of Excluded Assets.

7.4 Maintenance of Properties, Leases and Permits. (a) Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair and in accordance with prudent operating and industry practice, working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), all of those properties useful or necessary to its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower and its Subsidiaries shall maintain all Required Permits in full force and effect in accordance with their terms.

7.5 Inspection Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees, representatives or independent contractors of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and make copies thereof or abstracts therefrom and, so long as such Loan Party has notice thereof and an opportunity to participate, discuss its business affairs, finances and accounts with its officers and independent public accountants (except to the extent (a) any such access is restricted by a requirement of Law or (b) any such agreements, contracts or the like are subject to a binding confidentiality agreement that prohibits the Borrower or any Subsidiary from granting access to the Administrative Agent or any Lender; provided that, with respect to such confidentiality agreement restricting the Borrower or such Subsidiary, a Responsible Officer of Borrower or such Subsidiary is made available to the Administrative Agent or such Lender to discuss such confidential information to the extent permitted), all in reasonable detail and at times to be mutually agreed and as often as the Administrative Agent or the Required Lenders may reasonably request, provided that such parties shall provide the Borrower and the Administrative Agent with reasonable written notice prior to any visit or inspection and that the Borrower shall have the right to participate in any discussions with such accountants. Any such visit and inspection shall be at the expense of the Borrower only once per year except when an Event of Default has occurred and is continuing.

7.6 [Reserved.].

7.7 Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP consistently applied and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all financial transactions.

7.8 Compliance with Laws; Use of Proceeds.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, including all Environmental Laws and Environmental Permits, and shall obtain and renew all material Environmental Permits necessary for its operations and properties, taken as a whole, in all respects; except (i) where such compliance with any law is being contested in good faith by appropriate proceedings diligently conducted, or (ii) that it shall not be deemed to be a violation of this Section 7.8 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Parties will use the Letters of Credit and the proceeds of the Loans only to pay fees and expenses in connection with the transactions contemplated hereby and fund ongoing working capital, capital expenditures and general corporate purposes and as permitted by applicable Law.

7.9 Additional Subsidiaries and Real Property; Australian Equity Pledge; Further Assurances.

(a) Additional Domestic Subsidiaries. As of the date any Compliance Certificate referred to in Section 7.13(a) is required to be delivered, notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary or any Domestic Subsidiary ceasing to be an Excluded Subsidiary during the period covered by the Compliance Certificate (and, in any event, within forty-five (45) days after such notice of such creation, acquisition or cessation, as such time period may be extended by the Administrative Agent in its sole discretion), and cause (A) such Domestic Subsidiary (other than an Excluded Subsidiary) to (i) become a Guarantor and grant a security interest in all personal and/or real property of such Domestic Subsidiary (subject to the exceptions specified in the Collateral Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Guaranty Joinder (as defined in the Guaranty Agreement) and a Joinder (as defined in the Security Agreement) and (ii) deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 6.1 [Initial Loans and Letters of Credit] as may be reasonably requested by the Administrative Agent and (B) such Subsidiary and each Loan Party that owns Equity Interests of such Subsidiary to (i) deliver to the Administrative Agent ~~such~~ original ~~certificated~~certificates evidencing all of the issued and outstanding Equity Interests (if any) ~~or other certificates and stock or other transfer powers evidencing the Equity Interests~~ of such Domestic Subsidiary, if any, which certificates shall be accompanied by undated stock powers duly executed in blank, or, if any such Equity Interests are uncertificated securities, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities in favor of the Administrative Agent for the benefit of the Secured Parties has been perfected in accordance with the UCC and all laws otherwise applicable to the perfection of the pledge of such shares, (ii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Domestic Subsidiary and (iii) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form and scope reasonably satisfactory to the Administrative Agent; provided that any pledge of the Equity Interests of a Domestic Subsidiary that is a FSHCO shall be limited to sixty five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such Domestic Subsidiary. ~~Notwithstanding the foregoing, such pledge by a Loan Party of the Equity Interests of a First Tier Foreign Subsidiary (other than an Australian Subsidiary) shall not be required to be granted and perfected under foreign law governed security documents.~~

(b) Additional Foreign Subsidiaries. As of the date any Compliance Certificate referred to in Section 7.13(a) is required to be delivered, notify the Administrative Agent of any Person that became a direct Foreign Subsidiary of the Borrower or a Loan Party (a “First Tier Foreign Subsidiary”) during the period covered by the Compliance Certificate, and at the reasonable request of the Administrative Agent, promptly thereafter (and, in any event, within forty-five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion)~~, and~~ cause (i) the applicable Loan Party to deliver to the Administrative Agent ~~Security~~Collateral Documents pledging the Equity Interests of such First Tier Foreign Subsidiary, in the case of any First Tier Foreign Subsidiary that is a CFC, limited to sixty five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary; provided that the foregoing limitation to 65% of such voting Equity Interests shall not apply in the case of any Equity Interests held by a Loan Party in any Australian Subsidiary so long as the pledge thereof would not result in adverse tax consequences to any Loan Party as reasonably determined by the Borrower and confirmed by the Administrative Agent in writing, and a consent thereto executed by such new Australian Subsidiary (a “First Tier Australian Subsidiary”), if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof and (ii)

solely with respect to a First Tier Australian Subsidiary, such applicable Loan Party to deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 6.1 [Initial Loans and Letters of Credit] as may be reasonably requested by the Administrative Agent. Notify the Administrative Agent promptly upon the formation of a Special Purpose Receivables Subsidiary, and at the reasonable request of the Administrative Agent, promptly thereafter (and in any event within forty-five (45) days of such formation or such longer period as is reasonably acceptable to the Administrative Agent)~~, and~~ cause the Borrower (or such other Subsidiary that owns the Equity Interests issued by such Special Purpose Receivables Subsidiary) to grant a Lien on the Equity Interests of such Special Purpose Receivables Subsidiary that will be subject to an intercreditor agreement or arrangement in a form substantially similar to the PLRC Intercreditor Agreement. Notwithstanding the foregoing, such pledge by a Loan Party of the Equity Interests of a First Tier Foreign Subsidiary (other than an Australian Subsidiary) shall not be required to be granted and perfected under foreign law governed security documents.

(c) Real Property Collateral. (i) Promptly after the acquisition or lease of any Material Real Property by any Loan Party after the Closing Date or the reopening or reactivation of any Reactivated Mining Facility that constitutes Material Real Property by any Loan Party (and, in any event, within ten (10) Business Days after such acquisition or lease, as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent and (ii) promptly thereafter (and in any event, within one-hundred eighty (180) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion)), unless otherwise agreed by the Administrative Agent, deliver, with respect to such Material Real Property (other than with respect to any Excluded Asset):

(A)	executed counterparts of one or more Mortgages on such Material Real Property in a form appropriate for recording in the applicable recording office;

(B)

fully paid American Land Title Association Loan Policies of Title Insurance, in standard form, or such other form reasonably acceptable to the Administrative Agent (the “Mortgage Policies”), covering the applicable Loan Party’s title and interest in the surface rights of such Material Real Property (the “Insured Property”) with endorsements (excluding any endorsements that would require a survey to issue) and in amounts reasonably acceptable to the Administrative Agent (provided, that the total value of all Mortgage Policies, in the aggregate, shall equal the total amount of the Revolving Credit Commitments), issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the Insured Property described therein, free and clear of all Liens except Permitted Liens, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable;

(C)

a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each improved surface parcel of such Material Real Property, and, in the event any portion of such Material Real Property includes a structure with at least two walls and a roof or a building in the course of construction (each, a “Building”) or a Manufactured (Mobile) Home (as defined by the Flood Laws) and, as shown in the related flood hazard determination, such Building is located in a special flood hazard area, then (1) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower, and (2) evidence of flood insurance as required by Section 7.3;

(D)

favorable opinions of local counsel for the Loan Parties, (1) in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of all Mortgages covering the Mortgaged Properties and any related fixture and filings covering as-extracted collateral, in form and substance reasonably satisfactory to the Administrative Agent, and (2) in states in which the Loan Parties party to the Mortgages are organized or formed, that the relevant mortgagor is validly existing and in good standing, corporate power, due authorization, execution and delivery, no conflicts and no consents of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent, and such other opinions of counsel as the Administrative Agent shall reasonably request in form reasonably acceptable to the Administrative Agent relating to the delivery of such Mortgage;

(E)	with respect to any Material Real Property, any existing title opinion letters previously obtained by the Borrower or its Subsidiaries;

(F)

with respect to any Material Real Property which is leased, to the extent obtainable after using commercially reasonable efforts, estoppels (to the extent required by the title company to issue the Mortgage Policies without an estoppel exception) and consent agreements (to the extent the consent of the lessor is required to encumber the applicable Loan Party’s leasehold interest at such Mortgaged Property) executed by each of the lessors of such leased real properties which the Administrative Agent (after consultation with Borrower) determines are material, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent; provided, however, that notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the estoppel and consent agreement or accompanying documents with respect to any such real property lease within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Administrative Agent the same and the covenant set forth in this Section with respect to such estoppel and consent agreement and accompanying documents shall be deemed to be satisfied by the Borrower;

(G)	to the extent required by the Administrative Agent, as-extracted UCC-1 financing statements in appropriate form for recording in the jurisdiction in which such Material Real Property is located; and

(H)

evidence of payment by the Borrower of all mortgage recording taxes and related charges required for the recording of such Mortgages and as extracted UCC-1 financing statements and issuance of the Mortgage Policies.

(d) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions specified in Section 7.8(a) or Section 7.8(b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 7.8(a) or Section 7.8(b)), as applicable.

(e) Exclusions. The provisions of this Section 7.9 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

(f) Specified Subsidiaries. Notwithstanding anything to the contrary contained in any Loan Document, any Domestic Subsidiary that would otherwise be a FSHCO absent this Section 7.9(f) and that directly owns Equity Interests in an Australian Subsidiary that is a CFC (each, a “Specified Subsidiary”) shall not be a FSHCO and, therefore, shall be a Loan Party; provided, however, that if adverse tax consequences would result to any Loan Party from the pledge of more than sixty-five percent (65%) of the total outstanding voting Equity Interests of such Australian Subsidiary as reasonably determined by the Borrower with the Administrative Agent in writing, then (i) such Specified Subsidiary shall be deemed to be a FSHCO and shall cease to be a Loan Party, (ii) such Specified Subsidiary shall be required to pledge all Equity Interests of each Foreign Subsidiary that it directly holds, other than any such Equity Interests that are Excluded Assets (including for the avoidance of doubt Equity Interests in excess of sixty-five percent (65%) of the total outstanding voting Equity Interests (and one-hundred percent (100%) of the non-voting Equity Interests) of such Australian Subsidiary), and deliver such documents and certificates to the Administrative Agent and take such other actions as required under Section 7.9(b) within forty-five (45) days from the date of such determination as if Section 7.9(b) applied to such Specified Subsidiary and (iii) one-hundred percent (100%) of the Equity Interests of such Specified Subsidiary shall be an Excluded Asset.

(g) Further Assurances. Subject to any applicable limitation in any Collateral Document, each Loan Party shall do such acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(h) Title Insurance. The Loan Parties shall at all times, unless otherwise agreed by the Administrative Agent, maintain Mortgage Policies on the Mortgaged Properties in an aggregate amount equal to the total amount of the Revolving Credit Commitments.

(i) As-Extracted Collateral. Within one-hundred eighty (180) days (as such time period may be extended by the Administrative Agent in its sole discretion) after the acquisition or lease of any Real Property by any Loan Party after the Closing Date, or the reopening or reactivation of any Reactivated Mining Facility, in each case, (i) that is not a Mortgaged Property and (ii) where as-extracted collateral is located, the Borrower shall, or shall cause the applicable Loan Party to, deliver to the Administrative Agent, with respect to each such Real Property (other than with respect to any Excluded Asset), as-extracted UCC-1 financing statements in appropriate form for recording in the jurisdiction in which such Real Property is located.

7.10 ~~Anti-Corruption Laws; Anti-Money Laundering Laws~~Sanctions; International Trade, Anti-Money Laundering, and Anti-Corruption Laws. Each Loan Party shall comply with applicable Sanctions and shall comply in all material respects with applicable International Trade Laws, Anti-Money Laundering Laws and Anti-Corruption Laws and maintain and enforce policies and procedures reasonably designed to ensure compliance with all applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws by each Covered Entity.

~~(a) The Loan Parties covenant and agree that they shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.~~

~~(b) Each Covered Entity shall conduct their business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain policies and procedures reasonably designed to ensure compliance with such Laws.~~

7.11 Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Secured Hedging Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Secured Hedging Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 7.11 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II)) of the CEA.

7.12 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a) Quarterly Financial Statements. Commencing with the fiscal quarter beginning March 31, 2024, within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q (to the extent such Form 10-Q contains the information otherwise called for in this clause (a)), which will be deemed delivered upon the posting of such information on the Borrower’s website with written notice of such posting to the Administrative Agent).

(b) Annual Financial Statements. Commencing with the fiscal year ended December 31, 2023, within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and reported on by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent (all of which may be provided by means of delivery of the applicable SEC Form 10-K (to the extent such Form 10-K contains the information otherwise called for in this clause (b)), which will be deemed delivered upon the posting of such information on the Borrower’s website with written notice of such posting to the Administrative Agent). The opinion or report of accountants shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than (x) any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur, (y) with respect to or resulting from the upcoming maturity of any Indebtedness, or (z) with respect to an actual or prospective breach of any covenant specified in Section 8.12, 8.13 or 8.14 in this Agreement), including without limitation as to the scope of such audit or status as a “going concern” of the Borrower or any Subsidiary.

(c) Preparation of Environmental Reports. At the reasonable request of the Administrative Agent or the Required Lenders through the Administrative Agent from time to time and upon the occurrence and during the continuance of an Event of Default caused by reason of a breach under Sections 5.15 or 7.8, provide to the Lenders within sixty (60) days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for the properties which are the subject of such request, prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with such properties.

7.13 Certificates; Notices; Additional Information. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a) Certificate of the Borrower. Commencing with the fiscal quarter ending March 31, 2024, concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 7.12(a) [Quarterly Financial Statements] and 7.12(b) [Annual Financial Statements], a certificate (each, a “Compliance Certificate”) of the Borrower signed by an Authorized Officer of the Borrower, in the form of Exhibit F.

(b) Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default, including all specific provisions of this Agreement and any other Loan Document that have been breached, and the action which such Loan Party proposes to take with respect thereto.

(c) Material Adverse Effect. Promptly after any officer of any Loan Party has learned of any matter that would reasonably be expected to result in a Material Adverse Effect, written notice thereof accompanied by a statement of an Authorized Officer of the Borrower or the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

(d) Organizational Documents. Within the time limits specified in Section 8.11 [Changes to Material Documents], any amendment to the organizational documents of any Loan Party that is reasonably likely to be adverse to the Lenders.

(e) Erroneous Financial Information; Change in Accounting. (i) Promptly in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto and (ii) promptly notice in writing of any material change in accounting policies or financial reporting practice by any Loan Party.

(f) ERISA Event. Promptly upon the Borrower having knowledge of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

(g) Other Reports. Promptly upon their becoming available to the Borrower:

(i) Annual Budget. Commencing with the fiscal year beginning January 1, 2025, the annual budget and any forecasts or projections of the Borrower, to be supplied not later than ninety (90) days after the commencement of the fiscal year to which any of the foregoing may be applicable; and

(ii) Coal Reserves. Not later than ninety (90) days after the end of each fiscal year of the Borrower, coal reserve figures, including production, content and proven and probable reserves of “assigned” reserves and additional information with respect to “assigned” and “unassigned” reserves, and supporting information for each Mine, in detail similar to that is included in the Borrower’s then most recent Form 10-K in accordance with SEC rules; provided, that any coal reserve figures included on the Borrower’s then most recent Form 10-K filed by the Borrower with the SEC will be deemed delivered upon the posting of such information on the Borrower’s website with written notice of such posting to the Administrative Agent;

(h) SEC Filings and other Material Reports. Promptly upon their becoming available to the Borrower, public SEC filings and other material reports, including SEC Form 8-K, registration statements, proxies, prospectuses, financial statements and other shareholder communications, filed by the Borrower with the SEC (all of which may be provided by means of delivery of the applicable SEC Form or filing, and which will be deemed delivered upon (i) the posting of such information on the Borrower’s website with written notice of such posting to the Administrative Agent or (ii) the making of such information available on any Platform).

(i) Other Information. Such other reports and information as the Administrative Agent or the Required Lenders may from time to time reasonably request.

(j) Perfection Certificate. ~~Simultaneously with each~~To the extent requested by the Administrative Agent in writing in connection with the delivery of financial statements referred to in Section 7.12(b) [Annual Financial Statements], a certificate of an Authorized Officer of the Borrower (x) setting forth the information required pursuant to the Perfection Certificate or an update to the prior Perfection Certificate delivered by the Borrower or (y) confirming that there has been no change in such information since the date of the latest Perfection Certificate.

(k) Litigation. Promptly after any Responsible Officer has actual knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of the Borrower’s Subsidiaries that (i) would be reasonably expected to result in a Material Adverse Effect or (ii) purports to effect the legality, validity or enforceability of any Loan Document, and promptly after the occurrence thereof, notice of any Material Adverse Effect in the status or the financial effect on any Loan Party or any of the Borrower’s Subsidiaries.

(l) Australian Surety Bond Facility. (A) Notice of any default, event of default or change of control in each case by or with respect to an obligor under an Australian Security Bond Document or (B) notice of any other material violation or breach of any Australian Surety Bond Document or (C) any replacement of any Australian Surety Bond Document.

7.14 Certificate of Beneficial Ownership and Other Additional Information. Provide to the Administrative Agent and the Lenders upon reasonable written request: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

7.15 Post-Closing Obligations. Within the time period after the Closing Date specified on Schedule 7.15 (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrower and each other Loan Party, as applicable, shall take the actions set forth on Schedule 7.15.

ARTICLE 8

NEGATIVE COVENANTS

Each Loan Party hereby covenants and agrees that until the Facility Termination Date, the Loan Party will not, and, other than with respect to Section 8.15 [Limitation on Negative Pledges and Restrictive Agreements], will not permit any of its Subsidiaries to:

8.1 Indebtedness. At any time create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) existing Indebtedness as specified on Schedule 8.1 (other than any individual obligations with respect to such Indebtedness that is less than $2,000,000) and any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness incurred with respect to purchase money security interests and capitalized leases in an aggregate principal amount not to exceed the greater of (I) $150,000,000 and (II) 3.0% of CNTA at any time outstanding;

(d) Indebtedness of (I) a Loan Party to (A) another Loan Party, (B) a Non-Guarantor Subsidiary; provided that in the case of this clause (d), such Indebtedness is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and (II) to the extent consisting of an Investment permitted by Section 8.3, a Non-Guarantor Subsidiary to a Loan Party;

(e) Guarantees by the Borrower or any Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of the Borrower by any such person in an aggregate principal amount for all such guarantees not to exceed $2,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower or any Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, reclamation obligations, bank guarantees, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Borrower or a Subsidiary, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(g) Indebtedness arising from agreements of the Borrower or any Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or Disposition of any business, assets or any Subsidiary to or from a Person other than an Affiliate of Borrower;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness of the Borrower or any Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements;

(j) Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed the greater of (I) $~~50,000,000~~100,000,000 and (II) ~~1.0~~2.0% of CNTA at any time outstanding;

(k) Indebtedness of any Loan Party secured by Collateral in an aggregate principal amount not to exceed $200,000,000 at any time outstanding, provided that (i) such Indebtedness complies with the Permitted Other Debt Conditions, (ii) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (iii) the Liens securing such Indebtedness are junior in priority to the Liens securing the Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent;

(l) unsecured Indebtedness in an aggregate amount at any one time outstanding not to exceed $750,000,000 minus the aggregate principal amount of Indebtedness then incurred and outstanding pursuant to Section 8.1(m) [Indebtedness]; provided that (i) such Indebtedness complies with the Permitted Other Debt Conditions, (ii) no Event of Default has occurred and is continuing or would result therefrom and (iii) the Borrower is in pro forma compliance with the financial covenants specified in Sections 8.12, 8.13 and 8.14 after giving pro forma effect to such incurrence (and the Borrower has provided the Administrative Agent an officer’s certificate to that effect);

(m) Indebtedness incurred to finance (in whole or in part) one or more Permitted Acquisitions and is in the form of seller financing, pre-purchase agreements, earn-outs or similar instruments or agreements that, in each case, are required to be reflected on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP and any Permitted Refinancing Indebtedness in respect thereof; provided that no Event of Default shall have occurred and be continuing or would result from such incurrence; provided, further, that (I) the Indebtedness outstanding in reliance on this Section 8.1(m) shall not exceed an aggregate principal amount at any one time of $250,000,000 and (II) all Indebtedness outstanding in reliance on this Section 8.1(m) shall reduce dollar-for-dollar the amount of Indebtedness permitted under Section 8.1(l);

(n) the 2028 Convertible Notes (as in effect on the ~~Closing~~Amendment No. 3 Effective Date or as amended in any manner not materially adverse to the interests of the Lenders) in an aggregate principal amount equal to the principal amount thereof outstanding on the Amendment No. 3 Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(o) Permitted Securitization Programs in an aggregate principal amount outstanding at any one time not to exceed the greater of (I) $250,000,000 and (II) 5.0% of CNTA at the time of any incurrence under this clause (o);

(p) obligations for a maximum amount available to be drawn of letters of credit in an aggregate amount not to exceed $400,000,000 at any time outstanding issued under the GS Standby Letter of Credit Agreement, as amended, restated or replaced from time to time so long as such agreement remains a letter of credit facility, which, if secured, is secured by the type of assets securing the GS Standby Letter of Credit Agreement as of the Closing Date;

(q) Guarantees of the Borrower or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Borrower or any such Subsidiary;

(r) Indebtedness in respect of (i) cash management obligations incurred in the ordinary course of business and (ii) Hedging Agreements incurred in the ordinary course of business;

(s) to the extent that the lease of assets to the Borrower or a Subsidiary in any transaction undertaken pursuant to Section 8.20 [Sale and Leaseback Transactions] constitutes Indebtedness, such Indebtedness shall be permitted;

(t) Indebtedness incurred by the Borrower or any Subsidiary in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards or purchase cards;

(u) ~~Indebtedness of the Borrower in the form of secured loans incurred to finance the Anglo American Acquisitions (or any Permitted Refinancing thereof) and/or pay fees and expenses relating thereto in an aggregate principal amount (taken together with Indebtedness incurred pursuant to Sections 8.1(v) and (w) [Indebtedness]) not to exceed the Anglo American Acquisition Debt Amount; provided that any Indebtedness pursuant to this Section 8.1(u) shall (i) have a final maturity date no earlier than 364 days after the incurrence thereof and (ii) comply with the Pari Debt Requirements;~~[reserved];

(v) ~~secured term Indebtedness (whether in the form of loans or securities) of the Borrower incurred to finance (whether funded into escrow or to directly fund; provided that if such Indebtedness is funded into escrow it may only be secured pursuant to clause (dd) of Permitted Liens until released from escrow) the Anglo American Acquisitions or any Permitted Refinancing thereof and/or any fees or expenses relating thereto or to refinance any Indebtedness outstanding under Section 8.1(u), in an aggregate principal amount for all Indebtedness incurred pursuant to this Section 8.1(v) (when taken together with Indebtedness outstanding on a pro forma basis pursuant to Sections 8.1(u) and (w) [Indebtedness]) not to exceed the Anglo American Acquisition Debt Amount; provided that in no event shall the aggregate principal amount of Indebtedness pursuant to this Section 8.1(v) [Indebtedness] exceed $1,475,000,000; provided, further, that any Indebtedness pursuant to this Section 8.1(v) [Indebtedness] shall (i) not have a scheduled maturity (or any scheduled mandatory offers to repurchase or prepay) prior to the fifth anniversary of the date of incurrence of such Indebtedness, except for, solely to the extent such Indebtedness is funded into escrow, a special redemption with such escrowed funds to the extent that any Anglo American Acquisition Closing Date does not occur and (ii) comply with the Pari Debt Requirements;~~[reserved];

(w) ~~(A) unsecured (except to the extent and for so long as funded into escrow as contemplated below) Indebtedness of the Borrower in the form of notes incurred to fund (whether funded into escrow or to directly fund; provided that if such Indebtedness is funded into escrow it may only be secured pursuant to clause (dd) of Permitted Liens until so released from escrow (at which point such Indebtedness shall be unsecured)) the Anglo American Acquisitions and any Permitted Refinancing thereof and fees and expenses relating thereto or to refinance any Indebtedness outstanding under Section 8.1(u), in an aggregate principal amount for all Indebtedness incurred pursuant to this Section 8.1(w) (taken together with Indebtedness outstanding on a pro forma basis pursuant to Sections 8.1(u) and (v)~~

~~[Indebtedness]) not to exceed the Anglo American Acquisition Debt Amount; provided that such indebtedness shall (i) be convertible into Qualified Equity Interests of the Borrower, (ii) be an obligation solely of Borrower and not any other Person, (iii) have a scheduled maturity no earlier than the five year and six month anniversary of the incurrence thereof and not be subject to any interim scheduled payments of principal thereunder or any amortization and (iv) be subject to no mandatory prepayments or offers to purchase, except for (i) solely to the extent such Indebtedness is funded into escrow, a special redemption with such escrowed funds to the extent that any Anglo American Acquisition Closing Date does not occur and (ii) a customary offer to purchase upon a “fundamental change”, which shall be defined in a manner no more favorable to such noteholders than the definition of Change of Control is to the Lenders, but will allow that there is a fundamental change upon a delisting of the Borrower’s common stock from all stock exchanges and (B) Permitted Refinancing Indebtedness in respect thereof (it being understood that such Permitted Refinancing Indebtedness incurred pursuant to this clause (w)(B) may also be convertible into Qualified Equity Interests of the Borrower); and~~[reserved];

(x) Indebtedness under the Australian Surety Bond Documents and the Australian SBF Surety Bonds in an aggregate principal amount not to exceed 800,000,000 Australian Dollars at any one time outstanding, so long as (a) no Loan Party or any Non-Australian Subsidiary is an obligor, guarantor or otherwise obligated in respect of any Australian Surety Bond Document or any Australian SBF Surety Bond and (b) only Australian Subsidiaries shall be parties to, and obligors under the Australian Surety Bond Documents and Australian SBF Surety Bonds (provided that the Indebtedness in respect of any Australian Surety Bond Documents or Australian SBF Bonds shall be incurred pursuant to this Section 8.1(x) and not any other clause of this Section 8.1)~~.~~; and

(y) the 2031 Convertible Notes (as in effect on the Amendment No. 3 Effective Date or as amended in any manner not materially adverse to the interests of the Lenders) in an aggregate principal amount equal to the principal amount thereof outstanding on the Amendment No. 3 Effective Date and any Permitted Refinancing Indebtedness in respect thereof.

8.2 Liens. At any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens; provided that, notwithstanding anything contained in any Loan Document, the properties commonly known as “Wild Boar” and “Shoal Creek” shall not subject to any Lien other than Liens referred to in clause (a)-(d), (e)-(f), (k), (m), (q)-(t) or (v) of the definition of Permitted Liens.

8.3 Loans and Investments. At any time make or suffer to remain outstanding any Investment, except:

(a) trade credit extended in the ordinary course of business;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments so long as (A) Liquidity is no less than $400,000,000 after giving effect thereto, (B) no Event of Default shall have occurred and be continuing or would result therefrom, (C) the Total Net Leverage Ratio is less than or equal to 1.50:1.00 after giving effect thereto and (D) the aggregate amount of such Investments since the Amendment No. 3 Effective Date do not exceed (A) the greater of (I) $~~100,000,000~~150,000,000 and (II) ~~2.0~~3.0% of CNTA; provided that this clause (D) shall not apply if the Total Net Leverage Ratio is less than or equal to 1.00:1.00 on a Pro Forma Basis after giving effect thereto; provided, further, that no more than an aggregate of $100,000,000 of Investments made in reliance on this Section 8.1(c) since the Amendment No. 3 Effective Date may be made using assets other than cash or Cash Equivalents;

(d) loans, advances and investments (A) in Loan Parties and (B) by Non-Guarantor Subsidiaries in other Non-Guarantor Subsidiaries;

(e) ~~(x)~~ intercompany Indebtedness permitted by Section 8.1(d) and Investments by a Loan Party in a Non-Guarantor Subsidiary in an amount not to exceed the greater of (A) $50,000,000 and (B) 1.0% of CNTA ~~and (y) any Indebtedness to Domestic Subsidiaries from Australian Subsidiaries in order to consummate the Anglo American Acquisitions, so long as any such Indebtedness shall become Collateral within a timeframe reasonably satisfactory the Administrative Agent;~~;

(f) Investments existing on the ~~Closing~~Amendment No. 3 Effective Date, or made pursuant to a legally binding written commitment in existence on the ~~Closing~~Amendment No. 3 Effective Date, and in each case listed on Schedule 8.3 (other than any individual Investment in an amount less than $2,000,000) and any renewals, extensions, modifications, restatements or replacements thereof that in each case do not increase the amount thereof;

(g) Investments made under the Cash Management Agreements or under cash management agreements with any other Lenders;

(h) Investments consisting of extensions of credit in the nature of Receivables Assets or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Investments (including debt obligations and capital stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(j) (i) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties, (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture or (iii) payments or other arrangements whereby the Borrower or a Subsidiary provides a loan, advance payment or guarantee in return for future coal deliveries, in each case consistent with normal practices in the mining industry;

(k) Investments acquired as a capital contribution to the Borrower other than from a Subsidiary of a Borrower, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Equity Interests of the Borrower to a Person other than a Subsidiary of the Borrower;

(l) (i) receivables owing to the Borrower or any Subsidiary, (ii) endorsements for collection or deposit in the ordinary course of business and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(m) Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, related letters of credit and similar obligations are otherwise permitted under this Agreement;

(n) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any mining law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(o) Investments in Special Purpose Receivables Subsidiaries to the extent necessary to effectuate a Permitted Securitization Programs pursuant to Section 8.1(o) [Indebtedness];

(p) Investments in any assets constituting a business unit received by the Borrower or its Subsidiaries by virtue of a Permitted Asset Swap;

(q) so long as no Event of Default shall have occurred or would result therefrom, other Investments in an aggregate amount not to exceed the greater of (I)  $~~50,000,000~~100,000,000 and (II) ~~1.0~~2.0 % CNTA per fiscal year of the Borrower, with any unused amounts carried forward to the following years in an amount not to exceed the greater of (I) $~~100,000,000~~150,000,000 and (II) ~~2.0~~3.0 % of CNTA in any such fiscal year;

(r) Permitted Acquisitions;

(s) to the extent they involve an Investment, extensions of credit or letters of support to lessors, customers, suppliers and Joint Venture partners in the ordinary course of business;

(t) to the extent they involve an Investment, purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(u) Investments resulting from pledges and deposits permitted under clause (d) of the definition of “Permitted Liens”;

(v) Investments by Non-Guarantor Subsidiaries in order to fund working capital needs or capital expenditures, in each case of Joint Ventures or other similar agreements in existence as of the ~~Closing~~Amendment No. 3 Effective Date, in each case in the ordinary course of business and consistent with the historical business practices of the Borrower and its Subsidiaries;

(w) Investments in R3 Renewables LLC in an aggregate amount not to exceed the greater of (I) $~~25,000,000~~50,000,000 and (II) 1.0% CNTA per fiscal year of the Borrower, so long as R3 Renewables LLC remains a Subsidiary of the Borrower; and

~~(x) Investments made to effectuate the consummation of the Anglo American Acquisitions; provided that (i) the Anglo American Acquisitions shall have been consummated on or prior to the Scheduled Longstop Date (as defined in each Anglo American Acquisition Agreement as in effect on the Amendment No. 1 Effective Date) or such later date as permitted under the Anglo American Acquisition Agreements (each as in effect on the Amendment No. 1 Effective Date) in all material respects in accordance with the terms of the Anglo American Acquisition Agreements (without giving effect to amendments, consents or waivers of any of the provisions thereof that would be materially adverse to the Lenders without the prior consent of the Required Lenders (such consent not to be unreasonably withheld,~~

~~conditioned or delayed)) and (ii) the Specified Acquisition Agreement Representations shall be true and correct as of the Anglo American Acquisition Closing Date in all material respects (or, to the extent qualified as to materiality or “material adverse effect” therein, true and correct in all respects) (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, further, that, notwithstanding the foregoing, it is understood and agreed that (i) any determinations as to whether any Specified Acquisition Agreement Representations have been breached and whether as a result of any breach thereof the Borrower or its Affiliates have the right to terminate its obligations under the Anglo American Acquisition Agreements or to otherwise decline to close the Anglo American Acquisitions, (ii) the determination of whether the Anglo American Acquisitions have been consummated pursuant to the terms of the Anglo American Acquisition Agreements, (iii) any interpretation of “Material Adverse Change” (as defined in each Anglo American Acquisition Agreement) and any determination of whether a “Material Adverse Change” has occurred and (iv) all issues, claims and disputes concerning the construction, validity, interpretation and enforceability of the Anglo American Acquisition Agreements shall, in each case, be governed by and construed in accordance with English law (without giving effect to the conflicts-of-law principles thereof and pursuant to the applicable Anglo American Acquisition Agreement);~~

~~provided that the Anglo American Acquisitions shall only be consummated pursuant to Section 8.3(x) and no other provision of this Section 8.3.~~

8.4 Restricted Payments. Make any Restricted Payment, or agree to become or remain liable to make any Restricted Payment, except:

(a) Dividends or other distributions payable to a Loan Party;

(b) the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by Borrower with the net cash proceeds received from, or in exchange for, the substantially concurrent issuance of Qualified Equity Interests of the Borrower that are not used for another purpose;

(c) the Borrower or any of its Subsidiaries may purchase (i) Equity Interests in any Loan Party or options with respect thereto held by directors, officers or employees of the Borrower or any Subsidiary (or their estates or authorized representatives) in connection with (A) the death, disability or termination of employment of any such director, officer or employee or (B) any benefit or incentive plans to provide funds for the payment of any Tax or other amounts owing by such directors, officers or employees upon vesting of the Equity Interests or options provided under such plans; and (ii) Equity Interests in any Loan Party for future issuance under any employee stock plan; provided that (a) no Event of Default has occurred and is continuing at the time of such purchase and (b) for both clauses (i) and (ii), the aggregate cash consideration paid therefor in any twelve-month period shall not exceed $5,000,000 in the aggregate;

(d) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Indebtedness (i) with the net cash proceeds of, or in exchange for, Permitted Refinancing Indebtedness in respect of such Indebtedness or (ii) in exchange for, or out of the proceeds of, a substantially concurrent issue of Qualified Equity Interests of the Borrower that are not used for another purpose;

(e) the Borrower may make regularly scheduled payments of interest and principal in respect of any Junior Debt in accordance with the terms of such Indebtedness, as applicable, and only to the extent required by and subject to the subordination provisions contained therein and the terms of any applicable intercreditor agreement entered into for the benefit of the Secured Parties;

(f) so long as no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any of its Subsidiaries may make payments with respect to Restricted Payments within the meaning of clause (a) of the definition thereof in an aggregate amount not to exceed the greater of (I) $50,000,000 and (II) 1.0% of CNTA per fiscal year of the Borrower, with any unused amounts carried forward to the following years in an amount not to exceed the greater of (I) $100,000,000 and (II) 2.0% of CNTA in any such fiscal year;

(g) so long as no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments within the meaning of clause (b) of the definition thereof in an aggregate amount not to exceed the greater of (I) $~~25,000,000~~50,000,000 and (II) ~~0.5~~1.0% of CNTA per fiscal year of the Borrower, with any unused amounts carried forward to the following years in an amount not to exceed the greater of (I) $~~50,000,000~~100,000,000 and (II) ~~1.0~~2.0 % of CNTA in any such fiscal year;

(h) so long as no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments so long as after giving effect thereto (A) Liquidity is no less than $400,000,000 on a Pro Forma Basis after giving effect to any such Restricted Payment, (B) if such Restricted Payment is within the meaning of clause (b) of the definition of Restricted Payment, the Total Net Leverage Ratio is no greater than 1.50:1.00 after giving effect thereto and (C) if such Restricted Payment is within the meaning of clause (a) of the definition of Restricted Payment, the Total Net Leverage Ratio is no greater than 1.00:1.00 on a Pro Forma Basis after giving effect thereto;

(i) cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable for such director or employee upon such grant or award; and

(j) ~~to the extent constituting Restricted Payments, the Anglo Acquisition Deferred Payments.~~the Borrower may repurchase, redeem, acquire, cancel, retire or otherwise purchase for value (including by open market purchases, privately negotiated transactions, tender offers, exchange offers or any other customary repurchase, redemption or acquisition mechanics) the 2028 Convertible Notes that are outstanding on the Amendment No. 3 Effective Date and/or the 2031 Convertible Notes that are outstanding on the Amendment No. 3 Effective Date.

~~notwithstanding~~Notwithstanding the foregoing, if the Borrower declares a dividend or distribution that would be permitted to be payable pursuant to and in accordance with the foregoing clauses (a) through (i) at the time of such declaration (and the amount that would have been able to be so payable is deducted from the capacity under such clauses (a) through (i) upon and following such declaration), the Borrower can pay any such dividend or distribution within sixty (60) days after the date of declaration thereof.

8.5 Liquidations, Mergers, Consolidations. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to or in favor of any Person, except that, if no Event of Default exists or would immediately result therefrom:

(a) any Subsidiary may merge or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries; provided that (A) when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person and (B) when any Guarantor is merging with any other Subsidiary, the continuing or surviving Person shall be a Guarantor;

(b) the Borrower and any Subsidiary may merge or consolidate with any other Person in a transaction in which the Borrower or such Subsidiary, as applicable, is the surviving or continuing Person; provided that, the Borrower may not merge or consolidate with a Subsidiary unless the Borrower is the surviving or continuing Person; and

(c) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is not materially disadvantageous to the Lenders and the assets, if any, of any Subsidiary so liquidated or dissolved are transferred (x) to another Subsidiary or the Borrower or (y) to a Loan Party if such liquidated or dissolved Subsidiary is a Guarantor.

8.6 Dispositions of Assets or Subsidiaries. Make any Asset Disposition, except:

(a) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(b) any Asset Disposition of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is no longer useful in its business;

(c) any Asset Disposition of Receivables Assets in connection with a factoring facility in an aggregate outstanding principal amount not to exceed $25,000,000 at any time entered into by a Non-Guarantor Subsidiary undertaken consistent with past practice or in the ordinary course of business;

(d) any Asset Disposition of cash and Cash Equivalents pursuant to transactions otherwise permitted under this Agreement (including pursuant to Section 8.3 [Investments]) or otherwise in the ordinary course of business;

(e) any Asset Disposition of Receivables Assets pursuant to Permitted Securitization Programs;

(f) (A) the sale of defaulted receivables in the ordinary course of business and not as part of a Permitted Securitization Program and (B) Asset Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;

(g) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business or lapse or abandonment of intellectual property rights in the ordinary course of business that, in the reasonable judgment of the Borrower, is no longer useful in its business;

(h) Permitted Asset Swaps;

(i) (A) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests and (B) any lease, sublease or license of assets (with the Borrower or a Subsidiary as the lessor, sublessor or licensor) in the ordinary course of business;

(j) (i) Dispositions of condemned property as a result of the exercise of “eminent domain” or other similar policies or (ii) Dispositions of properties that have been subject to a casualty event or act of god;

(k) (i) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims in the ordinary course of business or (ii) any settlement, discount, write off, forgiveness or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Borrower or any Subsidiary or any of their successors or assigns;

(l) the unwinding or termination of any Hedging Obligations or Cash Management Obligations;

(m) to the extent constituting an Asset Disposition, the making of an Investment permitted pursuant to Section 8.3 [Loans and Investments];

(n) ~~(x) any Asset Disposition of minority interests in that certain mine held by the Borrower and its Subsidiaries immediately prior to the Amendment No. 1 Effective Date and identified to the Lenders in that certain lender presentation dated as of November 15, 2024 (the “Anglo LP”), (y) any Asset Disposition of minority interests in mines acquired pursuant to the Anglo American Acquisition and set forth in the Anglo LP and (z)~~ any other Asset Disposition for an aggregate fair market value of consideration received since the ~~Closing~~Amendment No. 3 Effective Date of not more than $500,000,000~~, in each case~~, so long as (i) no Potential Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Liquidity is not less than $400,000,000 after giving effect thereto, (iii) the consideration received for such Asset Disposition shall be in an amount at least equal to the fair market value thereof as reasonably determined by the Borrower in good faith and (iv) at least 75% of the consideration for such Asset Dispositions undertaken pursuant to this Section 8.6(n)~~(y)~~ shall be paid in cash or Cash Equivalents, provided that, for purposes of this clause (n), each of the following shall be deemed to be cash:

(i) any securities, notes, other obligations or assets received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(ii) any liabilities of the Borrower or any Subsidiary (other than subordinated liabilities) that are assumed by the transferee of any such assets and as a result of which the Borrower or such Subsidiary is released from further liability; and

(iii) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Disposition in an aggregate amount for all such Asset Dispositions under (n) and at any one time outstanding not exceeding $25,000,000;

(o) Dispositions of assets since the Amendment No. 3 Effective Date having a fair market value not exceeding $~~50,000,000~~100,000,000 in the aggregate for all such Dispositions;

(p) the unwinding or termination of any Hedging Obligations or Cash Management Obligations; and

(q) Dispositions between a Loan Party and a Non-Guarantor Subsidiary to the extent such Disposition would be permitted by Section 8.3(e)~~; and~~.

~~(r) the Disposition contemplated by that certain Option Deed, dated as of November 25, 2024, by and among Peabody SMC Pty Ltd, Peabody Australia Holdco Pty Ltd, PT Bukit Makmur Internasional and PT Delta Dunia Makmur Tbk (as in effect on the Amendment No. 1 Effective Date or as may be amended, restated, or otherwise modified so long as such amendment, restatement or modification is not adverse to the Lenders in any material respect) (such Disposition, the “Dawson Disposition”) in exchange for the redemption of Indebtedness referred to in Section 8.1(s) and Investments in Section 8.3(e)(y); provided that the consideration received for any Disposition pursuant to this Section 8.6(n) shall be solely in the form of cancellation or of Indebtedness in respect of the Dawson Loan Note Deed and any intercompany indebtedness incurred pursuant to Section 8.3(e)(y).~~

8.7 Affiliate Transactions. Enter into, renew or extend any transaction or arrangement, including, without limitation, any purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate of the Borrower or any Subsidiary (a “Related Party Transaction”) involving an aggregate consideration in excess of $25,000,000, unless the Related Party Transaction is (a) not prohibited by this Agreement and (b) on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Borrower) to the Borrower or any of the relevant Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower or such Subsidiary. Notwithstanding the foregoing, the foregoing restrictions shall not apply to the following:

(a) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrower or any of its Subsidiaries or to any Plan, Plan administrator or Plan trustee;

(b) loans and advances to directors, officers and employees to the extent permitted by Section 8.3 [Loans and Investments];

(c) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(d) payments to directors and officers of the Borrower and its Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organizational Documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable Laws;

(e) (i) intercompany Investments permitted pursuant to Sections 8.3(d) and 8.3(e) [Loans and Investments], (ii) intercompany Indebtedness permitted pursuant to Section 8.1(d) [Indebtedness] and (iii) Asset Dispositions not prohibited by Section 8.6(c), (e) or (f) [Dispositions of Assets or Subsidiaries];

(f) Restricted Payments within the meaning of clause (a) of the definition of Restricted Payments permitted by Section 8.4 [Restricted Payments];

(g) transactions arising under any contract, agreement, instrument or other arrangement in effect on the ~~Closing~~Amendment No. 3 Effective Date and set forth on Schedule 8.7, as amended, modified or replaced form time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Borrower and its Subsidiaries than those in effect on the ~~Closing~~Amendment No. 3 Effective Date;

(h) transactions between or among any (i) one or more Loan Parties and (ii) one or more Non-Guarantor Subsidiaries;

(i) transactions entered into in connection with any Permitted Securitization Program to the extent required to consummate such Permitted Securitization Program;

(j) transactions between or among the Borrower or any Subsidiary with a Person that is an Affiliate of the Borrower solely because of the ownership by the Borrower or any Subsidiary of Equity Interests in such Person (including the transaction pursuant to which the Borrower or any Subsidiary acquired such Equity Interests);

(k) payments to or from, and transactions with, any joint venture or similar arrangement (including, without limitation, any cash management activities relating thereto); provided that such arrangements are (A) with a Person that is, other than solely by reason of such joint venture or similar arrangement, an Affiliate of the Borrower or any Subsidiary and (B) on terms no less favorable to the Borrower and its Subsidiaries in any material respect, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered in by the Borrower and its Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand; and

(l) any lease or sublease of equipment to any Affiliate in the ordinary course of business consistent with past practice otherwise typical in the mining industry.

8.8 [Reserved].

8.9 Continuation of or Change in Business. Engage in any business other than substantially as conducted and operated by such Loan Party or Subsidiary, taken as a whole, as of the Closing Date and any Similar Business or any ancillary or complementary business thereto.

8.10 Fiscal Year. Change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or make any material change in its accounting treatment or reporting practices (except as required by GAAP) that would be materially disadvantageous to the Lenders.

8.11 Changes to Material Documents. Amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Equity Interests), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment would be materially adverse to the Lenders.

8.12 Minimum Interest Coverage Ratio. Commencing with the fiscal quarter ending March 31, 2024, permit the Interest Coverage Ratio of the Borrower and its Subsidiaries, calculated as of the end of each fiscal quarter, to be less than 3:00 to 1.00.

8.13 Maximum Total Net Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2024, permit the Total Net Leverage Ratio of the Borrower and its Subsidiaries, calculated as of the last day of each fiscal quarter, to exceed 2.25:1.00.

8.14 Maximum Priority Lien Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2024, permit the Priority Lien Leverage Ratio of the Borrower and its Subsidiaries calculated as of the last day of each fiscal quarter, to exceed 1.25:1.00.

8.15 Limitation on Negative Pledges and Restrictive Agreements. Enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make dividends or distribution to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired (except, in the case of clause (a)(v) only, for any document or instrument governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), customary provisions restricting assignment of any licensing agreement (in which a Loan Party ~~or its Subsidiaries are~~is the licensee) with respect to a contract entered into by a Loan Party ~~or its Subsidiaries~~ in the ordinary course of business and customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party ~~and its Subsidiaries~~) or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations; provided, however, that the foregoing clause shall not apply to contractual obligations which:

(a) arise in connection with any Disposition permitted by Section 8.6 solely with respect to the assets that are the subject of such Disposition;

(b) are customary provisions in joint venture agreements and other similar agreements applicable ~~solely~~ to such joint venture ~~or~~, the Equity Interests therein and any assets, properties or Equity Interests contributed to, held by, or relating to such joint venture;

(c) are customary restrictions on leases, subleases, licenses or sale agreements otherwise permitted hereby, so long as such restrictions relate to the assets subject thereto;

(d) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries;

(e) are customary limitations (including financial statements) existing under or by reason of leases entered into in the ordinary course of business;

(f) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(g) are customary provisions restricting assignment of any agreements;

(h) are restrictions imposed by any agreement relating to any Permitted Securitization Program to the extent such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Securitization Program;

(i) are customary restrictions and conditions contained in the document relating to any Permitted Lien, so long as such restrictions and conditions relate only to the specific assets subject to such Permitted Lien;

(j) are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.1 [Indebtedness] or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Loan Documents as determined by the Borrower in good faith and do not restrict Liens on the Collateral to secure the Obligations;

(k) are imposed by requirements of Law;

(l) are customary restrictions and conditions contained in any document governing a Permitted Acquisition, so long as such restrictions and conditions relate only to the assets and/or Equity Interests that are being acquired in such Permitted Acquisition;

(~~i~~m) are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contractual obligations referred to in clauses (a) through (~~h~~l) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially ~~less favorable~~more restrictive to the Loan ~~Party~~Parties, taken as a whole, with respect to such limitations than those applicable to such contractual obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

~~(j) arise under any escrow arrangements and that relate only to Liens referred to in clause (dd) of the definition of Permitted Liens;~~

~~(k) arise under any document governing Indebtedness pursuant to Section 8.1(u), Section 8.1(v) or Section 8.1(w); provided that, other than pursuant to any Indebtedness incurred pursuant to Section 8.1(u) during the first 364 days following the funding thereof, any such contractual obligations permitted pursuant to this Section 8.15(k) shall not be more restrictive in any material respect, taken as a whole, than the obligations contained in the Loan Documents; or~~

(~~l~~n) arise under one or more of the Australian Surety Bond Documents; provided that (a) no Australian Surety Bond Document shall encumber or restrict the activities, actions, businesses or assets of any Loan Party or any Non-Australian Subsidiary or any Collateral and (b) the restrictions under any Australian Surety Bond Document on the ability of any Australian Subsidiary to make dividends or distributions to, loans or advances to, Dispositions to, or Investments in, any Loan Party or any Non-Australian Subsidiary shall be limited to (A) pro forma compliance with a tangible net worth or similar financial test under the Australian Surety Bond Facility Agreement and (B) no event of default or change of control with respect to an obligor subsisting under an Australian Surety Bond Facility.

8.16 [Reserved].

8.17 ~~Anti-Corruption Laws; Anti-Money Laundering Laws~~Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws. Each Loan Party hereby covenants and agrees that such Loan Party and its Subsidiaries will not: (a) become a Sanctioned Person ~~or allow any employees, officers, directors, affiliates, consultants, brokers, or agents~~, and will not allow any of its or their directors or officers, or to such Loan Party’s knowledge, any of its agents or affiliates acting on its behalf in connection with this Agreement, to become a Sanctioned Person; (b) directly, or knowingly indirectly, through a third party or otherwise, provide, use, or make available the proceeds of any Loan hereunder (i) to fund or facilitate any activities or business of, with, or for the benefit of any ~~Person that, to the knowledge of such Loan Party or its Subsidiary at the time of such funding or facilitation, is a~~ Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, or (iii) to act in any manner in violation of, or that would result in a violation by any ~~Lender or the Administrative Agent of Anti-Corruption Law~~Person of, any International Trade Laws, Sanctions, Anti-Money Laundering Laws~~, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law.~~ or Anti-Corruption Laws; (c) in the execution, delivery or performance of this Agreement, or any activities, transactions, services, or any collateral or security interest contemplated by this Agreement, violate

Sanctions; (d) directly or indirectly, repay in whole or in part any Loan hereunder with proceeds derived from investments in or transactions with any Sanctioned Jurisdiction or Sanctioned Person or otherwise in violation of Sanctions; or (e) do business in or with, or derive any of its income, directly or indirectly, from any Sanctioned Person in violation of Sanctions or any Sanctioned Jurisdiction.

8.18 ~~Use of Proceeds~~[Reserved]. ~~The Borrower will not, and will not permit any of its Subsidiaries and its or their respective directors, officers, employees and agents to use the proceeds of any borrowing or to use any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Jurisdiction to the extent such activities, businesses or transaction would be prohibited for a Sanctioned Person.~~

8.19 Speculative Transactions. Enter into any Hedging Obligations, other than such Hedging Obligations for non-speculative purposes.

8.20 Sale and Leasebacks The Borrower will not, and will not permit any of its Subsidiaries to become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), to the extent involving the sale of assets with a fair market value in excess of $50,000,000 in the aggregate and (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.

ARTICLE 9

DEFAULT

9.1 Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a) Payments Under Loan Documents. The Borrower or any other Loan Party shall fail to pay, when and as required to be paid herein, (i) any principal of any Loan (including mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or (ii) within five days after the same becomes due, any interest or any fee or other amount (other than, in each case, any amount referred to in subclause (i) of this clause (a)) owing hereunder or under the other Loan Documents; or

(b) Representations and Warranties. Any representation or warranty made or deemed made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in (A) any material respect and (B) if such representation or warranty was qualified by materiality or reference to the absence of a Material Adverse Effect, any respect, in each case as of the time it was made, deemed made or furnished; or

(c) Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1 [Preservation of Existence, etc.] (as to the Borrower only), Section 7.10 [~~Anti-Corruption Laws; Anti-Money Laundering Laws and~~Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws], Section 7.12(a) [Reporting Requirements], Section 7.12(b) [Reporting Requirements], Section 7.13(b) [Certificates; Notices; Additional Information], Section 7.15 [Post-Closing Obligations] or Article 8 [Negative Covenants]; or

(d) Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision of any Loan Document and such default shall continue unremedied for a period of thirty (30) Business Days following the earlier of (i) written notice of such default or (ii) any Loan Party’s knowledge of such default; or

(e) Defaults in Other Agreements or Indebtedness. A breach, default or event of default shall occur at any time under the terms of any one or more other agreements involving borrowed money or the extension of credit or any other Indebtedness ~~(other than the Anglo Acquisition Deferred Payments) or~~or Guarantee under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in an aggregate principal amount in excess of $75,000,000 and such breach, default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Final Judgments or Orders. Any final unappealable judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, and with respect to which either (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(g) Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby or any security interest and Lien purported to be created by any Collateral Document shall cease to be in full force and effect (or cease to be a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Collateral Document)) in favor of the Administrative Agent, or shall be asserted by any Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Collateral covered thereby; or

(h) Uninsured Losses; Proceedings Against Assets. Collateral with a fair market value in excess of $75,000,000 or any other of the Loan Parties’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such outcome within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter; or

(i) Events Relating to Pension Plans and Multiemployer Plans. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of the Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $75,000,000 or (ii) the Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any member of the ERISA Group under Title IV of ERISA in an aggregate amount in excess of $75,000,000; or

(j) Change of Control. A Change of Control shall occur; or

(k) Relief Proceedings; Solvency; Attachment. Either (i) a Relief Proceeding shall have been instituted against any Loan Party or Subsidiary (other than an Immaterial Subsidiary) of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary (other than an Immaterial Subsidiary) of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of any Loan Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

9.2 Consequences of Event of Default.

(a) Generally. If any Event of Default specified under Section 9.1 [Events of Default] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lenders shall be under no obligation to issue, extend, increase or amend Letters of Credit and the Administrative Agent may, and upon the written request of the Required Lenders shall, take any or all of the following actions:

(i) upon written notice to the Borrower, declare the commitment of each Lender to make Loans and any obligation of each Issuing Lender to issue, increase, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) upon written notice to the Borrower, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(iv) exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lenders to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.5 [Sharing of Payments by Lenders], after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, such Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates and participants under this Section 9.2 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates and participants may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(c) Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 9.2 for the benefit of all the Lenders and the Issuing Lenders and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lenders or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.2(b) [Set-Off] (subject to the terms of Section 4.5 [Sharing of Payments by Lenders]), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 4.5 [Sharing of Payments by Lenders], any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.3 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 9.2 [Enforcement of Rights and Remedies] (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 9.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Sections 2.9 [Defaulting Lenders] and 9.2(a)(iii) [Generally]) be applied as follows:

(a) First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacity as such and the Swingline Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations and Ordinary Course Hedge Payments (including any accrued interest thereon), ratably among the Lenders ~~and~~, the Issuing Lenders and the applicable Hedge Banks in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations ~~and~~, Hedge Termination Value and any other payment obligations then owing under Secured Hedging Obligations and Cash Management Obligations, ratably among the Lenders, the Issuing Lenders, and the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fourth held by them;

(e) Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

Notwithstanding anything to the contrary in this Section 9.3, no Secured Hedging Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Secured Hedging Obligations would constitute Excluded Hedging Obligations; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Secured Hedging Obligations to preserve the allocation to Obligations otherwise specified above in this Section 9.3.

In addition, notwithstanding the foregoing, Obligations arising under Secured Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be; provided that, if the Administrative Agent is a Cash Management Bank or a Hedge Bank, such written notice and additional supporting documentation shall not be required. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders and Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications; Amendments or Waivers] and 9.2 [Consequences of Event of Default]), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, (v) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or the value or the sufficiency of any Collateral, any other Loan Document or any other agreement, instrument or document, or (vi) the satisfaction of any condition specified in Article 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.3 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or an Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

10.9 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter, dated as of November 20, 2023 (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8(b) [Letter of Credit Fees] and 11.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3 [Expenses; Indemnity; Damage Waiver].

10.11 Collateral and Guaranty Matters.

(a) Each of the Secured Parties ~~irrevocably authorizes the Administrative Agent, at its option and in its discretion,~~acknowledges that,

(i) ~~to subordinate or release~~ any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (x) upon the Facility Termination Date, (y)  ~~that~~if such property is sold, otherwise ~~Disposed~~disposed of or transferred or to be sold, otherwise ~~Disposed~~disposed of or transferred as part of or in connection with any sale, other Disposition or transaction permitted under the Loan Documents (to a Person that is not a Loan Party), or (z) subject to Section 11.1 [Modifications; Amendment or Waivers], if approved, authorized or ratified in writing by the Required Lenders (or in the case Section 11.1(c) or 11.1(e) is applicable, all Lenders (other than Defaulting Lenders)); and

(ii) ~~to release~~ any Guarantor shall be automatically released from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary or otherwise ceases to be required to provide a Guaranty hereunder (except, for the avoidance of doubt, as otherwise set forth in the definition of “Excluded Subsidiary”), in each case, as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders (or, in the case of the parenthetical to clause (a)(z) above, all Lenders (other than Defaulting Lenders)) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.11.

In connection with any subordination or release pursuant to this Section 10.11, the Administrative Agent shall (and is hereby authorized by each Secured Party to) execute and deliver to any Loan Party, at such Loan Party’s expense and without recourse or warranty to or by the Administrative Agent or any other Secured Party, all documents that such Loan Party shall reasonably request to evidence such subordination or release.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.12 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other any Anti-Corruption Law, any Anti-Money Laundering Law or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.13 Secured Hedging Obligations and Cash Management Obligations. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.3 [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedging Obligations or Cash Management Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

10.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.15 Erroneous Payments. (a) If the Administrative Agent notifies a Lender, an Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, an Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) in writing that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clause (x) or clause (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.15(b).

(c) Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or

Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

10.16 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 4.9 and without limiting or expanding the obligation of any Loan party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the

Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or from any other source against any amount due the Administrative Agent under this Section 10.16. The agreements in this Section 10.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term Lender for purposes of this Section 10.16 shall include any Issuing Lender and any Swingline Loan Lender.

ARTICLE 11

MISCELLANEOUS

11.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 2.10 [Incremental Loans]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

(a) Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, default or Event of Default shall, in and of itself, constitute an increase in any Revolving Credit Commitment of any Lender;

(b) Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, amend the definition of the term Expiration Date (or any defined term used in such definition, to the extent of such usage in such definition) in a manner that would make such date later or become later upon the occurrence of one or more circumstances or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan prior to the Expiration Date), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of delaying or waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby; provided that any amendment or modification of defined terms used in the financial covenants specified in Sections 8.12, 8.13 and 8.14 shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b);

(c) Release of Collateral or Guarantors. Except for Dispositions permitted by Section 8.5 [Liquidations, Mergers, Consolidations] or Section 8.6 [Dispositions of Assets or Subsidiaries], in each case as in effect on the ~~Closing~~Amendment No. 3 Effective Date, release all or substantially all of the Collateral or release all or substantially all the value of the Guarantors taken as a whole from their Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders);

(d) Miscellaneous. Amend Section 4.4 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions], Section 4.5 [Sharing of Payments by Lenders], Section 9.3 [Application of Proceeds] or this Section 11.1 (or any defined term used in any such Section, to the extent of such usage in such Section), alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of “Required Lenders”, in each case without the consent of all of the Lenders; or

(e) Subordination. Effectuate the subordination of (A) any Liens securing any of the Obligations on any Collateral to Liens on such Collateral securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations, in each case without the consent of all Lenders (other than Defaulting Lenders);

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, any Issuing Lender, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, such Issuing Lender or the Swingline Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through (e) above, there is a Non-Consenting Lender, then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.13 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Expiration Date with respect to the Revolving Credit Commitments of Lenders that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided, that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), (b) without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any (x) amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement ~~and~~, (c) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Revolving Credit Commitments, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitments, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(A) and Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(A) and Schedule 1.1(B), as the case may be, shall replace the old Schedule 1.1(A) and Schedule 1.1(B) and become part of this Agreement; provided, that the Administrative Agent will promptly provide the Borrower with a copy of any such updated schedules~~.~~, and (d) with the consent of the Borrower, the Administrative Agent may amend or amend and restate this Agreement and the other Loan Documents without the consent of any Lender, if (i) upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), (ii) the Commitments of such Lender shall have terminated, (iii) such Lender shall have no other commitment or other obligation hereunder, and (iv) such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

11.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

11.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including reasonable fees and reasonable and documented expenses of a single outside legal counsel and one outside Australian counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arranger, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (limited, in the case of any fees and expenses of legal counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single outside legal counsel for all Indemnitees, taken as a whole, and if reasonably necessary, a single outside local counsel for all Indemnitees, taken as a whole, in each relevant material jurisdiction, and solely in the case of an actual or perceived conflict of interest, one additional outside counsel to each group of affected Indemnitees, similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other

Loan Party, or any affiliate of any such party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) arise solely from a proceeding that does not involve or arise from an act or omission by the Borrower or any of its Subsidiaries or Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than, in the case of this clause (y), any claims against the Administrative Agent (or sub-agent thereof) or any Lead Arranger, in each case in its capacity or in fulfilling its role as such). This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 11.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and hereby waives, any claim against the Borrower or any of its Subsidiaries or Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this sentence in no way shall affect or reduce any indemnification obligation of the Borrower pursuant to clause (b) of this Section 11.3. No Indemnitee referred to in Section 11.3(a) [Costs and Expenses] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section 11.3 shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Each party’s obligations under this Section 11.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise set forth herein) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or any other Loan Party, to it at 701 Market Street, St. Louis, Missouri 63101, Attention: Brian Cropper (Email: bcropper@peabody.com); with a copy to Jones Day, 901 Lakeside Ave. E, Cleveland, Ohio 44114, Attention: Rachel Rawson (Email: rlrawson@jonesday.com);

(ii) if to the Administrative Agent, to PNC Bank, National Association, PNC Firstside Center, 500 First Avenue, 4th Floor, Pittsburgh, PA, 15219, Attention: PNC Agency Services;

(iii) if to PNC Bank, National Association in its capacity as an Issuing Lender or Swingline Loan Lender, to it at PNC Bank, National Association, PNC Firstside Center, 500 First Avenue, 4th Floor, Pittsburgh, PA, 15219, Attention: PNC Agency Services, and if to any other Issuing Lender, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Lender hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 [Revolving Credit and Swingline Loan Facilities] if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent any direct actual damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of any Agent Party; provided that, in no event shall any Agent Party have any liability for any indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section 11.5, including through the Platform.

11.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section 11.6, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or the Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Section 4 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

11.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 11.8, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 11.8, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 11.8 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 11.8 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (i)(1) of this Section 11.8, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default specified in Section 9.1(a), Section 9.1(j) or Section 9.1(k) [Default] has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section 11.8 and, in addition:

(1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default specified in Section 9.1(a), Section 9.1(j) or Section 9.1(k) [Default] has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments; and

(3) the consent of the applicable Issuing Lender and the Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4 [Rate Unascertainable; Etc.], 4.8 [Increased Costs], and 11.3 [Expenses; Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.8.

(ix) Each assignment of the Revolving Credit Commitments of any Class by any Revolving Lender pursuant to this Section 11.8 shall automatically constitute and be deemed an assignment of its Issuing Lender L/C Sublimit to the assignee with respect to such Revolving Credit Commitments of such Class. If an Issuing Lender (or its Affiliate that is the Revolving Lender) assigns all of its Revolving Credit Commitments, such Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender with respect to all Letters of Credit issued by it that remain outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Participation Advances pursuant to Section 2.8(c) [Disbursements, Reimbursement], but shall not have any obligation to renew, extend, amend or increase any such Letter of Credit or issue any other Letter of Credit.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1(a) [Increase of Commitment], 11.1(b) [Extension of Payment, Etc.], or 11.1(c) [Release of Collateral or Guarantor] that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 [Rate Unascertainable, Etc.], 4.8 [Increased Costs], 4.9 [Taxes] and 4.10 [Indemnity] (subject to the requirements and limitations therein, including the requirements under Section 4.9(f) [Status of Lenders] (it being understood that the documentation required under Section 4.9(f) [Status of Lenders] shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the provisions of Section 4.13 [Replacement of a Lender] as if it were an assignee under to paragraph (b) of this Section 11.8; and (B) shall not be entitled to receive any greater payment under Sections 4.8 [Increased Costs] or 4.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.13 [Replacement of a Lender] with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(b) [Set-off] as though it were a Lender; provided that such Participant shall be subject to Section 4.5 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c)

of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g) Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

11.9 Confidentiality.

(a) General. Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process or for purposes of establishing a “due diligence” defense; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.9, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Credit Facility, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.9, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the Closing Date, size, type, purpose of, and parties to, the Revolving Credit Facility.

For purposes of this Section 11.9, “Information” means all information received from the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Documents relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the ~~date hereof~~Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 11.9 shall prohibit any person from voluntarily disclosing or providing any information regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.9 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

(b) Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 11.9(a) [General].

11.10 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 6 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the State of New York. ~~Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590), as determined by the Issuing Lenders, and each commercial Letter of Credit shall state therein that it is subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.~~

The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the venue of the state or federal courts located in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 11.11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.5 [Notices; Effectiveness; Electronic Communication]. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12 Mutual Negotiations. This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

11.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion powers of the applicable Resolution Authority.

11.14 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a Guarantee or otherwise, for Secured Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.16 Junior Lien Intercreditor ~~Agreements~~Agreement . Each of the Lenders and Issuing Lenders hereby authorize the Administrative Agent, upon request of the Borrower, to enter into a Junior Lien Intercreditor Agreement in connection with the incurrence of Junior Secured Debt pursuant to Section 8.1(k) [Indebtedness] by this Agreement~~, and the Super Priority Intercreditor Agreement in connection with the incurrence of Indebtedness pursuant to Section 8.1(u) or Section 8.1(v)~~. If requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of Borrower that the incurrence of such Junior Secured Debt, ~~Indebtedness pursuant to Section 8.1(u) or Section 8.1(v),~~ as the case may be, and the Liens securing such Junior Secured Debt, ~~Indebtedness pursuant to Section 8.1(u) or Section 8.1(v),~~ as the case may be, are permitted by this Agreement.

11.17 No Fiduciary Duty. . Each of the Lenders and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

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